Exhibit 99.1

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Introduction.

Morgan Stanley (the “Company”) is a global financial services firm that maintains leading market positions in each of its business segments—Institutional Securities, Retail Brokerage, Asset Management and Discover. The Company’s Institutional Securities business includes securities underwriting and distribution; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; principal investing and real estate investment management; providing benchmark indices and risk management analytics; and research. The Company’s Retail Brokerage business provides comprehensive brokerage, investment and financial services designed to accommodate individual investment goals and risk profiles. The Company’s Asset Management business provides global asset management products and services for individual and institutional investors through three principal distribution channels: a proprietary channel consisting of the Company’s representatives; a non-proprietary channel consisting of third-party broker-dealers, banks, financial planners and other intermediaries; and the Company’s institutional channel. The Company’s Discover business offers Discover®-branded cards and other consumer finance products and services, and includes the operation of Discover Network, a network of merchant and cash access locations primarily in the U.S. Morgan Stanley-branded credit cards and personal loan products that are offered in the U.K. are also included in the Discover business segment. The Company provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.

The Company’s results of operations for the 12 months ended November 30, 2004 (“fiscal 2004”), November 30, 2003 (“fiscal 2003”) and November 30, 2002 (“fiscal 2002”) are discussed below.

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Results of Operations.

Executive Summary.

Financial Information.

	Fiscal Year
	2004	2003(1)	2002(1)
Net revenues (dollars in millions):
Institutional Securities	$13,113	$11,301	$9,156
Retail Brokerage	4,615	4,242	4,268
Asset Management	2,738	2,276	2,506
Discover	3,533	3,303	3,471
Intersegment Eliminations	(291)	(305)	(327)

Consolidated net revenues	$23,708	$20,817	$19,074

Income before taxes(2) (dollars in millions):
Institutional Securities	$4,281	$4,066	$2,812
Retail Brokerage	371	464	120
Asset Management	827	482	656
Discover	1,221	1,027	1,142
Intersegment Eliminations	118	121	129

Consolidated income before taxes	$6,818	$6,160	$4,859

Consolidated net income (dollars in millions)	$4,486	$3,787	$2,988

Basic earnings per common share:
Income from continuing operations	$4.25	$3.74	$2.84
Loss from discontinued operations	(0.10)	(0.22)	(0.08)

Basic earnings per common share	$4.15	$3.52	$2.76

Diluted earnings per common share:
Income from continuing operations	$4.15	$3.66	$2.76
Loss from discontinued operations	(0.09)	(0.21)	(0.07)

Diluted earnings per common share	$4.06	$3.45	$2.69

Statistical Data.

Book value per common share(3)	$25.95	$22.93	$20.24

Return on average common equity	16.8%	16.5%	14.1%

Effective income tax rate	28.5%	29.0%	34.4%

Consolidated assets under management or supervision (dollars in billions):
Equity	$251	$207	$172
Fixed income	130	123	127
Money market	87	64	66
Other(4)	79	68	55

Total(5)	$547	$462	$420

Worldwide employees	53,284	51,196	55,726

Statistical Data (Continued).	Fiscal Year
	2004	2003(1)	2002(1)
Institutional Securities:
Mergers and acquisitions completed transactions (dollars in billions)(6):
Global market volume	$353.0	$207.8	$347.8
Market share	25.4%	19.2%	28.3%
Rank	2	3	2
Mergers and acquisitions announced transactions (dollars in billions)(6):
Global market volume	$385.1	$241.9	$193.6
Market share	21.7%	20.0%	18.3%
Rank	4	2	3
Global equity and equity-linked issues (dollars in billions)(6):
Global market volume	$54.3	$39.6	$25.2
Market share	10.7%	10.2%	7.9%
Rank	1	3	4
Global debt issues (dollars in billions)(6):
Global market volume	$359.5	$367.0	$270.2
Market share	6.9%	7.4%	6.9%
Rank	2	3	5
Pre-tax profit margin(7)	32%	35%	30%

Retail Brokerage:
Global representatives	10,962	11,086	12,546
Total client assets (dollars in billions)	$602	$565	$516
Fee-based assets as a percentage of total client assets	26%	23%	21%
Pre-tax profit margin(7)	8%	11%	3%

Asset Management:
Assets under management or supervision (dollars in billions)	$424	$357	$337
Percent of fund assets in top half of Lipper rankings(8)	71%	57%	62%
Pre-tax profit margin(7)	30%	21%	26%
Pre-tax profit margin(7) (excluding private equity)	26%	22%	28%

Discover (dollars in millions, unless otherwise noted)(9):
Period-end credit card loans—Owned	$19,724	$18,930	$22,153
Period-end credit card loans—Managed	$48,261	$48,358	$51,143
Average credit card loans—Owned	$17,608	$19,531	$20,659
Average credit card loans—Managed	$47,387	$50,864	$49,835
Net principal charge-off rate—Owned	5.53%	6.05%	6.06%
Net principal charge-off rate—Managed	6.00%	6.60%	6.19%
Transaction volume (dollars in billions)	$99.6	$97.9	$97.3
Pre-tax profit margin(7)	35%	31%	33%

(1)	Certain prior-period information has been reclassified to conform to the current year’s presentation.
(2)	Amounts represent income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations (see “Discontinued Operations” herein).
(3)	Book value per common share equals shareholders’ equity of $28,206 million at November 30, 2004, $24,867 million at November 30, 2003 and $21,885 million at November 30, 2002, divided by common shares outstanding of 1,087 million at November 30, 2004, 1,085 million at November 30, 2003 and 1,081 million at November 30, 2002.
(4)	Amounts include alternative investment vehicles.
(5)	Revenues and expenses associated with these assets are included in the Company’s Asset Management, Retail Brokerage and Institutional Securities segments.
(6)	Source: Thomson Financial, data as of January 7, 2005—The data for fiscal 2004, fiscal 2003 and fiscal 2002 are for the periods from January 1 to December 31, 2004, January 1 to December 31, 2003 and January 1 to December 31, 2002, respectively, as Thomson Financial presents these data on a calendar-year basis.
(7)	Percentages represent income before taxes and discontinued operations, excluding losses from unconsolidated investees, as a percentage of net revenues.
(8)	Source: Lipper, one-year performance as of November 30, 2004, November 30, 2003 and November 30, 2002, respectively.
(9)	Managed data include owned and securitized credit card loans. For an explanation of managed data and a reconciliation of credit card loan and asset quality data, see “Discover—Managed General Purpose Credit Card Loan Data” herein.

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Fiscal 2004 Performance.

Company Results.  The Company recorded net income of $4,486 million and diluted earnings per share of $4.06 in fiscal 2004, both 18% increases from the prior year. Net revenues (total revenues less interest expense and the provision for loan losses) rose 14% to $23.7 billion in fiscal 2004, and the return on average common equity was 16.8% compared with 16.5% in the prior year.

The Company’s net loss from discontinued operations was $103 million in fiscal 2004 as compared with a net loss of $233 million in fiscal 2003 (see “Discontinued Operations” herein).

Non-interest expenses of $16.9 billion increased 15% from the prior year, primarily due to higher compensation expense and professional services expense associated with increased business activity and additional legal and regulatory costs. Compensation and benefits expense in fiscal 2004 reflected an additional year of amortization of equity-based awards (see “Equity-Based Compensation Program” herein).

The Company’s effective tax rate was 28.5% in fiscal 2004 compared with 29.0% in fiscal 2003. The decrease reflected higher domestic tax credits and certain miscellaneous items, partially offset by higher tax rates applicable to non-U.S. earnings (see Note 16 to the consolidated financial statements).

At fiscal year-end, the Company had 53,284 employees worldwide, an increase of 4% from the prior year, reflecting the recovering global economy, increased business activity, and additional personnel associated with increased regulatory and compliance efforts that existed in fiscal 2004.

Subsequent to fiscal year-end, the Company’s Board of Directors declared a $0.27 quarterly dividend per common share, an 8% increase from the $0.25 per common share declared the previous quarter.

Institutional Securities.  The Company’s Institutional Securities business recorded income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations of $4.3 billion, a 5% increase from a year ago. Net revenues rose 16% to $13.1 billion, driven by record revenues in fixed income and significant increases in advisory fees and equity underwriting revenues. Non-interest expenses rose 22% to $8.8 billion, reflecting higher incentive-based compensation costs, professional services and other expense categories associated with increased business activity.

Advisory revenues rose 75% from last year to $1.2 billion, reflecting a significant increase in the Company’s market share in completed merger and acquisition transactions from 19% to 25% and a 29% increase in industry-wide completed merger and acquisition activity (according to Thomson Financial). Underwriting revenues rose 29% from last year to $1.9 billion with equity, high-yield and securitized products driving the increase in revenues. Equity underwriting revenues rose 55% compared with the prior year.

Fixed income sales and trading revenues were $5.7 billion, up 3% from a record performance in the prior year. The increase was driven by a record year in commodities and improved results in credit products. Commodities benefited from tight oil supplies, growing demand and global political instability that drove energy prices and volatilities higher. Credit products benefited from increased customer flows and favorable trading conditions. Revenues from interest rate and currency products declined slightly from last year’s record revenues, primarily due to lower revenues from cash and derivative products. Equity sales and trading revenues rose 13% from last year to $4.1 billion. Prime brokerage had a record year driven by robust growth in client asset balances. Revenues from equity cash products increased, reflecting higher market volumes, while revenues from equity derivatives increased modestly despite continued low levels of volatility.

Retail Brokerage.  Retail Brokerage recorded pre-tax income of $371 million, down 20% from the prior year, largely driven by higher non-interest expenses. In the fourth quarter of fiscal 2004, the Company changed its method of accounting to recognize certain asset management and account fees and related expenses over the relevant contract period as compared with when billed. This change decreased net revenues by $107 million, non-interest expenses by $27 million and pre-tax income by $80 million for both the full year and quarterly results (see “Asset Management and Account Fees” herein).

Net revenues for fiscal 2004 were $4.6 billion, a 9% increase over a year ago, reflecting higher asset management, distribution and administration fees driven primarily by an increase in client assets in fee-based accounts. Commission revenues also increased from the prior year due to higher equity market volumes. Total non-interest expenses were $4.2 billion, a 12% increase from a year ago. The increase was driven by higher compensation expense and higher professional services expense, including sub-advisory, consulting and legal costs. Total client assets increased to $602 billion, up 7% from the prior fiscal year-end. In addition, client assets in fee-based accounts increased 21% from the prior fiscal year-end to $157 billion and increased as a percentage of total client assets to 26% from 23% a year ago. At fiscal year-end, the number of global representatives was 10,962, a decline of 124 over the past year.

Asset Management.  Asset Management recorded pre-tax income of $827 million, a 72% increase from last year. The increase reflected a 20% increase in net revenues to $2.7 billion driven by an increase in asset management fees and higher investment gains. Non-interest expenses increased 7% from the prior year to $1.9 billion, largely due to higher compensation expense and an increase in professional services expense driven by higher consulting, sub-advisory and legal costs. Assets under management at fiscal year-end were $424 billion, up $67 billion, or 19% from a year ago as a result of both market appreciation and positive net flows. At fiscal year-end, the percentage of the Company’s fund assets performing in the top half of the Lipper rankings was 71% over one year, 75% over three years and 73% over five years. Performance for the one- and three-year time periods was significantly better than a year ago. Principal transaction investment gains for the year were $248 million, a $229 million increase from a year ago, with the largest gains associated with the Company’s holdings in Vanguard Health Systems, Inc. and Ping An Insurance (Group) Company of China, Ltd.

Discover.  Discover pre-tax income was a record $1,221 million, an increase of 19% from last year. The increase in earnings on a managed basis was driven by a decline in the provision for loan losses, reflecting improved credit quality, which more than offset lower net interest income and merchant and cardmember fees. Non-interest expenses were relatively flat from the prior year as higher marketing expenses were offset by lower compensation costs. The managed credit card net charge-off rate decreased 60 basis points from a year ago to 6.00%, benefiting from the effect of the Company’s credit quality and collection initiatives and an industry-wide improvement in credit quality. The managed over 30-day delinquency rate decreased 142 basis points to 4.55% from a year ago, and the managed over 90-day delinquency rate was 64 basis points lower than a year ago at 2.18%. Managed credit card loans were $48.3 billion at year-end, virtually unchanged from a year ago. On a managed basis, net interest income fell $238 million from a year ago to $4.4 billion, reflecting lower average credit card loan balances, partially offset by an increase in the interest rate spread. Merchant and cardmember fees decreased $137 million on a managed basis, largely as a result of lower late and overlimit fees.

Fiscal 2005 Performance Priorities.    One of the performance priorities of the Company in fiscal 2005 is to regain a premium return on equity as compared with its competitors by focusing on areas of business with strong potential for growth and leveraging the strengths and capabilities of the Company’s business segments. Each of the Company’s businesses segments will also focus on key initiatives in fiscal 2005.

Institutional Securities will continue to focus on enhancing client relationships, maintaining or improving market share and increasing profitability through investing in growth markets and improving capital and risk efficiency.

Retail Brokerage will focus on generating revenue growth and gathering assets. One of the group’s top priorities is margin improvement over the next two years.

Asset Management’s primary objective will be to improve operating leverage through revenue growth. Asset Management will focus on building key growth areas where it is currently underrepresented, including separately managed accounts, multi-discipline accounts and alternative investment products; capturing more flows, primarily as a result of improved fund performance and standings; and continuing to concentrate assets under the best performing managers. In fiscal 2005, Asset Management may experience slower growth in fee revenues due to fee reductions across certain products and because a large percentage of product sales in fiscal 2004 were in

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institutional fixed income and liquidity fund products, which generally generate lower fees than equity products. In addition, lower principal investment gains are expected going forward as the Company reduces its private equity business.

Discover will continue to focus on growing both profitability and customer receivable balances and creating a competitive advantage with its proprietary network. The Company believes there is potential to capitalize on the recent U.S. Supreme Court decision, rejecting an appeal by Visa and MasterCard in U.S. v. Visa/MasterCard, which allows financial institutions to issue credit and debit cards on the Discover Network. In January 2005, the Company announced that it had signed its first third-party issuance with GE Consumer Finance to issue the Wal-Mart Discover card on the Discover Network. In addition, the Company believes that its acquisition of PULSE EFT Association, Inc. (“PULSE®”), which was completed in January 2005, will result in a leading electronic payments company offering a full range of products and services for financial institutions, consumers and merchants.

Global Market and Economic Conditions in Fiscal 2004.

Global economic growth was generally favorable for most of fiscal 2004, particularly driven by the U.S. and China. The level of activity in the global capital markets was also higher than in fiscal 2003. Significant investor uncertainty, however, persisted throughout the fiscal year due to concerns about the pace of economic growth, inflationary pressures, higher oil prices and higher levels of geopolitical risk. At the end of fiscal 2004, most global financial markets rallied in response to positive economic developments, primarily in the U.S.

In the first half of fiscal 2004, the U.S. economy benefited from accommodative fiscal and monetary policies, supported by productivity gains. Corporate earnings were generally strong, and consumer confidence rose as the U.S. labor market strengthened due to job creation and a decline in unemployment. The second half of fiscal 2004 began with a mid-year slowdown due, in part, to soaring energy prices, the expected pace of inflation and cautious business investment before regaining momentum at the end of fiscal 2004. Major equity market indices had a mixed year, declining mid-year due to higher energy prices, concern over continued turmoil in Iraq and global geopolitical tension, which depressed market sentiment and activity. The equity markets rallied at the end of the year due to positive economic developments, a positive earnings outlook and the resolution of the U.S. presidential election. During fiscal 2004, the unemployment rate declined to 5.4%, its lowest level since September 2001. In response to indications of inflationary pressures, the Federal Reserve Board (the “Fed”) raised both the overnight lending rate and the discount rate on four separate occasions by an aggregate of 1.00% during the fiscal year. Subsequent to fiscal year-end, the Fed raised both the overnight lending rate and the discount rate by an aggregate of 0.50%.

In Europe, the recovery of economic activity continued despite consistently higher oil prices, which had a considerable impact on inflation rates. The recovery in Europe was led by productivity gains in France and Spain, while economic conditions in Germany and Italy were less robust. The European Central Bank (the “ECB”) left the benchmark interest rate unchanged during fiscal 2004 as the level of interest rates remained low by historical standards. The ECB remains concerned about the level of inflation and the strength of the euro relative to the U.S. dollar and its negative impact on demand for exports. In the U.K., the labor market continued to strengthen, and business investment continued to grow. There were, however, some indications of a slowdown in the housing market, while the growth in consumer spending moderated. During fiscal 2004, the Bank of England raised the benchmark interest rate by an aggregate of 1.00%.

Japan’s economy demonstrated signs of recovery during the first half of fiscal 2004, primarily driven by higher exports, consumer spending and industrial production. In the second half of fiscal 2004, the increase in exports and production showed signs of abating, as a rising Japanese yen against the U.S. dollar and higher oil prices diminished demand for exports. In China, there were signs that its economic growth rate may have been slowing, though the pace of expansion nevertheless remained rapid. Economies elsewhere in Asia also generally improved.

As fiscal 2005 began, global economic and market conditions continued to be generally favorable, including a strong level of announced merger and acquisition transactions. As fiscal 2005 progresses, investors will continue to be focused on a number of important developments, such as corporate earnings, inflation and interest rates, energy prices and geopolitical risks.

Business Segments.

The remainder of “Results of Operations” is presented on a business segment basis before discontinued operations. Substantially all of the operating revenues and operating expenses of the Company can be directly attributed to its business segments. Certain revenues and expenses have been allocated to each business segment, generally in proportion to its respective revenues or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an Intersegment Eliminations category to reconcile the segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by Asset Management to Retail Brokerage associated with sales of certain products and the related compensation costs paid to Retail Brokerage’s representatives. Income before taxes recorded in Intersegment Eliminations was $118 million, $121 million and $129 million in fiscal 2004, fiscal 2003 and fiscal 2002, respectively.

Certain reclassifications have been made to prior-period segment amounts to conform to the current year’s presentation.

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INSTITUTIONAL SECURITIES

INCOME STATEMENT INFORMATION

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Revenues:
Investment banking	$3,008	$2,096	$2,179
Principal transactions:
Trading	5,093	5,642	2,889
Investments	269	63	42
Commissions	1,998	1,748	2,033
Asset management, distribution and administration fees	144	92	91
Interest and dividends	16,395	13,420	13,100
Other	190	86	158

Total revenues	27,097	23,147	20,492
Interest expense	13,984	11,846	11,336

Net revenues	13,113	11,301	9,156

Non-interest expenses	8,832	7,235	6,344

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	4,281	4,066	2,812
Losses from unconsolidated investees	328	279	77
Dividends on preferred securities subject to mandatory redemption	45	154	87

Income before taxes and discontinued operations	$3,908	$3,633	$2,648

Investment Banking.    Investment banking revenues are derived from the underwriting of securities offerings and fees from advisory services. Investment banking revenues were as follows:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Advisory fees from merger, acquisition and restructuring transactions	$1,156	$662	$961
Equity underwriting revenues	993	640	543
Fixed income underwriting revenues	859	794	675

Total investment banking revenues	$3,008	$2,096	$2,179

Investment banking revenues increased 44% in fiscal 2004, primarily reflecting higher revenues from merger, acquisition and restructuring and equity underwriting transactions. Higher revenues from fixed income underwriting transactions also contributed to the increase. In fiscal 2003, investment banking revenues decreased 4%, reflecting lower revenues from merger, acquisition and restructuring activities, partially offset by higher revenues from fixed income and equity underwriting transactions.

In fiscal 2004, advisory fees from merger, acquisition and restructuring transactions increased 75% to $1.2 billion, the first time advisory fees exceeded $1.0 billion since fiscal 2001. Conditions in the worldwide merger and acquisition markets rebounded throughout fiscal 2004, reflecting improved conditions in the global equity markets. There was $1.8 trillion of transaction activity announced during calendar-year 2004 (according to Thomson Financial, data as of January 7, 2005) as compared with $1.2 trillion in calendar-year 2003. During calendar-year 2004, the total amount of the Company’s announced merger and acquisition transaction volume was approximately $385 billion as compared with approximately $242 billion in the prior calendar year. The 59% increase primarily resulted from an increase in average transaction size and higher volumes as an improved global economy resulted in increased transaction activity. Industry-wide completion volumes also rose by 29% vs. the prior calendar-year period, while the Company’s volume of completed transactions increased nearly 70%.

The Company’s fiscal 2004 revenues from merger and acquisition transactions were derived from several sectors, including financial services, technology, media and telecommunications, manufacturing and healthcare. In fiscal 2003, conditions in the worldwide merger and acquisition markets were difficult throughout most of the year. Such conditions included weak corporate earnings as companies began the year focusing on cost reduction instead of business expansion. In addition, the depressed level of fiscal 2002 merger and acquisition announcements had a direct impact on completed volumes during fiscal 2003, resulting in reduced advisory revenues. These conditions improved during the fourth quarter of fiscal 2003, when the global economy demonstrated signs of recovery and the equity markets rallied.

The worldwide market for equity underwriting transactions in fiscal 2004 improved significantly from fiscal 2003, while the volume of fixed income underwritings continued to remain steady throughout fiscal 2004.

Equity underwriting revenues increased 55% in fiscal 2004, largely due to the resurgence of the initial public offerings market. The global equity markets experienced renewed investor demand for initial public offerings, particularly in the U.S., and the Company’s participation in these transactions more than outpaced the industry-wide increase in transaction volume. The Company’s equity underwriting revenues reflected increases from the financial services, healthcare, media and telecommunications, and technology sectors. In fiscal 2003, equity underwriting revenues increased 18% from fiscal 2002. In the first half of fiscal 2003, equity underwriting revenues increased from relatively depressed levels, primarily led by a high level of convertible offerings. Rising equity markets contributed to a more favorable equity underwriting environment in the second half of fiscal 2003, with a significant increase in global transaction activity, particularly in the technology, financial services and utility sectors.

Fixed income underwriting revenues increased 8% in fiscal 2004 and 18% in fiscal 2003, primarily reflecting favorable conditions in the global fixed income markets throughout both fiscal years. Although the Fed increased overnight interest rates in fiscal 2004, longer-term interest rates remained at historically low levels. The attractive debt financing environment contributed to higher revenues as issuers continued to take advantage of low financing costs. The Company’s revenues from global high-yield and securitized fixed income transactions were higher in both periods. In fiscal 2003, issuers took advantage of the lowest interest rates in nearly 45 years and relatively tight credit spreads. Fiscal 2003 also reflected higher revenues from investment grade products as compared with the prior year.

The backlog of merger, acquisition and restructuring transactions and equity and fixed income underwriting transactions is subject to the risk that transactions may not be completed due to unforeseen economic and market conditions, adverse developments regarding one of the parties to the transaction, a failure to obtain required regulatory approval, or a decision on the part of the parties involved not to pursue a transaction at the current time. At the end of fiscal 2004, the backlog of equity and fixed income underwriting transactions was higher as compared with the end of the prior fiscal year, generally reflecting improved global market and economic conditions. Although the merger, acquisition and restructuring transactions backlog was slightly lower at the end of fiscal 2004 as compared with the end of fiscal 2003, the calendar year-over-year comparison improved during the month of December 2004, as a result of the Company’s role advising on a number of significant transactions announced during the month.

Sales and Trading Revenues.    Sales and trading revenues are composed of principal transaction trading revenues, commissions and net interest revenues. In assessing the profitability of its sales and trading activities, the Company views principal trading, commissions and net interest revenues in the aggregate. In addition, decisions relating to principal transactions in securities are based on an overall review of aggregate revenues and costs associated with each transaction or series of transactions. This review includes, among other things, an assessment of the potential gain or loss associated with a trade, including any associated commissions, the interest income or expense associated with financing or hedging the Company’s positions and other related expenses.

The components of the Company’s sales and trading revenues are described below:

Principal Transactions.    Principal transaction trading revenues include revenues from customers’ purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s positions. The Company also engages in proprietary trading activities for its own account.

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Principal transaction trading revenues include changes in the fair value of embedded derivatives in the Company’s structured borrowings. Prior to fiscal 2004, such amounts were included in interest expense (see Note 8 to the consolidated financial statements). Prior period information has been reclassified to conform to the current year’s presentation. Principal transaction trading revenues included $54 million and $749 million that were previously recorded as decreases to interest expense in fiscal 2003 and fiscal 2002, respectively. These reclassifications had no impact on net revenues.

Commissions.    Commission revenues primarily arise from agency transactions in listed and over-the-counter (“OTC”) equity securities and options.

Net Interest.    Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including financial instruments owned and financial instruments sold, not yet purchased, reverse repurchase and repurchase agreements, trading strategies, customer activity in the Company’s prime brokerage business, and the prevailing level, term structure and volatility of interest rates. Reverse repurchase and repurchase agreements and securities borrowed and securities loaned transactions may be entered into with different customers using the same underlying securities, thereby generating a spread between the interest revenue on the reverse repurchase agreements or securities borrowed transactions and the interest expense on the repurchase agreements or securities loaned transactions.

Total sales and trading revenues increased 6% in fiscal 2004 and 34% in fiscal 2003, reflecting higher equity and fixed income sales and trading revenues.

Sales and trading revenues include the following:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Equities	$4,067	$3,591	$3,528
Fixed income(1)	5,662	5,486	3,335

(1)	Amounts include interest rate and currency products, credit products and commodities. Amounts exclude revenues from corporate lending activities.

Equity sales and trading revenues increased 13% in fiscal 2004 driven by record revenues in the prime brokerage business and higher revenues from cash and derivative products. The prime brokerage business experienced significant growth in global customer balances, which resulted in record-setting annual revenues. Revenues from equity cash products rose, in part, due to increased cash flows into U.S. equity mutual funds. Revenues from equity derivatives increased modestly despite low levels of equity market volatility. Commission revenues increased slightly despite intense competition and a continued shift toward electronic trading.

Equity sales and trading revenues increased 2% in fiscal 2003, reflecting higher revenues from derivative products, certain proprietary trading activities and prime brokerage services, offset by lower revenues from cash products. Toward the end of fiscal 2003, equity sales and trading revenues benefited from rising market indices, increased cash flows into equity mutual funds and higher equity new issue volume. For the full fiscal year, however, U.S. market volumes and market volatility were generally lower as compared with fiscal 2002, and commission revenues were impacted by a shift toward electronic trading.

Fixed income sales and trading revenues increased 3% to a record level in fiscal 2004 driven by higher revenues from commodities and credit products, partially offset by lower revenues from interest rate and currency products. Commodities revenues increased 20% to record levels, primarily associated with activities in the energy sector where tight oil supplies, growing demand and global political instability drove energy prices and volatilities higher. Credit product revenues, which increased 4%, reflected record revenues from securitized products as the Company benefited from increased securitization flows in commercial and residential whole loans and favorable trading conditions. Lower revenues from investment grade products partially offset the increase. Interest rate and currency product revenues decreased 7% from last year’s record levels due to lower revenues from cash and derivative products. In addition, in the second half of fiscal 2004, mixed U.S. economic data coupled with higher global energy prices and concerns about the strength of economic growth resulted in market conditions that the Company did not take advantage of, which adversely affected revenues from certain interest rate products. These decreases were partially offset by record results in foreign exchange and emerging markets, reflecting higher levels of volatility and strong customer volume. In fiscal 2004 and fiscal 2003, 63% and 54% of fixed income sales and trading revenues were recorded in the first half of each respective fiscal year.

Fixed income sales and trading revenues increased 64% in fiscal 2003, reflecting volatile markets, significant new issue activity and higher client transaction volumes. The increase in revenues was broad-based and included higher revenues from the Company’s credit product, interest rate and currency product, and commodities groups. Credit product revenues increased 65%, reflecting strong capital markets activity and higher revenues from residential and commercial mortgage loan securitization activities, investment grade corporate and global high-yield fixed income securities. Interest rate and currency product revenues increased 39%, primarily reflecting a generally favorable trading environment, a sharp rise in interest rates in the third quarter of fiscal 2003, higher derivative volumes and increased interest rate volatility in both the U.S. and European markets. Higher revenues from currency products, primarily due to higher market volatility and a declining U.S. dollar, also contributed to the increase. Commodities revenues increased 168% to record levels. The increase was primarily associated with activities in the energy sector, reflecting higher levels of volatility in certain energy markets, higher customer flow activity and increased trading activity in support of client securitizations.

In addition to the equity and fixed income sales and trading revenues discussed above, sales and trading revenues include the net revenues from the Company’s corporate lending activities. In fiscal 2004, revenues from corporate lending activities increased by approximately $110 million, reflecting growth in the loan portfolio and improved conditions in the commercial lending market, partially offset by mark-to-market valuations associated with new loans made in fiscal 2004. In fiscal 2003, sales and trading revenues from corporate lending activities increased by approximately $170 million due to lower markdowns as compared with fiscal 2002, reflecting tighter credit spreads as conditions in the credit market improved.

Principal Transactions-Investments.    Principal transaction net investment revenue aggregating $269 million was recognized in fiscal 2004 as compared with $63 million in fiscal 2003. The increase in fiscal 2004 was primarily related to gains associated with the Company’s real estate and principal investment activities. Fiscal 2004’s results included a gain on the sale of an investment in TradeWeb, an electronic trading platform. Fiscal 2003’s results primarily included gains on the Company’s real estate investments, partially offset by losses in other principal investments.

Financial instruments purchased in principal investment transactions generally are held for appreciation and are not readily marketable. It is not possible to determine when the Company will realize the value of such investments since, among other factors, such investments generally are subject to significant sales restrictions. Moreover, estimates of the fair value of the investments involve significant judgment and may fluctuate significantly over time in light of business, market, economic and financial conditions generally or in relation to specific transactions.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees include revenues from asset management services, primarily fees associated with the Company’s real estate fund investment activities.

Asset management, distribution and administration fees increased 57% and 1% in fiscal 2004 and fiscal 2003, respectively. The increase in fiscal 2004 was due to higher fees associated with real estate investment and advisory activities, primarily due to the acquisition of a majority of the U.S. real estate equity investment management business of Lend Lease Corporation in November 2003 (see “Business Acquisitions and Asset Sales” herein).

11

Other.    Other revenues consist primarily of revenues from providing benchmark indices and risk management analytics associated with Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”) (see “Business Acquisitions and Asset Sales” herein).

Other revenues increased 121% in fiscal 2004. The increase was primarily attributable to Barra, which was acquired on June 3, 2004. Other revenues decreased 46% in fiscal 2003. The decrease primarily reflected the inclusion of a gain in fiscal 2002 (of which $53 million was allocated to the Institutional Securities segment) related to the Company’s sale of an office tower.

Non-Interest Expenses.    Non-interest expenses increased 22% in fiscal 2004. Compensation and benefits expense increased 22% due to higher incentive-based compensation resulting from higher net revenues and higher amortization expense related to equity-based awards (see “Equity-Based Compensation Program” herein). Excluding compensation and benefits expense, non-interest expenses increased 21%. Occupancy and equipment expense increased 16%, primarily due to higher rental costs, primarily in London. Brokerage, clearing and exchange fees increased 16%, primarily reflecting increased trading activity. Professional services expense increased 42%, primarily due to higher consulting costs including the implementation of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”) and the Consolidated Supervised Entities Rule (the “CSE Rule”) (see “Regulatory Developments” herein). Legal and employee recruitment costs increased due to higher business activity. There were also increased costs for outside legal counsel due to certain regulatory and litigation matters. Marketing and business development expense increased 25% due to higher travel and entertainment costs. Other expenses increased 17% and included approximately $25 million relating to Institutional Securities’ share of the costs associated with a failure to deliver certain prospectuses pursuant to regulatory requirements and a fine associated with a settlement with the New York Stock Exchange, Inc. (the “NYSE”) relating to the prospectus delivery requirements, operational deficiencies, employee defalcations and other matters. In addition, other expenses included legal accruals of approximately $110 million related to the Parmalat Matter and IPO Allocation Matters (see “Legal Proceedings” in Part I, Item 3).

Fiscal 2003’s total non-interest expenses increased 14%. Compensation and benefits expense increased 20%. Compensation and benefits expense included a $220 million net benefit related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123.” This net benefit was composed of a $352 million benefit related to expensing equity-based compensation awards over a longer service period, partially offset by a $132 million charge relating to expensing stock options based on the fair value of stock options granted in fiscal 2003 (see “Equity-Based Compensation Program” herein). Excluding this benefit, compensation and benefits expense increased 26%, primarily due to higher incentive-based compensation, reflecting higher net revenues. Excluding compensation and benefits expense, non-interest expenses increased 4% from fiscal 2002. Brokerage, clearing and exchange fees increased 13%, primarily reflecting higher global securities trading volumes. Other expenses increased 75% and included accruals of approximately $180 million for loss contingencies related to IPO Allocation Matters and the LVMH Litigation (see “Legal Proceedings” in Part I, Item 3). The increase in non-interest expenses was partially offset by restructuring and other charges of $117 million that were recorded in fiscal 2002 (see “Restructuring and Other Charges” herein).

RETAIL BROKERAGE

INCOME STATEMENT INFORMATION

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Revenues:
Investment banking	$290	$305	$267
Principal transactions:
Trading	518	651	642
Investments	(5)	4	(42)
Commissions	1,327	1,231	1,278
Asset management, distribution and administration fees	2,099	1,696	1,657
Interest and dividends	409	370	446
Other	133	134	214

Total revenues	4,771	4,391	4,462
Interest expense	156	149	194

Net revenues	4,615	4,242	4,268

Non-interest expenses	4,244	3,778	4,148

Income before taxes	$371	$464	$120

Investment Banking.    Investment banking revenues are derived from the Retail Brokerage’s distribution of equity and fixed income securities underwritten by the Institutional Securities business, as well as underwritings of Unit Investment Trust products. Investment banking revenues decreased 5% in fiscal 2004 and increased 14% in fiscal 2003. The decrease in fiscal 2004 was primarily due to lower revenues from fixed income underwriting transactions, partially offset by higher revenues from underwriting Unit Investment Trust products. The increase in fiscal 2003 was primarily due to higher revenues from equity underwriting transactions reflecting higher volumes and from the underwriting of Unit Investment Trust products.

Principal Transactions.    Principal transactions include revenues from customers’ purchases and sales of financial instruments in which the Company acts as principal and gains and losses on the Company’s positions. The Company maintains certain inventory positions primarily to facilitate customer transactions. Principal transaction trading revenues decreased 20% in fiscal 2004, primarily due to lower revenues from fixed income products, reflecting lower customer transaction activity in corporate, municipal and government fixed income securities. Principal transaction trading revenues increased 1% in fiscal 2003, reflecting higher revenues from fixed income products, partially offset by lower revenues from equity products. The increase in fixed income products reflected higher revenues from investment grade corporate fixed income securities, as individual investor activity increased. The decrease in revenues from equity products reflected the difficult conditions that existed in the equity markets during the first half of fiscal 2003.

Principal transaction net investment losses aggregating $5 million were recorded in fiscal 2004 as compared with net gains of $4 million in fiscal 2003. Principal transaction net investment losses aggregating $42 million were recorded in fiscal 2002. Fiscal 2002’s results primarily reflected the write-down of an equity investment related to the Company’s European individual securities business.

Commissions.    Commission revenues primarily arise from agency transactions in listed and OTC equity securities and sales of mutual funds, futures, insurance products and options. Commission revenues increased 8% in fiscal 2004 and decreased 4% in fiscal 2003. The increase in fiscal 2004 reflected higher customer trading volumes as compared with fiscal 2003 due to improved equity market conditions. The decrease in fiscal 2003 was due to lower customer trading volumes as individual investor participation in the U.S. equity markets declined.

13

Net Interest.    Interest and dividend revenues and interest expense are a function of the level and mix of total assets and liabilities, including customer margin loans and securities borrowed and securities loaned transactions. Net interest revenues increased 14% in fiscal 2004 and decreased 12% in fiscal 2003. The increase in fiscal 2004 was primarily due to higher net interest revenues from brokerage services provided to individual customers as a result of an increase in the level of margin loans. The decrease in fiscal 2003 was primarily due to lower net interest revenues as a result of a decrease in the level of margin loans, partially offset by a decline in interest expense due to a decrease in the Company’s average cost of borrowings.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees include revenues from individual investors electing a fee-based pricing arrangement. Asset management, distribution and administration fees also include revenues from asset management services and fees for investment management services provided to segregated customer accounts pursuant to various contractual arrangements in connection with the Company’s Investment Consulting Services (“ICS”) business. The Company receives fees for services it provides in distributing certain open-ended mutual funds. These fees are based on either the average daily fund net asset balances or average daily aggregate net fund sales and are affected by changes in the overall level and mix of assets under management or supervision.

Asset management, distribution and administration fees increased 24% in fiscal 2004 and increased 2% in fiscal 2003. In fiscal 2004, an increase in client asset balances resulted in higher fees from investors electing fee-based pricing arrangements, including separately managed and Morgan Stanley ChoiceSM accounts. The change in the method of accounting for certain asset management and account fees (see “Asset Management and Account Fees” herein) partially offset the increase in fiscal 2004 by $67 million. The increase in fiscal 2003 was primarily attributable to higher fees from investors electing fee-based pricing arrangements, reflecting an increase in client assets toward the end of fiscal 2003. This increase was offset by lower fees from promoting and distributing mutual funds, reflecting a decrease in individual investors’ average mutual fund asset levels and a less favorable asset mix that generated lower fees.

In fiscal 2004, client asset balances increased to $602 billion at November 30, 2004 from $565 billion at November 30, 2003. At November 30, 2002, client asset balances were $516 billion. The increase in client asset balances in both periods was primarily due to market appreciation, reflecting improvement in the global financial markets. Client assets in fee-based accounts rose 21% to $157 billion at November 30, 2004 and increased as a percentage of total client assets to 26% from 23% in the prior year. Client assets in fee-based accounts rose 21% to $130 billion at November 30, 2003 and increased as a percentage of total client assets to 23% from 21% in the prior year.

Other.    Other revenues primarily include customer account fees and other service fees. Other revenues decreased 1% in fiscal 2004 and 37% in fiscal 2003. The change in the method of accounting for certain asset management and account fees (see “Asset Management and Account Fees” herein) decreased other revenues by $40 million in fiscal 2004, which was partially offset by higher revenues from customer service and account fees. The decrease in fiscal 2003 was primarily due to approximately $100 million of proceeds received in connection with the sale of the Company’s self-directed online brokerage accounts (see “Business Acquisitions and Asset Sales” herein) in fiscal 2002. The decrease was partially offset by higher revenues from customer service and account fees.

Non-Interest Expenses.    Non-interest expenses increased 12% in fiscal 2004. The increase was primarily due to higher compensation and benefits expense, which increased 9%. The increase reflected higher incentive-based compensation costs due to higher net revenues and higher amortization expense related to equity-based awards (see “Equity-Based Compensation Program” herein). This increase was partially offset by a reduction in compensation expense of $27 million associated with the change in the method of accounting for certain asset management and account fees (see “Asset Management and Account Fees” herein). Excluding compensation and benefits expense, non-interest expenses increased 19%. Marketing and business development expense increased 20% due to an increase in advertising costs. Professional services expense increased 48%, largely due to higher sub-advisory fees associated with increased asset and revenue growth, as well as higher consulting and legal fees resulting from the implementation of SOX 404 and the CSE Rule and an increase in costs for outside legal counsel due to regulatory and litigation matters. Information processing and communications expense decreased 11% due to lower data processing costs. Other expenses increased 46%, primarily resulting from an increase in legal and regulatory expenses, including approximately $25 million relating to Retail Brokerage’s share of the costs associated with a failure to deliver certain prospectuses pursuant to regulatory requirements and a fine associated with a settlement with the NYSE relating to the prospectus delivery requirements, operational deficiencies, employee defalcations (including the Carlos Soto matter) and other matters (see “Legal Proceedings” in Part I, Item 3).

Non-interest expenses decreased 9% in fiscal 2003. The decrease was attributable to lower compensation and benefits expense, which decreased 7%, principally reflecting lower employment levels, as well as a net benefit of $28 million related to the adoption of SFAS No. 123. This net benefit was composed of a $55 million benefit related to expensing equity-based compensation awards over a longer service period, partially offset by $27 million related to expensing stock options based on the fair value of stock options granted in fiscal 2003 (see “Equity-Based Compensation Program” herein). Excluding compensation and benefits expense, non-interest expenses decreased 13%. Occupancy and equipment expense decreased 12%, reflecting the results of the Company’s initiative to consolidate its branch locations. Information processing and communications expense decreased 10%, reflecting lower data processing and telecommunications expenses. Marketing and business development expense decreased 30% due to lower advertising costs. Other expenses increased 7%. Litigation costs increased, reflecting higher costs in fiscal 2003 due to mutual fund regulatory settlements, coupled with a benefit in fiscal 2002 from the resolution of a mutual fund litigation matter. These increases were partially offset by costs recorded in fiscal 2002 associated with the sale of the Company’s self-directed online brokerage accounts (see “Business Acquisitions and Asset Sales” herein). The decrease in non-interest expenses was also due to restructuring and other charges of $112 million in fiscal 2002 (see “Restructuring and Other Charges” herein).

15

ASSET MANAGEMENT

INCOME STATEMENT INFORMATION

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Revenues:
Investment banking	$43	$39	$32
Principal transactions:
Investments	248	19	(31)
Commissions	27	18	17
Asset management, distribution and administration fees	2,390	2,177	2,435
Interest and dividends	8	—	14
Other	28	29	40

Total revenues	2,744	2,282	2,507
Interest expense	6	6	1

Net revenues	2,738	2,276	2,506

Non-interest expenses	1,911	1,794	1,850

Income before taxes	$827	$482	$656

Investment Banking.    Asset Management generates investment banking revenues primarily from the underwriting of Unit Investment Trust products. Investment banking revenues increased 10% in fiscal 2004 and 22% in fiscal 2003. The increase in both periods was primarily due to a higher volume of Unit Investment Trust sales. Unit Investment Trust sales volume increased 28% to $5.5 billion in fiscal 2004 and increased 10% to $4.3 billion in fiscal 2003.

Principal Transactions.    Asset Management principal transaction revenues consist primarily of gains and losses on investments associated with the Company’s private equity activities and net gains and losses on capital investments in certain of the Company’s investment funds.

Principal transaction net investment gains aggregating $248 million were recognized in fiscal 2004 as compared with gains of $19 million in fiscal 2003. Fiscal 2004’s results were primarily related to net gains on certain investments in the Company’s private equity portfolio, including Vanguard Health Systems, Inc. and Ping An Insurance (Group) Company of China, Ltd. Fiscal 2003’s results were primarily related to gains in the Company’s private equity portfolio and reflected improved market conditions from the difficult market conditions that existed in fiscal 2002.

Financial instruments purchased in principal investment transactions generally are held for appreciation and are not readily marketable. It is not possible to determine when the Company will realize the value of such investments since, among other factors, such investments generally are subject to significant sales restrictions. Moreover, estimates of the fair value of the investments involve significant judgment and may fluctuate significantly over time in light of business, market, economic and financial conditions generally or in relation to specific transactions.

During fiscal 2004, a team of investment professionals from the private equity business established an independent private equity firm that will manage, through a long-term sub-advisory role, the Morgan Stanley Capital Partners (“MSCP”) funds. The Company will continue as general partner for the MSCP funds and retain its limited partner interests. The Company will operate its other existing principal and real estate investment vehicles (that are included in the Asset Management and Institutional Securities business segments) as before and will actively pursue additional principal investing opportunities for its clients.

Commissions.    Asset Management primarily generates commission revenues from dealer and distribution concessions on sales of certain funds as well as certain allocated commission revenues. Commission revenues increased 50% in fiscal 2004 and 6% in fiscal 2003. The increase in fiscal 2004 reflected an increase in commissionable sales of certain fund products. In fiscal 2003, the increase was associated with a higher sales volume of insurance products.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees primarily include revenues from the management and supervision of assets, including fees for distributing certain open-ended mutual funds and management fees associated with the Company’s private equity activities. These fees arise from investment management services the Company provides to investment vehicles pursuant to various contractual arrangements. The Company receives fees primarily based upon mutual fund daily average net assets or quarterly assets for other vehicles.

Asset Management’s period-end and average customer assets under management or supervision were as follows:

	At November 30,			Average for
	2004	2003(1)	2002(1)	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in billions)
Assets under management or supervision by distribution channel:
Retail	$202	$193	$186	$199	$186	$197
Institutional	222	164	151	191	152	155

Total	$424	$357	$337	$390	$338	$352

Assets under management or supervision by asset class:
Equity	$200	$167	$138	$185	$142	$150
Fixed income	114	111	118	114	116	119
Money market	83	60	64	68	63	67
Other(2)	27	19	17	23	17	16

Total	$424	$357	$337	$390	$338	$352

(1)	Certain prior-year information has been reclassified to conform to the current year’s presentation.
(2)	Amounts include alternative investment vehicles.

Activity in Asset Management’s customer assets under management or supervision during fiscal 2004 and fiscal 2003 were as follows (dollars in billions):

Balance at November 30, 2002	$337
Net flows excluding money markets	(9)
Net flows from money markets	(6)
Net market appreciation	35

Total net increase	20

Balance at November 30, 2003	357
Net flows excluding money markets	8
Net flows from money markets	21
Net market appreciation	38

Total net increase	67

Balance at November 30, 2004	$424

17

Asset management, distribution and administration fees increased 10% in fiscal 2004 and decreased 11% in fiscal 2003. The increase in fiscal 2004 reflected higher fund management and administration fees associated with a 15% increase in average assets under management or supervision. The increase in revenues also reflected a more favorable average asset mix, including a greater percentage of equity assets under management, partially offset by an increase in institutional fixed income and liquidity fund products, which generate lower fees than equity products. In fiscal 2003, the decrease primarily reflected lower distribution, fund management, and administration and redemption fees resulting from lower average assets under management or supervision, a less favorable average asset mix and lower redemptions of certain open-ended funds.

Non-Interest Expenses.    Fiscal 2004’s total non-interest expenses increased 7%. Compensation and benefits expense increased 21%, primarily reflecting higher incentive-based compensation costs due to higher net revenues and higher amortization expense related to equity-based awards (see “Equity-Based Compensation Program” herein). Excluding compensation and benefits expense, non-interest expenses were relatively unchanged from fiscal 2003. Professional services expense increased 45%, primarily reflecting an increase in sub-advisory, legal and consulting fees, including costs associated with the establishment of the independent private equity firm that will manage the MSCP funds through a long-term sub-advisory role. Marketing and business development expense decreased 22%, primarily due to lower promotional costs. Brokerage, clearing and exchange fees decreased 7%, reflecting lower amortization expense associated with certain open-ended funds. The decrease in amortization expense reflected a lower level of deferred costs in recent periods due to a decrease in sales of certain open-ended funds.

Fiscal 2003’s total non-interest expenses decreased 3%. Compensation and benefits expense decreased 4%, principally reflecting a decrease in employment levels, as well as a net benefit of $12 million related to the adoption of SFAS No. 123. This net benefit was composed of a $24 million benefit related to expensing equity-based compensation awards over a longer service period, partially offset by $12 million related to expensing stock options based on the fair value of stock options granted in fiscal 2003 (see “Equity-Based Compensation Program” herein). Excluding compensation and benefits expense, non-interest expenses decreased 3% from fiscal 2002. Brokerage, clearing and exchange fees decreased 10%, reflecting lower amortization expense associated with certain open-ended funds. The decrease in amortization expense reflected a lower level of deferred costs in the current year due to a decrease in past sales. Other expenses increased 126%, primarily due to legal accruals associated with mutual fund regulatory settlements in fiscal 2003. In addition, fiscal 2002’s other expenses included the net benefit from certain legal matters, including the resolution of a mutual fund litigation matter.

DISCOVER

INCOME STATEMENT INFORMATION

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Fees:
Merchant and cardmember	$1,317	$1,377	$1,421
Servicing	1,921	1,922	2,032
Other	10	14	23

Total non-interest revenues	3,248	3,313	3,476

Interest revenue	1,859	2,046	2,366
Interest expense	648	790	1,034

Net interest income	1,211	1,256	1,332
Provision for consumer loan losses	926	1,266	1,337

Net credit income	285	(10)	(5)

Net revenues	3,533	3,303	3,471

Non-interest expenses	2,312	2,276	2,329

Income before taxes	$1,221	$1,027	$1,142

Merchant and Cardmember Fees.    Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, as well as charges to cardmembers for late payment fees, overlimit fees, balance transfer fees, credit protection fees and cash advance fees, net of cardmember rewards. Cardmember rewards include various reward programs, including the Cashback Bonus award program, pursuant to which the Company pays certain cardmembers a percentage of their purchase amounts based upon a cardmember’s level and type of purchases.

Merchant and cardmember fees decreased 4% in fiscal 2004 and 3% in fiscal 2003. The decrease in fiscal 2004 was due to lower late payment and overlimit fees and higher cardmember rewards, net of estimated future forfeitures, partially offset by higher balance transfer fees and merchant discount revenues. The decline in late payment and overlimit fees reflected fewer late fee occurrences and a decline in the number of accounts charged an overlimit fee, partially offset by lower charge-offs of such fees. Late fee occurrences were lower primarily due to a decline during fiscal 2004 in the over 30-day delinquency rates. Overlimit fees declined due to fewer overlimit accounts and the Company’s modification of its overlimit fee policies and procedures in response to industry-wide regulatory guidance. The increase in net cardmember rewards reflected the impact of promotional programs and record sales volume. Balance transfer fees increased as a result of the Company’s continued focus on improving balance transfer profitability. The increase in merchant discount revenue was due to record sales volume. The decrease in merchant and cardmember fees in fiscal 2003 was due to a decline in late payment fees and higher cardmember rewards, partially offset by higher merchant discount revenue. The decline in late payment fees reflected fewer late fee occurrences and higher charge-offs of late payment fees. The increase in cardmember rewards reflected higher Cashback Bonus costs due to merchant partner programs and increased sales volume. The increase in merchant discount revenue was due to increased sales volume and an increase in the average merchant discount rate.

Servicing Fees.    Servicing fees are revenues derived from consumer loans that have been sold to investors through asset securitizations. Cash flows from the interest yield and cardmember fees generated by securitized general purpose credit card loans are used to pay investors in these loans a predetermined fixed or floating rate of return on their investment, to reimburse investors for losses of principal resulting from charged-off loans and to pay the Company a fee for servicing the loans. Any excess cash flows remaining are paid to the Company. The servicing fees and excess net cash flows paid to the Company are reported as servicing fees in the consolidated

19

statements of income. The sale of general purpose credit card loans through asset securitizations, therefore, has the effect of converting portions of net credit income and fee income to servicing fees.

The table below presents the components of servicing fees:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Merchant and cardmember fees	$650	$727	$690
Other revenue	(8)	30	20

Total non-interest revenues	642	757	710

Interest revenue	3,842	4,114	4,023
Interest expense	692	771	867

Net interest income	3,150	3,343	3,156
Provision for consumer loan losses	1,871	2,178	1,834

Net credit income	1,279	1,165	1,322

Servicing fees	$1,921	$1,922	$2,032

Servicing fees are affected by the level of securitized loans, the spread between the net interest yield on the securitized loans and the yield paid to the investors, the rate of credit losses on securitized loans and the level of cardmember fees earned from securitized general purpose credit card loans. Servicing fees were relatively unchanged in fiscal 2004 and decreased 5% in fiscal 2003. Fiscal 2004 reflected lower cardmember fees, net interest cash flows and other revenue, partially offset by a lower provision for consumer loan losses. Cardmember fees declined due to lower late payment and overlimit fees, partially offset by higher balance transfer fees and lower fee net charge-offs. The decrease in net interest cash flows was largely attributable to a lower level of average securitized general purpose credit card loans. The decrease in the provision for consumer loan losses was attributable to a lower rate of net principal charge-offs related to the securitized general purpose credit card loan portfolio and a lower level of average securitized general purpose credit card loans. In fiscal 2003, the decrease in servicing fees was due to higher credit losses associated with a higher level of average securitized general purpose credit card loans and a higher rate of net principal charge-offs related to the securitized general purpose credit card loan portfolio. The decrease was partially offset by higher net interest cash flows and cardmember fees on securitized general purpose credit card loans associated with a higher level of average securitized general purpose credit card loans and higher other revenue.

The Other revenue component of servicing fees includes net securitization gains and losses on general purpose credit card loans. The decrease in the Other revenue component of servicing fees in fiscal 2004 was attributable to lower levels of general purpose credit card securitization transactions and higher net gain amortization related to prior securitization transactions. The increase in Other revenue in fiscal 2003 was attributable to higher levels of general purpose credit card securitization transactions, offset, in part, by higher net gain amortization related to prior securitization transactions.

The net proceeds received from general purpose credit card asset securitizations were $3,714 million in fiscal 2004 and $5,666 million in fiscal 2003. The credit card asset securitization transactions completed in fiscal 2004 have expected maturities ranging from approximately three to seven years from the date of issuance.

Net Interest Income.    Net interest income represents the difference between interest revenue derived from consumer loans and short-term investment assets and interest expense incurred to finance those loans and assets. Assets, consisting primarily of consumer loans, currently earn interest revenue at both fixed rates and market-indexed variable rates. The Company incurs interest expense at fixed and floating rates. Interest expense also includes the effects of any interest rate contracts entered into by the Company as part of its interest rate risk management program. This program is designed to reduce the volatility of earnings resulting from changes in interest rates by having a financing portfolio that reflects the existing repricing schedules of consumer loans as well as the Company’s right, with notice to cardmembers, to reprice certain fixed rate consumer loans to a new interest rate in the future.

Net interest income decreased 4% in fiscal 2004 from fiscal 2003 due to a decline in interest revenue that was partially offset by lower interest expense. The decline in interest revenue was primarily due to a decrease in average general purpose credit card loans. The decrease in interest expense was primarily due to a lower level of average interest bearing liabilities and a decrease in the Company’s average cost of borrowings. The Company’s average cost of borrowings was 4.13% for fiscal 2004 as compared with 4.49% for fiscal 2003. The decline in the average cost of borrowings reflected the favorable impact of replacing certain maturing fixed rate debt with lower cost financing.

Net interest income decreased 6% in fiscal 2003 from the prior-year period, as a decline in interest revenue was partially offset by lower interest expense. The decline in interest revenue was due to a lower yield on general purpose credit card loans and a decrease in average general purpose credit card loans. The lower yield on general purpose credit card loans was primarily due to lower interest rates offered to new cardmembers and certain existing cardmembers and a higher level of net interest charge-offs. The decrease in average general purpose credit card loans was primarily due to a higher level of securitized loans and higher payments by cardmembers, partially offset by record levels of sales volume. The decrease in interest expense was primarily due to a decrease in the Company’s average cost of borrowings and a lower level of average interest bearing liabilities. The Company’s average cost of borrowings was 4.49% for fiscal 2003 as compared with 5.44% for fiscal 2002. The decline in the average cost of borrowings reflected the Fed’s aggressive easing of interest rates that began in fiscal 2001 and the favorable impact of replacing certain maturing fixed rate debt with lower cost financing, reflecting the lower interest rate environment in fiscal 2003.

21

The following tables present analyses of Discover’s average balance sheets and interest rates in fiscal 2004, fiscal 2003 and fiscal 2002 and changes in net interest income during those fiscal years:

Average Balance Sheet Analysis.

	Fiscal 2004			Fiscal 2003			Fiscal 2002
	Average Balance	Rate	Interest	Average Balance	Rate	Interest	Average Balance	Rate	Interest
	(dollars in millions)
ASSETS
Interest earning assets:
General purpose credit card loans	$17,608	10.05%	$1,770	$19,531	10.02%	$1,956	$20,659	11.03%	$2,279
Other consumer loans	427	8.14	35	457	8.29	38	306	8.59	26
Investment securities	40	1.92	1	23	2.75	1	29	3.09	1
Other	2,526	2.11	53	2,650	1.92	51	2,451	2.45	60

Total interest earning assets	20,601	9.02	1,859	22,661	9.03	2,046	23,445	10.09	2,366
Allowance for loan losses	(972)			(967)			(888)
Non-interest earning assets	2,343			2,317			2,381

Total assets	$21,972			$24,011			$24,938

LIABILITIES AND SHAREHOLDER’S EQUITY
Interest bearing liabilities:
Interest bearing deposits
Savings	$688	1.05%	$7	$810	1.01%	$8	$1,018	1.56%	$16
Brokered	8,601	5.07	436	10,523	5.28	556	9,732	6.01	584
Other time	2,154	3.33	72	1,620	4.38	71	2,037	5.10	104

Total interest bearing deposits	11,443	4.50	515	12,953	4.90	635	12,787	5.51	704
Other borrowings	4,247	3.14	133	4,642	3.35	155	6,201	5.31	330

Total interest bearing liabilities	15,690	4.13	648	17,595	4.49	790	18,988	5.44	1,034
Shareholder’s equity/other liabilities	6,282			6,416			5,950

Total liabilities and shareholder’s equity	$21,972			$24,011			$24,938

Net interest income			$1,211			$1,256			$1,332

Net interest margin(1)			5.88%			5.54%			5.68%
Interest rate spread(2)		4.89%			4.54%			4.65%

(1)	Net interest margin represents net interest income as a percentage of total interest earning assets.
(2)	Interest rate spread represents the difference between the rate on total interest earning assets and the rate on total interest bearing liabilities.

Rate/Volume Analysis.

	Fiscal 2004 vs. Fiscal 2003			Fiscal 2003 vs. Fiscal 2002
Increase/(Decrease) due to Changes in:	Volume	Rate	Total	Volume	Rate	Total
	(dollars in millions)
Interest Revenue
General purpose credit card loans	$(192)	$6	$(186)	$(125)	$(198)	$(323)
Other consumer loans	(2)	(1)	(3)	13	(1)	12
Other	(3)	5	2	5	(14)	(9)

Total interest revenue	(186)	(1)	(187)	(79)	(241)	(320)

Interest Expense
Interest bearing deposits:
Savings	(1)	—	(1)	(3)	(5)	(8)
Brokered	(102)	(18)	(120)	48	(76)	(28)
Other time	23	(22)	1	(21)	(12)	(33)

Total interest bearing deposits	(74)	(46)	(120)	9	(78)	(69)
Other borrowings	(13)	(9)	(22)	(83)	(92)	(175)

Total interest expense	(86)	(56)	(142)	(76)	(168)	(244)

Net interest income	$(100)	$55	$(45)	$(3)	$(73)	$(76)

In response to industry-wide regulatory guidance, the Company has increased minimum payment requirements on certain general purpose credit card loans. The Company believes that the adjustments made in fiscal 2004 comply with the guidance. However, bank regulators have broad discretion on the application of the guidance, and changes in such guidance or its application by the regulators could impact future levels of general purpose credit card loans and related interest and fee revenue and charge-offs.

Provision for Consumer Loan Losses.    The provision for consumer loan losses is the amount necessary to establish the allowance for consumer loan losses at a level that the Company believes is adequate to absorb estimated losses in its consumer loan portfolio at the balance sheet date. The allowance for consumer loan losses is a significant estimate that represents management’s estimate of probable losses inherent in the consumer loan portfolio. The allowance for consumer loan losses is primarily applicable to the owned homogeneous consumer credit card loan portfolio that is evaluated quarterly for adequacy and is established through a charge to the provision for consumer loan losses. In calculating the allowance for consumer loan losses, the Company uses a systematic and consistently applied approach. The Company regularly performs a migration analysis (a technique used to estimate the likelihood that a consumer loan will progress through the various stages of delinquency and ultimately charge-off) of delinquent and current consumer credit card accounts in order to determine the appropriate level of the allowance for consumer loan losses. The migration analysis considers uncollectible principal, interest and fees reflected in consumer loans. In evaluating the adequacy of the allowance for consumer loan losses, management also considers factors that may impact future credit loss experience, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties.

The Company’s provision for consumer loan losses was $926 million and $1,266 million for fiscal 2004 and fiscal 2003, respectively. The Company’s allowance for consumer loan losses was $943 million at November 30, 2004 and $1,002 million at November 30, 2003.

The provision for consumer loan losses decreased 27% in fiscal 2004, primarily due to lower net principal charge-offs resulting from an improvement in credit quality, including lower bankruptcy charge-offs driven by a decline in U.S. personal bankruptcy filings. The decrease was also due to a lower level of average general purpose credit card loans. The Company reduced the allowance for consumer loan losses by approximately $60

23

million in fiscal 2004 due to improvement in credit quality, including lower delinquency rates and dollars. In fiscal 2003, the provision for consumer loan losses decreased 5%, primarily due to a lower level of average general purpose credit card loans. In response to unfavorable trends in U.S. consumer bankruptcy filings and relatively high unemployment levels, the Company recorded a provision for consumer loan losses that exceeded the amount of net consumer loans charged off by approximately $70 million in fiscal 2003.

Delinquencies and Charge-offs.  General purpose credit card loans are considered delinquent when interest or principal payments become 30 days past due. General purpose credit card loans are charged off at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies, deceased cardmembers and fraudulent transactions, where loans are charged off earlier. Loan delinquencies and charge-offs are affected by changes in economic conditions, account collection management and policy changes and may vary throughout the year due to seasonal consumer spending and payment behaviors.

In fiscal 2004, net principal charge-off rates decreased in both the owned and managed portfolios as compared with fiscal 2003, reflecting improvements in portfolio credit quality and a lower level of bankruptcy filings (see “Managed General Purpose Credit Card Loan Data” herein). Delinquency rates in both the over 30- and over 90-day categories were lower in both the owned and managed portfolios at November 30, 2004 as compared with November 30, 2003, also reflecting improvements in portfolio credit quality.

In the second quarter of fiscal 2003, the Company changed its policy related to deceased cardmember accounts to charge off 60 days after notification as compared with charging off 180 days past due. This change accelerated charge-offs beginning in the third quarter of fiscal 2003 and increased charge-offs in the second half of fiscal 2003. During the second half of fiscal 2002 and the first half of fiscal 2003, the Company changed its re-age policy in response to industry-wide regulatory guidelines. A re-age is intended to assist delinquent cardmembers who have experienced financial difficulties by returning the account to current status. This change in the re-age policy, along with the economic challenges as evidenced by high levels of unemployment and U.S. bankruptcy filings, resulted in a significant decrease in the number of cardmembers eligible for re-age vs. comparable periods in fiscal 2002. During fiscal 2003, the Company’s re-age volume decreased by approximately 40% from fiscal 2002. The reduction in re-age volume was a contributing factor to the higher delinquencies and charge-off levels experienced in fiscal 2003 as compared with fiscal 2002.

In fiscal 2003, net principal charge-off rates increased in the managed portfolio as compared with fiscal 2002, reflecting the impact of lower re-age volume and the change in the Company’s deceased cardmember policy discussed above (see “Managed General Purpose Credit Card Loan Data” herein). In the U.S., high levels of unemployment, the seasoning of the Company’s general purpose credit card loan portfolio, a high level of bankruptcy filings and policy changes contributed to the higher net principal charge-off rate in the managed portfolio during fiscal 2003. In addition, these conditions impacted the Company’s delinquency rates in both the over 30- and over 90-day categories, which were higher in both the owned and managed portfolio at November 30, 2003 as compared with November 30, 2002. A lower level of general purpose credit card loan balances also negatively impacted delinquency and net principal charge-off rates in fiscal 2003.

The Company’s future charge-off rates and credit quality are subject to uncertainties that could cause actual results to differ materially from what has been discussed above. Factors that influence the provision for consumer loan losses include the level and direction of general purpose credit card loan delinquencies and charge-offs, changes in consumer spending and payment behaviors, bankruptcy trends, the seasoning of the Company’s general purpose credit card loan portfolio, interest rate movements and their impact on consumer behavior, and the rate and magnitude of changes in the Company’s general purpose credit card loan portfolio, including the overall mix of accounts, products and loan balances within the portfolio.

Non-Interest Expenses.    Non-interest expenses increased 2% in fiscal 2004 from fiscal 2003. Compensation and benefits expense decreased 5% due to lower employee benefit costs, as well as lower salaries resulting from lower employment levels due, in part, to workforce reductions conducted during the fourth quarter of fiscal 2003. Excluding compensation and benefits expense, non-interest expenses increased 5%. Marketing and business development expense increased 20% due to increased marketing costs associated with account acquisition, merchant initiatives and advertising. Other expenses decreased 8%, primarily reflecting a decrease in certain operating expenses, including lower losses associated with cardmember fraud.

Fiscal 2003’s total non-interest expenses decreased 2% from fiscal 2002. Compensation and benefits expense increased 6%, reflecting an increase in personnel costs, including salaries and benefits, as well as costs associated with workforce reductions conducted during the fourth quarter of fiscal 2003. These costs included a charge of $35 million (pre-tax) associated with workforce reductions and facility consolidations that were conducted during the fourth quarter of fiscal 2003. The charge reflected several actions in response to slower industry growth and difficult consumer credit conditions and consisted of severance-related costs of $29 million and space-related and other costs of $6 million. The majority of these costs were paid by the end of the first quarter of fiscal 2004. Excluding compensation and benefits expense, non-interest expenses decreased 6%. Marketing and business development expense decreased 11% due to lower direct mail costs. Other expenses decreased 14%, primarily reflecting a decrease in certain operating expenses, including lower costs associated with cardmember fraud and merchant bankruptcies.

Other Matters.    On October 4, 2004, the U.S. Supreme Court rejected an appeal by Visa and MasterCard in U.S. v. Visa/MasterCard. The trial and appellate courts found that Visa and MasterCard rules and policies that prevented virtually all U.S. financial institutions from doing business with competing networks violated the antitrust laws. Now that these rules have been struck down as illegal, financial institutions (in addition to Discover Bank) will be able to issue credit and debit cards on the Discover Network. Following the Supreme Court decision, Discover filed a lawsuit in federal court in New York seeking damages for harm caused by the anti-competitive rules. In January 2005, the Company announced that it had signed its first third-party issuance with GE Consumer Finance to issue the Wal-Mart Discover card on the Discover Network.

On January 12, 2005, the Company completed its acquisition of PULSE (see “Business Acquisitions and Asset Sales” herein).

Seasonal Factors.    The credit card lending activities of Discover are affected by seasonal patterns of retail purchasing. Historically, a substantial percentage of general purpose credit card loan growth occurs in the fourth calendar quarter, followed by a flattening or decline of these loans in the following calendar quarter. Merchant fees, therefore, historically have tended to increase in the first fiscal quarter, reflecting higher sales activity in the month of December. Additionally, higher cardmember rewards incentives historically have been accrued for as a reduction of merchant and cardmember fee revenues in the first fiscal quarter, reflecting seasonal growth in retail sales volume.

Managed General Purpose Credit Card Loan Data.    The Company analyzes its financial performance on both a “managed” loan basis and as reported under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) (“owned” loan basis). Managed loan data assume that the Company’s securitized loan receivables have not been sold and present the results of the securitized loan receivables in the same manner as the Company’s owned loans. The Company operates its Discover business and analyzes its financial performance on a managed basis. Accordingly, underwriting and servicing standards are comparable for both owned and securitized loans. The Company believes that managed loan information is useful to investors because it provides information regarding the quality of loan origination and credit performance of the entire managed portfolio and allows investors to understand the related credit risks inherent in owned loans and retained interests in securitizations. In addition, investors often request information on a managed basis, which provides a more meaningful comparison with industry competitors.

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The following table provides a reconciliation of owned and managed average loan balances, interest yields and interest rate spreads for the periods indicated:

Reconciliation of General Purpose Credit Card Loan Data (dollars in millions)

	Fiscal 2004			Fiscal 2003			Fiscal 2002
	Average Balance	Interest Yield	Interest Rate Spread	Average Balance	Interest Yield	Interest Rate Spread	Average Balance	Interest Yield	Interest Rate Spread
General Purpose Credit Card Loans:
Owned	$17,608	10.05%	5.92%	$19,531	10.02%	5.53%	$20,659	11.03%	5.59%
Securitized	29,779	12.90%	10.56%	31,333	13.13%	10.64%	29,176	13.79%	10.78%

Managed	$47,387	11.84%	8.88%	$50,864	11.93%	8.71%	$49,835	12.64%	8.66%

The following tables present a reconciliation of owned and managed general purpose credit card loans and delinquency and net charge-off rates:

Reconciliation of General Purpose Credit Card Loan Asset Quality Data (dollars in millions)

	Fiscal 2004			Fiscal 2003			Fiscal 2002
	Period- End Loans	Delinquency Rates		Period- End Loans	Delinquency Rates		Period- End Loans	Delinquency Rates
		Over 30 Days	Over 90 Days		Over 30 Days	Over 90 Days		Over 30 Days	Over 90 Days
General Purpose Credit Card Loans:
Owned	$19,724	4.08%	1.97%	$18,930	5.36%	2.53%	$22,153	5.32%	2.41%
Securitized	28,537	4.87%	2.34%	29,428	6.36%	3.01%	28,990	6.45%	2.85%

Managed	$48,261	4.55%	2.18%	$48,358	5.97%	2.82%	$51,143	5.96%	2.66%

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Net Principal Charge-offs:
Owned	5.53%	6.05%	6.06%
Securitized	6.28%	6.95%	6.29%
Managed	6.00%	6.60%	6.19%

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Net Total Charge-offs (inclusive of interest and fees):
Owned	7.68%	8.33%	7.97%
Securitized	9.01%	9.75%	8.51%
Managed	8.51%	9.20%	8.28%

Business Acquisitions and Asset Sales.

On January 12, 2005, the Company completed the acquisition of PULSE, an Automated Teller Machine/debit network currently serving banks, credit unions and savings institutions in the U.S. The Company believes that the combination of the PULSE and Discover Network will create a leading electronic payments company offering a full range of products and services for financial institutions, consumers and merchants. As of the date of acquisition, the results of PULSE will be included within the Discover business segment.

On June 3, 2004, the Company completed the acquisition of Barra, a global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. The Company believes that the combination of MSCI, a majority-owned subsidiary of the Company, and Barra created a leading global provider of benchmark indices and risk management analytics. Since the date of acquisition, the results of Barra have been included within the Institutional Securities business segment. The acquisition price was $41.00 per share in cash, or an aggregate consideration of approximately $800 million. The Company recorded goodwill and other intangible assets totaling $663 million in connection with the acquisition (see Note 24 to the consolidated financial statements).

In fiscal 2003, the Company acquired selected components of the U.S. real estate equity advisory businesses of Lend Lease Corporation, an Australia-based company. The financial statement impact related to this acquisition, which is included in the Company’s Institutional Securities segment, was not significant.

In fiscal 2002, the Company sold its self-directed online brokerage accounts to Bank of Montreal’s Harrisdirect. The Company recorded gross proceeds of approximately $100 million (included within Other revenues) and related costs of approximately $50 million (included within Non-interest expenses) in the Retail Brokerage segment.

In fiscal 2002, the Company recorded a pre-tax gain of $73 million related to the sale of a 1 million square-foot office tower in New York City. The pre-tax gain is included within the Institutional Securities ($53 million), Retail Brokerage ($7 million) and Asset Management ($13 million) segments. The allocation was based upon occupancy levels originally planned for the building.

Discontinued Operations.

As described in Note 27 to the consolidated financial statements, on August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s aircraft leasing business. In connection with this action, the aircraft leasing business was classified as “held for sale” under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) in the third quarter of fiscal 2005. The results of the aircraft leasing business have been reported as discontinued operations in the Company’s consolidated financial statements for all periods presented.

In the third quarter of fiscal 2004, the Company entered into agreements for the sale of certain aircraft. Accordingly, the Company designated such aircraft as “held for sale” and recorded a $42 million loss related to the write-down of these aircraft to fair value in accordance with SFAS No. 144. As of February 3, 2005, all of these aircraft were sold. In addition, during fiscal 2004, fiscal 2003 and fiscal 2002, the Company recorded aircraft impairment charges in accordance with SFAS No. 144 (see Note 18 to the consolidated financial statements).

The table below provides information regarding the pre-tax loss on discontinued operations and the aircraft impairment charges that are included in these amounts (dollars in millions):

	Fiscal Year
	2004	2003	2002
Pre-tax loss on discontinued operations	$172	$393	$138
Aircraft impairment charges	109	287	74

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The pre-tax loss on discontinued operations for fiscal 2003 also included a $36 million charge to adjust the carrying value of previously impaired aircraft to market value (see Note 18 to the consolidated financial statements).

Income Tax Examinations.

The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the United Kingdom, and states in which the Company has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1994-1998. Assuming current progress, the Company expects this IRS examination to be completed in fiscal 2005. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. Tax reserves have been established, which the Company believes to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves. The resolution of tax matters will not have a material effect on the consolidated financial condition of the Company, although a resolution could have a material impact on the Company’s consolidated statement of income for a particular future period and on the Company’s effective tax rate.

Restructuring and Other Charges.

In the fourth quarter of fiscal 2002, the Company recognized restructuring and other charges of $235 million (pre-tax). The charge reflected several actions that were intended to resize and refocus certain business areas in order to address the difficult conditions then existing in the global financial markets. Such conditions, including significantly lower levels of investment banking activity and decreased retail investor participation in the equity markets, had an adverse impact on the Company’s results of operations, particularly in its Institutional Securities and Retail Brokerage businesses.

The fiscal 2002 charge consisted of space-related costs of $162 million and severance-related costs of $73 million. The space-related costs were attributable to the closure or subletting of excess office space, primarily in the U.S. and the U.K., as well as the Company’s decision to consolidate its Retail Brokerage branch locations. The majority of the space-related costs consisted of rental charges and the write-off of furniture, fixtures and other fixed assets at the affected office locations. The severance-related costs were attributable to workforce reductions. The Company reduced the number of its employees by approximately 2,200 during the fourth quarter of fiscal 2002, primarily in the Institutional Securities and Retail Brokerage businesses. The majority of the severance-related costs consisted of severance payments provided to the affected individuals.

At November 30, 2004, the remaining liability associated with these charges was approximately $75 million, which was included in Other liabilities and accrued expenses in the consolidated statement of financial condition. The liability will continue to be reduced as the leases on the office locations referred to above expire.

Equity-Based Compensation Program.

Effective December 1, 2002, the Company adopted SFAS No. 123, as amended by SFAS No. 148, using the prospective adoption method (see Note 2 to the consolidated financial statements). The Company now records compensation expense based upon the fair value of stock-based awards (both deferred stock and stock options). Prior to fiscal 2003, the Company accounted for its stock-based awards under the intrinsic value approach in accordance with Accounting Principles Board (“APB”) Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under the approach in APB 25 and the terms of the Company’s plans in prior years, the Company recognized compensation expense for deferred stock awards in the year of grant; however, no compensation expense was generally recognized for stock option grants.

As a result of the adoption of SFAS No. 123, the Company is recognizing the fair value of equity-based awards granted in fiscal 2003 and fiscal 2004 over service periods of three and four years, including the year of grant.

Prior to fiscal 2003, the service period for stock-based awards was deemed to be the year of grant. The effect of expensing stock-based awards over a longer period of service reduced compensation expense recorded for deferred stock awards by $438 million in fiscal 2003 as compared with fiscal 2002. In addition, in connection with the adoption of SFAS No. 123, the Company recorded compensation expense of $176 million based on the fair value of stock options granted in fiscal 2003. The net impact of these revisions reduced the Company’s compensation and benefits expense by $262 million in fiscal 2003 and increased net income by $177 million (or $0.16 per share) in fiscal 2003 as compared with fiscal 2002.

As a result of amortizing the cost of equity-based awards over their respective service periods (including the year of grant), fiscal 2004’s compensation and benefits expense included the amortization of equity-based awards granted in both fiscal 2004 and fiscal 2003. Fiscal 2003’s compensation and benefits expense only included the amortization of equity-based awards granted in fiscal 2003. The net amount of compensation and benefits expense recognized by the Company related to its equity-based awards (deferred stock and stock options) was approximately $650 million in fiscal 2004 and approximately $285 million in fiscal 2003.

In December 2004, the Financial Accounting Standards Board (the “FASB”) made certain revisions to SFAS No. 123 that will impact the Company’s compensation and benefits expense in fiscal 2005 and future periods (see “New Accounting Developments – Stock-Based Compensation” herein).

Asset Management and Account Fees.

Prior to the fourth quarter of fiscal 2004, the Company was improperly recognizing certain management fees, account fees and related compensation expense paid at the beginning of the relevant contract periods, which is when such fees were billed. In the fourth quarter of fiscal 2004, the Company changed its method of accounting for such fees to properly recognize such fees and related expenses over the relevant contract period, generally quarterly or annually. As a result of the change, the Company’s results in the fourth quarter of fiscal 2004 included an adjustment to reflect the cumulative impact of the deferral of certain management fees, account fees and related compensation expense paid to representatives. The impact of this change reduced net revenues by $107 million, non-interest expenses by $27 million and income before taxes by $80 million, at both the Company and the Retail Brokerage segment in the fourth quarter of fiscal 2004. Such adjustment reduced net income by approximately $50 million and basic and diluted earnings per share by $0.05. If the above referenced fees and expenses had been recognized over the relevant contract period in the past, pre-tax income for the Company and the Retail Brokerage segment would have been lower by the following amounts:

Decrease in Pre-tax Income
(dollars in millions)
Quarter ended:
February 28, 2002	$(4.1)
May 31, 2002	(3.7)
August 31, 2002	(2.1)
November 30, 2002	(0.8)

Fiscal 2002 total	(10.7)

February 28, 2003	(5.2)
May 31, 2003	(1.3)
August 31, 2003	(4.2)
November 30, 2003	(2.0)

Fiscal 2003 total	(12.7)

February 29, 2004	(3.1)
May 31, 2004	(2.6)
August 31, 2004	(2.3)

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Investments in Unconsolidated Investees.

The Company invests in unconsolidated investees that own synthetic fuel production plants. The Company accounts for these investments under the equity method of accounting. The Company’s share of the operating losses generated by these investments is recorded within Losses from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Company’s Provision for income taxes.

In fiscal 2004, fiscal 2003 and fiscal 2002, the losses from unconsolidated investees were more than offset by the respective tax credits and tax benefits on the losses. The table below provides information regarding the losses from unconsolidated investees, tax credits and tax benefits on the losses:

	Fiscal Year
	2004	2003	2002
	(dollars in millions)
Losses from unconsolidated investees	$328	$279	$77
Tax credits	351	308	109
Tax benefits on losses	132	112	31

IRS field auditors are contesting the placed-in-service date of several synthetic fuel facilities owned by one of the Company’s unconsolidated investees (the “LLC”). To qualify for the tax credits under Section 29 of the Internal Revenue Code, the production facility must have been placed in service before July 1, 1998. The LLC is vigorously contesting the IRS proposed position. If the IRS ultimately prevails, it could have an adverse effect on the Company’s tax liability or results of operations. The Company has recognized cumulative tax credits of approximately $110 million associated with the LLC’s synthetic fuel facilities.

Pension Plans.

The Company made contributions of $120 million and $239 million to its defined benefit pension plans (U.S. and non-U.S.) in fiscal 2004 and fiscal 2003, respectively. These contributions were funded with cash from operations and were recorded as a component of prepaid pension benefit cost in the Company’s consolidated statements of financial condition. In addition, the Company, in consultation with its independent actuaries, lowered its expected long-term rate of return on U.S. plan assets (from 7.50% to 7.25%) for fiscal 2004 (see Note 15 to the consolidated financial statements). The impact of this change was not material to the Company’s consolidated results of operations in fiscal 2004.

The Company determines the amount of its pension contributions by considering the interaction of several factors. Such factors include the range of potential contributions (i.e., the Employee Retirement Income Security Act of 1974 (“ERISA”) minimum required contribution up to the maximum tax-deductible amount), the level of plan assets relative to plan liabilities, expected plan liquidity needs and expected future contribution requirements. At November 30, 2004, there were no minimum required ERISA contributions for the Company’s pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Qualified Plan”). For its non-U.S. plans, the Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under its unfunded supplementary plans (the “Supplemental Plans”) are accrued by the Company and are funded when paid to the beneficiaries.

In accordance with U.S. GAAP, the Company recognizes pension expense before the payment of benefits to retirees occurs. This process involves making certain estimates and assumptions, including the discount rate and the expected long-term rate of return on plan assets.

The assumed discount rate, which reflects the rates at which pension benefits could be effectively settled, is used to measure the projected and accumulated benefit obligations and to calculate the service cost and interest cost. The assumed discount rate reflects the rates of return on available high-quality fixed-income investments that reflect the timing and amount of expected benefit payments. For its Qualified Plan, which comprised approximately 94% of the total assets of the Company’s pension plans at November 30, 2004, the Company estimates its discount rate based on both the absolute levels of and year-to-year changes in various high-quality bond indices, including the Moody’s Aa long-term rate bond yield.

The Company uses the expected long-term rate of return on plan assets to compute the expected return on assets. For its Qualified Plan, the Company annually reviews the expected long-term return based on changes in the target investment mix and economic environment from the previous year. It then compares its initial estimate (and adjusts, if necessary) with a portfolio return calculator model (the “Portfolio Model”) that produces a range of expected returns for the portfolio. Return assumptions are forward-looking gross returns that are not developed solely by an examination of historical returns. The Portfolio Model begins with the current U.S. Treasury yield curve, recognizing that expected returns on bonds are heavily influenced by the current level of yields. Corporate bond spreads and equity risk premiums, based on current market conditions, are then added to develop the return expectations for each asset class. Expenses that are expected to be paid from the investment return are reflected in the Portfolio Model as a percentage of plan assets. This includes investment and transaction fees that typically are paid from plan assets, added to the cost basis or subtracted from sale proceeds, as well as administrative expenses paid from the Qualified Plan.

The Company’s expected long-term rate of return on assets for its Qualified Plan for fiscal 2004 was based on the following expected asset allocation:

	Target Investment Mix	Expected Annual Return(1)
Domestic equity:
Large capitalization	30%	8.0%
Small capitalization	10%	8.6%

International equity	15%	8.5%

Fixed income:
Intermediate government/corporate	22%	4.1%
Long-term government/corporate	23%	5.5%

(1)	These amounts do not include the impact of diversification on the overall expected portfolio return.

For its Qualified Plan, expected returns are computed using a market-related value of assets. For the market-related value of assets, a smoothed actuarial value of assets is used, equal to a moving average of market values in which investment income is recognized over a five-year period. Investment income equal to the expected return on the prior year’s market-related value of plan assets is recognized immediately. Any difference between the actual investment income (on a market-value basis) and the expected return is recognized over a five-year period in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” In addition, the market-related value of assets must be no greater than 120% and no less than 80% of the market value of assets.

The Company amortizes (as a component of pension expense) unrecognized net gains and losses over the average future service (generally 11 to 18 years) of active participants in each plan to the extent that the gain/loss exceeds 10% of the greater of the projected benefit obligation or the market-related value of plan assets. The loss amortization component of fiscal 2004 pension expense was approximately $38 million, and future amortization is not expected to have a material impact on the Company’s pension expense.

Insurance Recovery.

On September 11, 2001, the U.S experienced terrorist attacks targeted against New York City and Washington, D.C. The attacks in New York resulted in the destruction of the World Trade Center complex, where approximately 3,700 of the Company’s employees were located, and the temporary closing of the debt and equity financial markets in the U.S. Through the implementation of its business recovery plans, the Company relocated its displaced employees to other facilities.

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The Company has recognized costs related to the terrorist attacks pertaining to write-offs of leasehold improvements and destroyed technology and telecommunications equipment in the World Trade Center complex, employee relocation and certain other employee-related expenditures, and other business recovery costs. The costs were offset by estimated insurance recoveries.

The Company continues to be in negotiations with its insurance carriers related to the events of September 11, 2001. At the conclusion of these negotiations, the Company currently believes that the amounts it will recover under its insurance policies will be in excess of costs recognized for accounting purposes related to the terrorist attacks. As of November 30, 2004, the Company had not recorded a gain for the anticipated excess recovery.

Internal Control Over Financial Reporting.

SOX 404 requires that the Company make an assertion as to the effectiveness of its internal control over financial reporting beginning with its fiscal 2004 Annual Report on Form 10-K. The Company’s independent registered public accounting firm must attest to management’s assertion. In order to make its assertion, the Company was required to identify material financial and operational processes, document internal controls supporting the financial reporting process and evaluate the design and effectiveness of these controls. See “Management’s Report on Internal Control Over Financial Reporting” and “Report of Independent Registered Public Accounting Firm” in Part I, Item 9A.

The Company began preparing for its SOX 404 initiative prior to fiscal 2004. The Company formed a Project Management Office to facilitate ongoing internal control reviews, coordinate the process for these reviews, provide direction to the business and control groups involved in the initiative and assist in the assessment of internal control over financial reporting. The Company also formed a Steering Committee, comprised of senior personnel from its control groups, to set uniform guiding principles and policies, review the progress of the initiative, direct the efforts of the Project Management Office and update the Audit Committee of the Board of Directors on an ongoing basis. The Company also retained an accounting firm other than its independent registered public accounting firm to assist in its compliance with SOX 404.

The SOX 404 effort involved many of the Company’s employees around the world, including participation by the business areas and control groups. The Company viewed this evaluation of its internal control over financial reporting as more than a regulatory exercise—it was an opportunity to assess critically the financial control environment and make it even stronger. The Company incurred initial costs associated with its SOX 404 initiative in fiscal 2004 and expects to incur costs in the future, particularly as it coordinates the SOX 404 evaluation with other regulatory requirements to review and evaluate the control environment.

Critical Accounting Policies.

The consolidated financial statements are prepared in accordance with U.S. GAAP, which require the Company to make estimates and assumptions (see Note 1 to the consolidated financial statements). The Company believes that of its significant accounting policies (see Note 2 to the consolidated financial statements), the following may involve a higher degree of judgment and complexity.

Fair Value.    Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the consolidated statements of financial condition, and gains and losses are reflected in principal trading revenues in the consolidated statements of income. Fair value is the amount at which financial instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased are generally based on observable market prices, observable market parameters or derived from such prices or parameters based on bid prices or parameters for Financial instruments owned and ask prices or parameters for Financial instruments sold, not yet purchased. In the case of financial instruments transacted on recognized exchanges, the observable prices represent quotations for completed transactions from the exchange on which the financial instrument is principally traded. Bid prices represent the highest price a buyer is willing to pay for a financial instrument at a particular time. Ask prices represent the lowest price a seller is willing to accept for a financial instrument at a particular time.

A substantial percentage of the fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, observable market prices or market parameters are not available for all products, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment.

The price transparency of the particular product will determine the degree of judgment involved in determining the fair value of the Company’s financial instruments. Price transparency is affected by a wide variety of factors, including, for example, the type of product, whether it is a new product and not yet established in the marketplace, and the characteristics particular to the transaction. Products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters will generally have a higher degree of price transparency. By contrast, products that are thinly traded or not quoted will generally have reduced to no price transparency. Even in normally active markets, the price transparency for actively quoted instruments may be reduced for periods of time during periods of market dislocation. Alternatively, in thinly quoted markets, the participation of market-makers willing to purchase and sell a product provides a source of transparency for products that otherwise are not actively quoted or during periods of market dislocation.

The Company’s cash products include securities issued by the U.S. government and its agencies and instrumentalities, other sovereign debt obligations, corporate and other debt securities, corporate equity securities, exchange traded funds and physical commodities. The fair value of these products is based principally on observable market prices or is derived using observable market parameters. These products generally do not entail a significant degree of judgment in determining fair value. Examples of products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters include securities issued by the U.S. government and its agencies and instrumentalities, exchange traded corporate equity securities, most municipal debt securities, most corporate debt securities, most high-yield debt securities, physical commodities, certain tradable loan products and most mortgage-backed securities.

In certain circumstances, principally involving loan products and other financial instruments held for securitization transactions, the Company determines fair value from within the range of bid and ask prices such

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that fair value indicates the value likely to be realized in a current market transaction. Bid prices reflect the price that the Company and others pay, or stand ready to pay, to originators of such assets. Ask prices represent the prices that the Company and others require to sell such assets to the entities that acquire the financial instruments for purposes of completing the securitization transactions. Generally, the fair value of such acquired assets is based upon the bid price in the market for the instrument or similar instruments. In general, the loans and similar assets are valued at bid pricing levels until structuring of the related securitization is substantially complete and such that the value likely to be realized in a current transaction is consistent with the price that a securitization entity will pay to acquire the financial instruments. Factors affecting securitized value and investor demand relating specifically to loan products include, but are not limited to, loan type, underlying property type and geographic location, loan interest rate, loan to value ratios, debt service coverage ratio, investor demand and credit enhancement levels.

In addition, some cash products exhibit little or no price transparency, and the determination of the fair value requires more judgment. Examples of cash products with little or no price transparency include certain high-yield debt, certain collateralized mortgage obligations, certain tradable loan products, distressed debt securities (i.e., securities of issuers encountering financial difficulties, including bankruptcy or insolvency) and equity securities that are not publicly traded. Generally, the fair value of these types of cash products is determined using one of several valuation techniques appropriate for the product, which can include cash flow analysis, revenue or net income analysis, default recovery analysis (i.e., analysis of the likelihood of default and the potential for recovery) and other analyses applied consistently.

The following table presents the valuation of the Company’s cash products by level of price transparency (dollars in millions):

	At November 30, 2004		At November 30, 2003
	Assets	Liabilities	Assets	Liabilities
Observable market prices, parameters or derived from observable prices or parameters	$145,975	$66,948	$147,228	$75,058
Reduced or no price transparency	9,725	827	9,942	148

Total	$155,700	$67,775	$157,170	$75,206

The Company’s derivative products include exchange-traded and OTC derivatives. Exchange-traded derivatives have valuation attributes similar to the cash products valued using observable market prices or market parameters described above. OTC derivatives, whose fair value is derived using pricing models, include a wide variety of instruments, such as interest rate swap and option contracts, foreign currency option contracts, credit and equity swap and option contracts, and commodity swap and option contracts.

The following table presents the fair value of the Company’s exchange traded and OTC derivative assets and liabilities (dollars in millions):

	At November 30, 2004		At November 30, 2003
	Assets	Liabilities	Assets	Liabilities
Exchange traded	$2,754	$4,815	$2,306	$3,091
OTC	64,338	51,005	42,346	33,151

Total	$67,092	$55,820	$44,652	$36,242

The fair value of OTC derivative contracts is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value is based on the transaction price. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty.

Many pricing models do not entail material subjectivity because the methodologies employed do not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets, as is the case for generic interest rate swap and option contracts. A substantial majority of OTC derivative products valued by the Company using pricing models fall into this category. Other derivative products, typically the newest and most complex products, will require more judgment in the implementation of the modeling technique applied due to the complexity of the modeling assumptions and the reduced price transparency surrounding the model’s market parameters. The Company manages its market exposure for OTC derivative products primarily by entering into offsetting derivative contracts or other related financial instruments. The Company’s trading divisions, the Financial Control Department and the Market Risk Department continuously monitor the price changes of the OTC derivatives in relation to the hedges. For a further discussion of the price transparency of the Company’s OTC derivative products, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management—Credit Risk” in Part II, Item 7A.

The Company employs control processes to validate the fair value of its financial instruments, including those derived from pricing models. These control processes are designed to assure that the values used for financial reporting are based on observable market prices or market-based parameters wherever possible. In the event that market prices or parameters are not available, the control processes are designed to assure that the valuation approach utilized is appropriate and consistently applied and the assumptions are reasonable. These control processes include reviews of the pricing model’s theoretical soundness and appropriateness by Company personnel with relevant expertise who are independent from the trading desks. Additionally, groups independent from the trading divisions within the Financial Control and Market Risk Departments participate in the review and validation of the fair values generated from pricing models, as appropriate. Where a pricing model is used to determine fair value, recently executed comparable transactions and other observable market data are considered for purposes of validating assumptions underlying the model. Consistent with market practice, the Company has individually negotiated agreements with certain counterparties to exchange collateral (“margining”) based on the level of fair values of the derivative contracts they have executed. Through this margining process, one party or both parties to a derivative contract provides the other party with information about the fair value of the derivative contract to calculate the amount of collateral required. This sharing of fair value information provides additional support of the Company’s recorded fair value for the relevant OTC derivative products. For certain OTC derivative products, the Company, along with other market participants, contributes derivative pricing information to aggregation services that synthesize the data and make it accessible to subscribers. This information is then used to evaluate the fair value of these OTC derivative products. For more information regarding the Company’s risk management practices, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A.

Transfers of Financial Assets.    The Company engages in securitization activities in connection with certain of its businesses. Gains and losses from securitizations are recognized in the consolidated statements of income when the Company relinquishes control of the transferred financial assets in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125,” and other related pronouncements. The gain or loss on the sale of financial assets depends, in part, on the previous carrying amount of the assets involved in the transfer, allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale.

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In connection with its Institutional Securities business, the Company engages in securitization transactions to facilitate client needs and as a means of selling financial assets. The Company recognizes any interests in the transferred assets and any liabilities incurred in securitization transactions in its consolidated statements of financial condition at fair value. Subsequently, changes in the fair value of such interests are recognized in the consolidated statements of income.

In connection with its Discover business, the Company periodically sells consumer loans through asset securitizations and continues to service these loans. The present value of the future net servicing revenues that the Company estimates it will receive over the term of the securitized loans is recognized in income as the loans are securitized. A corresponding asset also is recorded and then amortized as a charge to income over the term of the securitized loans. The securitization gain or loss involves the Company’s best estimates of key assumptions, including forecasted credit losses, payment rates, forward yield curves and appropriate discount rates. The use of different estimates or assumptions could produce different financial results.

Allowance for Consumer Loan Losses.    The allowance for consumer loan losses in the Company’s Discover business is established through a charge to the provision for consumer loan losses. Provisions are made to reserve for estimated losses in outstanding loan balances. The allowance for consumer loan losses is a significant estimate that represents management’s estimate of probable losses inherent in the consumer loan portfolio. The allowance for consumer loan losses is primarily applicable to the owned homogeneous consumer credit card loan portfolio that is evaluated quarterly for adequacy.

In calculating the allowance for consumer loan losses, the Company uses a systematic and consistently applied approach. The Company regularly performs a migration analysis (a technique used to estimate the likelihood that a consumer loan will progress through the various stages of delinquency and ultimately charge-off) of delinquent and current consumer credit card accounts in order to determine the appropriate level of the allowance for consumer loan losses. The migration analysis considers uncollectible principal, interest and fees reflected in consumer loans. In evaluating the adequacy of the allowance for consumer loan losses, management also considers factors that may impact future credit loss experience, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties. A provision for consumer loan losses is charged against earnings to maintain the allowance for consumer loan losses at an appropriate level. The use of different estimates or assumptions could produce different provisions for consumer loan losses (see “Discover—Provision for Consumer Loan Losses” herein).

Aircraft under Operating Leases.

Aircraft Held for Sale.

On August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s aircraft leasing business. In connection with this action, the aircraft leasing business was classified as “held for sale” under the provisions of SFAS No. 144 in the third quarter of fiscal 2005. The results of the aircraft leasing business have been reported as discontinued operations in the Company’s consolidated financial statements. The Company recognized a charge of approximately $1.7 billion ($1.0 billion after tax) in the quarter ended August 31, 2005 to reflect the writedown of the aircraft leasing business to its estimated fair value. In accordance with SFAS No. 144, the Company is required to assess the fair value of the aircraft leasing business until its ultimate disposition. Changes in the estimated fair value may result in additional losses (or gains) in future periods as required by SFAS No. 144 (see “Discontinued Operations” herein). A gain would be recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized (for a write-down to fair value less cost to sell).

Aircraft to be Held and Used.

Prior to the third quarter of fiscal 2005, aircraft under operating leases that were to be held and used were stated at cost less accumulated depreciation and impairment charges. Depreciation was calculated on a straight-line basis over the estimated useful life of the aircraft asset, which was generally 25 years from the date of manufacture. In accordance with SFAS No. 144, the Company’s aircraft that were to be held and used were reviewed for impairment whenever events or changes in circumstances indicated that the carrying value of the aircraft may not be recoverable. Under SFAS No. 144, the carrying value of an aircraft may not be recoverable if its projected undiscounted cash flows are less than its carrying value. If an aircraft’s projected undiscounted cash flows were less than its carrying value, the Company recognized an impairment charge equal to the excess of the carrying value over the fair value of the aircraft. The fair value of the Company’s impaired aircraft was based upon the average market appraisal values obtained from independent appraisal companies. Estimates of future cash flows associated with the aircraft assets as well as the appraisals of fair value are critical to the determination of whether an impairment exists and the amount of the impairment charge, if any (see Note 18 to the consolidated financial statements).

Certain Factors Affecting Results of Operations.

The Company’s results of operations may be materially affected by market fluctuations and by economic factors. In addition, results of operations in the past have been, and in the future may continue to be, materially affected by many factors of a global nature, including political, economic and market conditions; the availability and cost of capital; the level and volatility of equity prices, commodity prices and interest rates; currency values and other market indices; technological changes and events; the availability and cost of credit; inflation; and investor sentiment and confidence in the financial markets. In addition, there has been a heightened level of legislative, legal and regulatory developments related to the financial services industry that potentially could increase costs, thereby affecting future results of operations. Such factors also may have an impact on the Company’s ability to achieve its strategic objectives on a global basis.

The Company’s Institutional Securities business, particularly its involvement in primary and secondary markets for all types of financial products, including derivatives, is subject to substantial positive and negative fluctuations due to a variety of factors that the Company cannot control or predict with great certainty, including variations in the fair value of securities and other financial products and the volatility and liquidity of global trading markets. Fluctuations also occur due to the level of global market activity, which, among other things, affects the size, number, and timing of investment banking client assignments and transactions and the realization of returns from the Company’s principal investments. Such factors also affect the level of individual investor participation in the financial markets, which impacts the results of Retail Brokerage. The level of global market activity also could impact the flow of investment capital into or from assets under management and supervision and the way in which such capital is allocated among money market, equity, fixed income or other investment alternatives, which could cause fluctuations to occur in the Company’s Asset Management business. In the Company’s Discover business, changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment, and the level of consumer confidence and consumer debt, may substantially affect consumer loan levels and credit quality, which, in turn, could impact the results of Discover.

The Company’s results of operations also may be materially affected by competitive factors. Included among the principal competitive factors affecting the Institutional Securities and Retail Brokerage businesses are the Company’s reputation, the quality of its personnel, its products, services and advice, capital commitments, relative pricing and innovation. Competition in the Company’s Asset Management business is affected by a number of factors, including the Company’s reputation, investment objectives, quality of investment professionals, relative performance of investment products, advertising and sales promotion efforts, fee levels, distribution channels, and types and quality of services offered. In the Discover business, competition centers on merchant acceptance of credit and debit cards, account acquisition and customer utilization of credit and debit cards, all of which are impacted by the types of fees, interest rates and other features offered.

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The Company strives to increase market share in all of its businesses and evaluates the competitive position of its businesses by, among other things, monitoring various market share data. For example, in the Institutional Securities investment banking business, the Company monitors its market share in key areas such as announced and completed worldwide mergers and acquisitions, worldwide equity underwritings and worldwide debt underwritings. In the Institutional Securities sales and trading business, the Company monitors its market share via independent client surveys as well as its market share of global exchange and non-exchange volumes. In the Retail Brokerage business, the Company monitors its market share of client assets and the number of representatives. In the Asset Management business, the Company monitors its market share of assets under management or supervision and mutual fund flows among mutual fund managers. It also monitors the relative performance of its funds as determined by organizations such as Morningstar and Lipper. In the Discover business, the Company monitors its ranking in the number of merchant and cash access locations, the level of general purpose credit card loan balances outstanding, transaction volume and the credit quality of its loan portfolio.

The Company competes with commercial banks, insurance companies, sponsors of mutual funds, hedge funds, energy companies and other companies offering financial services in the U.S., globally and through the Internet. The Company competes with some of its competitors globally and with others on a regional or product basis. Certain sectors of the financial services industry have become considerably more concentrated, as financial institutions involved in a broad range of financial services industries have been acquired by or merged into other firms. Such convergence could result in the Company’s competitors gaining greater capital and other resources, such as a broader range of products and services and geographic diversity. It is possible that competition may become even more intense as the Company continues to compete with financial institutions that may be larger, or better capitalized, or may have a stronger local presence in certain areas. In addition, the Company has experienced competition for qualified employees. The Company’s ability to sustain or improve its competitive position will substantially depend on its ability to continue to attract and retain qualified employees while managing compensation costs.

As a result of the above economic and competitive factors, net income and revenues in any particular period may not be representative of full-year results and may vary significantly from year to year and from quarter to quarter. The Company intends to manage its business for the long term and to mitigate the potential effects of market downturns by strengthening its competitive position in the global financial services industry through diversification of its revenue sources, enhancement of its global franchise, and management of costs and its capital structure. The Company’s overall financial results will continue to be affected by its ability and success in addressing client goals; maintaining high levels of profitable business activities; emphasizing fee-based products that are designed to generate a continuing stream of revenues; evaluating product pricing; managing risks, costs and its capital position; and maintaining its strong reputation and franchise. In addition, the complementary trends in the financial services industry of consolidation and globalization present, among other things, technological, risk management and other infrastructure challenges that will require effective resource allocation in order for the Company to remain competitive.

Liquidity and Capital Resources.

The Company’s senior management establishes the overall liquidity and capital policies of the Company. Through various risk and control committees, the Company’s senior management reviews business performance relative to these policies, monitors the availability of alternative sources of financing, and oversees the liquidity and interest rate and currency sensitivity of the Company’s asset and liability position. These committees, along with the Company’s Treasury Department and other control groups, also assist in evaluating, monitoring and controlling the impact that the Company’s business activities have on its consolidated balance sheet, liquidity and capital structure, thereby helping to ensure that its business activities are integrated with the Company’s liquidity and capital policies. For a description of the Company’s other principal risks and how they are monitored and managed, see “Quantitative and Qualitative Disclosures about Market Risk—Risk Management” in Part II, Item 7A.

The Company’s liquidity and funding risk management policies are designed to mitigate the potential risk that the Company may be unable to access adequate financing to service its financial obligations when they come due without material, adverse franchise or business impact. The key objectives of the liquidity and funding risk management framework are to support the successful execution of the Company’s business strategies while ensuring ongoing and sufficient liquidity through the business cycle and during periods of financial distress. The principal elements of the Company’s liquidity framework are the cash capital policy, the liquidity reserve and stress testing through the contingency funding plan. Comprehensive financing guidelines (collateralized funding, long-term funding strategy, surplus capacity, diversification, staggered maturities, committed credit facilities) support the Company’s target liquidity profile.

The Balance Sheet.

The Company monitors and evaluates the composition and size of its balance sheet. Given the nature of the Company’s market making and customer financing activities, the overall size of the balance sheet fluctuates from time to time. A substantial portion of the Company’s total assets consists of highly liquid marketable securities and short-term receivables arising principally from its Institutional Securities sales and trading activities. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business.

The Company’s total assets increased to $775.4 billion at November 30, 2004 from $602.8 billion at November 30, 2003. The increase was primarily due to increases in securities borrowed, securities purchased under agreements to resell, financial instruments owned (largely driven by derivative contracts), receivables from customers and cash and securities segregated under federal and other regulations. The increase in securities borrowed, securities purchased under agreements to resell and receivables from customers was largely due to growth in the Company’s equity financing related activities. The increase in derivative contracts was associated with interest rate, currency, equity and commodity derivative products due to increased customer flow and market activity. Cash and securities segregated under federal and other regulations increased due to increased levels of customer activity.

Balance sheet leverage ratios are one indicator of capital adequacy when viewed in the context of a company’s overall liquidity and capital policies. The Company views the adjusted leverage ratio as a more relevant measure of financial risk when comparing financial services firms and evaluating leverage trends. The Company has adopted a definition of adjusted assets that excludes certain self-funded assets considered to have minimal market, credit and/or liquidity risk. These low-risk assets generally are attributable to the Company’s matched book and securities lending businesses. Adjusted assets are calculated by reducing gross assets by aggregate resale agreements and securities borrowed less non-derivative short positions and assets recorded under certain provisions of SFAS No. 140 and FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), as revised. The adjusted leverage ratio reflects the deduction from shareholders’ equity of the amount of equity used to support goodwill and intangible assets (as the Company does not view this amount of equity as available to support its risk capital needs). In addition, the Company views junior subordinated debt issued to capital trusts as a component of its capital base given the inherent characteristics of the securities. These

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characteristics include the long dated nature (final maturity at issuance of 30 years extendible at the Company’s option by a further 19 years), the Company’s ability to defer coupon interest for up to 20 consecutive quarters and the subordinated nature of the obligations in the capital structure. The Company also receives rating agency equity credit for these securities.

The following table sets forth the Company’s total assets, adjusted assets and leverage ratios as of November 30, 2004 and November 30, 2003 and for the average month-end balances during fiscal 2004:

	Balance at				Average Month-End Balance
	November 30, 2004		November 30, 2003		Fiscal 2004
	(dollars in millions, except ratio data)
Total assets	$775,410		$602,843		$713,992
Less: Securities purchased under agreements to resell	(123,041)		(78,205)		(98,485)
Securities borrowed	(208,349)		(153,813)		(191,767)
Add: Financial instruments sold, not yet purchased	123,595		111,448		128,681
Less: Derivative contracts sold, not yet purchased	(55,820)		(36,242)		(43,433)

Subtotal	511,795		446,031		508,988
Less: Segregated customer cash and securities balances	(26,534)		(20,705)		(25,596)
Assets recorded under certain provisions of SFAS No. 140 and FIN 46, as revised	(44,895)		(35,217)		(39,728)
Goodwill and intangible assets	(2,199)		(1,523)		(1,761)

Adjusted assets	$438,167		$388,586		$441,903

Shareholders’ equity	$28,206		$24,867		$26,718
Junior subordinated debt issued to capital trusts	2,897		2,810		2,877

Subtotal	31,103		27,677		29,595
Less: Goodwill and intangible assets	(2,199)		(1,523)		(1,761)

Tangible shareholders’ equity	$28,904		$26,154		$27,834

Leverage ratio(1)	26.8	x	23.0	x	25.7	x

Adjusted leverage ratio(2)	15.2	x	14.9	x	15.9	x

(1)	Leverage ratio equals total assets divided by tangible shareholders’ equity.
(2)	Adjusted leverage ratio equals adjusted assets divided by tangible shareholders’ equity.

The Company’s total capital consists of equity capital combined with long-term borrowings (debt obligations scheduled to mature in more than 12 months), junior subordinated debt issued to capital trusts, and Capital Units. At November 30, 2004, total capital was $110.8 billion, an increase of $28.0 billion from November 30, 2003.

During the 12 months ended November 30, 2004, the Company issued senior notes aggregating $38.2 billion, including non-U.S. dollar currency notes aggregating $8.3 billion. In connection with the note issuances, the Company has entered into certain transactions to obtain floating interest rates based primarily on short-term London Interbank Offered Rates (“LIBOR”) trading levels. At November 30, 2004, the aggregate outstanding principal amount of the Company’s Senior Indebtedness (as defined in the Company’s public debt shelf registration statements) was approximately $121 billion (including guaranteed obligations of the indebtedness of subsidiaries). The weighted average maturity of the Company’s long-term borrowings, based upon stated maturity dates, was approximately 5.2 years at November 30, 2004. Subsequent to fiscal year-end and through February 4, 2005, the Company’s long-term borrowings (net of repayments) increased by approximately $8.6 billion.

Equity Capital Management Policies.    The Company’s senior management views equity capital as an important source of financial strength and, therefore, pursues a strategy of ensuring that the Company’s equity base adequately reflects and provides protection from the economic risks inherent in its businesses. Capital is required for, among other things, the Company’s inventories, underwritings, principal investments, consumer loans, bridge loans and other financings, and investments in fixed assets, including aircraft assets (see “Discontinued Operations” herein). The Company also considers return on common equity to be an important measure of its performance, in the context of both the particular business environment in which the Company is operating and its peer group’s results. In this regard, the Company actively manages its consolidated equity capital position based upon, among other things, business opportunities, capital availability and rates of return together with internal capital policies, regulatory requirements and rating agency guidelines and, therefore, in the future may expand or contract its equity capital base to address the changing needs of its businesses. The Company attempts to maintain total equity, on a consolidated basis, at least equal to the sum of its operating subsidiaries’ equity.

The Company uses an economic capital model to determine the amount of equity capital needed to support the risk of the Company’s business activities and to ensure that the Company remains adequately capitalized. Economic capital is defined as the amount of capital needed to run the business through the business cycle and satisfy the requirements of the market, regulators and rating agencies. The Company assigns economic capital to each business unit based primarily on regulatory capital usage and potential stress losses across various dimensions of market, credit, business and operational risks. Additional capital is assigned for goodwill, intangible assets, principal investment risk, and balance sheet usage as required to meet the Company’s leverage ratio targets. The Company’s framework for allocating economic capital is intended to align equity capital with the risks in each business, provide business managers with tools for measuring and managing risk, and allow senior management to evaluate risk-adjusted returns to facilitate resource allocation decisions. At November 30, 2004, the Company’s equity capital (which includes shareholders’ equity and junior subordinated debt issued to capital trusts) was $31.1 billion, an increase of $3.4 billion from November 30, 2003.

The Company returns internally generated equity capital that is in excess of the needs of its businesses to its shareholders through common stock repurchases and dividends. The Board of Directors has authorized the Company to purchase, subject to market conditions and certain other factors, shares of common stock for capital management purposes. There were no repurchases made under the capital management authorization during fiscal 2004. The unused portion of this authorization at January 31, 2005 was approximately $600 million. The Company also has an ongoing repurchase authorization in connection with awards granted under its equity-based compensation plans. During fiscal 2004, the Company purchased approximately $1,132 million of its common stock (approximately 23 million shares) through open market purchases at an average cost of $50.31 (see also “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” in Part II, Item 5). The Company currently anticipates that it will increase common stock repurchases pursuant to its equity anti-dilution program and expects that these repurchases will be between 35 million and 80 million shares for fiscal 2005. The actual amount of repurchases will be subject to market conditions and certain other factors. The Board of Directors determines the declaration and payment of dividends on a quarterly basis. In December 2004, the Board of Directors increased the quarterly dividend per common share by 8% to $0.27.

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Liquidity Management Policies.    The primary goal of the Company’s liquidity and funding activities is to ensure adequate financing over a wide range of potential credit ratings and market environments. Given the highly liquid nature of the Company’s balance sheet, day-to-day funding requirements are largely fulfilled through the use of stable collateralized financing. The Company has centralized management of credit-sensitive unsecured funding sources in the Treasury Department. In order to meet target liquidity requirements and withstand an unforeseen contraction in credit availability, the Company has designed a liquidity management framework.

Liquidity Management Framework:	Designed to:
Contingency Funding Plan	Ascertain the Company’s ability to manage a prolonged liquidity contraction and provide a course of action over a one-year time period to ensure orderly functioning of the businesses. The contingency funding plan sets forth the process and the internal and external communication flows necessary to ensure effective management of the contingency event. Analytical processes exist to periodically evaluate and report the liquidity risk exposures of the organization under management-defined scenarios.
Cash Capital	Ensure that the Company can fund its balance sheet while repaying its financial obligations maturing within one year without issuing new unsecured debt. The Company attempts to achieve this by maintaining sufficient cash capital (long-term debt and equity capital) to finance illiquid assets and the portion of its securities inventory that is not expected to be financed on a secured basis in a credit-stressed environment.
Liquidity Reserve	Maintain, at all times, a liquidity reserve composed of immediately available cash and cash equivalents and a pool of unencumbered securities that can be sold or pledged to provide same-day liquidity to the Company. The reserve is periodically assessed and determined based on day-to-day funding requirements and strategic liquidity targets. The liquidity reserve averaged approximately $28 billion during fiscal 2004.

Contingency Funding Plan.

The Company’s Contingency Funding Plan (“CFP”) model incorporates a wide range of potential cash outflows during a liquidity stress event, including, but not limited to, the following: (i) repayment of all unsecured debt maturing within one year; (ii) maturity roll-off of outstanding letters of credit with no further issuance, and replacement with cash collateral; (iii) return of unsecured securities borrowed and any cash raised against these securities; (iv) additional collateral that would be required by counterparties in the event of a ratings downgrade; (v) higher haircuts on or lower availability of secured funding; (vi) client cash withdrawals; (vii) drawdowns on unfunded commitments provided to third parties; and (viii) discretionary unsecured debt buybacks.

The Company’s CFP is developed at the legal entity level in order to capture specific cash requirements and availability for the parent company and each of its major operating subsidiaries. The CFP assumes that the parent company does not have access to cash that may be trapped at subsidiaries due to regulatory, legal or tax constraints. In addition, the CFP assumes that the parent company does not draw down on its committed credit facilities.

Bank subsidiaries that operate in a deposit-protected environment are not expected to be impacted by a Company-specific credit event and are expected to continue to provide reliable funding for assets held in these entities. These entities include Discover Bank, which primarily funds credit card receivables, and Morgan Stanley Bank, which funds senior loans and certain mortgage assets. Discover Bank also accesses the asset-backed financing market for a significant portion of its funding requirements.

Cash Capital.

The Company maintains a cash capital model that measures long-term funding sources against requirements. Sources of cash capital include the parent company’s equity and the non-current portion of certain long-term borrowings. Uses of cash capital include the following: (i) illiquid assets such as buildings, aircraft (see “Discontinued Operations” herein), equipment, goodwill and intangible assets, exchange memberships, deferred tax assets and principal investments; (ii) a portion of securities inventory that is not expected to be financed on a secured basis in a credit-stressed environment; i.e., stressed haircuts; and (iii) expected drawdowns on unfunded commitments.

The Company seeks to maintain a surplus cash capital position. The Company’s equity capital of $31.1 billion (including junior subordinated debt issued to capital trusts), long-term borrowings (debt obligations scheduled to mature in more than 12 months) of $79.6 billion and Capital Units of $66 million comprised the Company’s total capital of $110.8 billion as of November 30, 2004, which substantially exceeded cash capital requirements.

Liquidity Reserve.

The Company seeks to maintain a target liquidity reserve which is sized to cover daily funding needs and to meet strategic liquidity targets, including coverage of a significant portion of expected cash outflows over a short-term horizon in a potential liquidity crisis. Prior to fiscal 2004, this liquidity reserve was held in the form of cash deposited with banks. Beginning in late fiscal 2004, this liquidity reserve was increased and separated into a cash component and a pool of unencumbered securities. The pool of unencumbered securities, against which funding can be raised, is managed on a global basis, and securities for the pool are chosen accordingly. The U.S.-held component consists largely of U.S. government bonds and at November 30, 2004 totaled $10.0 billion. The non-U.S. component consists of European government bonds and other high-quality collateral. The Company believes that diversifying the form in which its liquidity reserve (cash and securities) is maintained enhances its ability to quickly and efficiently source funding in a stressed environment. The Company’s funding requirements and target liquidity reserve may vary based on changes in the level and composition of its balance sheet, timing of specific transactions, client financing activity, market conditions and seasonal factors.

Committed Credit Facilities.

The maintenance of committed credit facilities serves to further diversify the Company’s funding sources. The Company values committed credit as a secondary component of its liquidity management framework.

The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper, which consists of two separate tranches: a U.S. dollar tranche with the Company as borrower and a Japanese yen tranche with Morgan Stanley Japan Limited (“MSJL”) as borrower and the Company as guarantor. Under this combined facility (the “MS-MSJL Facility”), the banks are committed to provide up to $5.5 billion under the U.S. dollar tranche and 70 billion Japanese yen under the Japanese yen tranche. At November 30, 2004, the Company had a $12.0 billion surplus shareholders’ equity as compared with the MS-MSJL Facility’s covenant requirement.

The Company maintains a master collateral facility that enables Morgan Stanley & Co. Incorporated (“MS&Co.”), one of the Company’s U.S. broker-dealer subsidiaries, to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the “MS&Co. Facility”). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.8 billion. At November 30, 2004, MS&Co. had a $2.8 billion surplus consolidated stockholder’s equity and a $0.9 billion surplus Net Capital, each as defined in the MS&Co. Facility and as compared with the MS&Co. Facility’s covenant requirements.

The Company also maintains a revolving credit facility that enables Morgan Stanley & Co. International Limited (“MSIL”), the Company’s London-based broker-dealer subsidiary, to obtain committed funding from a syndicate

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of banks (the “MSIL Facility”) by providing a broad range of collateral under repurchase agreements for a secured repo facility and a Company guarantee for an unsecured facility. The syndicate of banks is committed to provide up to an aggregate of $1.5 billion, available in six major currencies. At November 30, 2004, MSIL had a $1.7 billion surplus Shareholder’s Equity and a $2.0 billion surplus Financial Resources, each as defined in the MSIL Facility and as compared with the MSIL Facility’s covenant requirements.

The Company anticipates that it may utilize the MS-MSJL Facility, the MS&Co. Facility or the MSIL Facility (the “Credit Facilities”) for short-term funding from time to time (see Note 7 to the consolidated financial statements). The Company does not believe that any of the covenant requirements in any of its Credit Facilities will impair its ability to obtain funding under the Credit Facilities, to pay its current level of dividends, or to secure loan arrangements, letters of credit or other financial accommodations. At November 30, 2004, no borrowings were outstanding under any of the Credit Facilities.

The Company and its subsidiaries also maintain a series of committed bilateral credit facilities to support general liquidity needs. These facilities are expected to be drawn from time to time to cover short-term funding needs.

The committed credit facilities demonstrate the diversity of lenders to the Company covering geographic regions, including North America, Europe and Asia.

On a yearly basis, the Company’s committed credit strategy is reviewed and approved by its senior management. This strategy takes the Company’s total liquidity sources into consideration when determining the appropriate size and mix of committed credit.

The Company, through one of its subsidiaries, maintains several funded committed credit facilities to support the collateralized commercial and residential mortgage whole loan business. Lenders to these facilities provided an aggregate of $10.7 billion in financing at November 30, 2004.

Funding Management Policies.

The Company funds its balance sheet on a global basis through diverse sources. These sources include the Company’s equity capital; long-term debt; repurchase agreements; U.S., Canadian, Euro, Japanese and Australian commercial paper; asset-backed securitizations; letters of credit; unsecured bond borrowings; securities lending; buy/sell agreements; municipal reinvestments; promissory notes; master notes; and committed and uncommitted lines of credit. Repurchase agreement transactions, securities lending and a portion of the Company’s bank borrowings are made on a collateralized basis and, therefore, provide a more stable source of funding than short-term unsecured borrowings. The Company has active financing programs for both standard and structured products in the U.S., European and Asian markets, targeting global investors and currencies such as the U.S. dollar, euro, British pound, Australian dollar and Japanese yen.

The Company’s bank subsidiaries solicit deposits from consumers, purchase Federal Funds, issue short-term institutional certificates of deposits and issue bank notes. Interest bearing deposits are classified by type as savings, brokered and other time deposits. Savings deposits consist primarily of money market deposit accounts sold nationally and savings deposits from individual securities clients. Brokered deposits consist primarily of certificates of deposits issued by the Company’s bank subsidiaries. Other time deposits include individual and institutional certificates of deposits.

The Company’s funding management policies are designed to provide for financings that are executed in a manner that reduces the risk of disruption to the Company’s operations that would result from an interruption in the availability of the Company’s funding sources. The Company pursues a strategy of diversification of funding sources (by product, by investor and by region) and attempts to ensure that the tenor of the Company’s liabilities equals or exceeds the expected holding period of the assets being financed. Maturities of financings are designed to manage exposure to refinancing risk in any one period. The Company maintains a surplus of unused short-term funding sources at all times to withstand any unforeseen contraction in credit capacity. In addition, the Company attempts to maintain cash and unhypothecated marketable securities equal to at least 110% of its outstanding short-term unsecured borrowings. The Company also maintains committed credit facilities (described above) to support its ongoing borrowing programs.

Secured Financing.    A substantial portion of the Company’s total assets consists of highly liquid marketable securities and short-term receivables arising principally from its Institutional Securities sales and trading activities. The highly liquid nature of these assets provides the Company with flexibility in financing these assets with stable collateralized borrowing, while the securitization market allows for the securitization of the credit card receivables arising from the Company’s Discover business.

The Company’s goal is to maximize funding through less credit sensitive collateralized borrowings and asset securitizations in order to reduce reliance on unsecured financing. The Institutional Securities business emphasizes the use of collateralized short-term borrowings to limit the growth of short-term unsecured funding which is more typically subject to disruption during periods of financial stress. As part of this effort, the Institutional Securities business continually seeks to expand its global secured borrowing capacity. Similarly, Discover, through its use of the securitization market, reduces the need for other unsecured parent company financing.

Unsecured Financing.    The Company views long-term debt as a stable source of funding for core inventories, consumer loans and illiquid assets. In general, securities inventories not financed by secured funding sources and the majority of current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating rate. Fixed assets are financed with fixed rate long-term debt. Both fixed rate and floating rate long-term debt (in addition to sources of funds accessed directly by the Company’s Discover business) are used to finance the Company’s consumer loan portfolio. Consumer loan financing is targeted to match the repricing and duration characteristics of the loans financed. The Company uses derivative products (primarily interest rate, currency and equity swaps) to assist in asset and liability management, reduce borrowing costs and hedge interest rate risk (see Note 8 to the consolidated financial statements).

The Company issues long-term debt in excess of the amount necessary to meet the needs of its securities inventory and less liquid assets as determined by its Cash Capital Policy. In addition to these needs, long-term debt funding is employed to enhance the Company’s liquidity position by reducing reliance on short-term credit sensitive instruments (e.g., commercial paper and other unsecured short-term borrowings). Availability and cost of financing to the Company can vary depending on market conditions, the volume of certain trading and lending activities, the Company’s credit ratings and the overall availability of credit.

The Company has a portfolio approach for managing the unsecured debt issued by the parent company. This approach gives the Company flexibility to manage the unsecured debt portfolio across maturities, currencies, investors, and regions, taking into account market capacity and pricing. Down-lending to subsidiaries is managed to ensure that inter-company borrowings mature before those of the parent company. Liquidity and funding policies recognize potential constraints on the Company’s ability to transfer funds between regulated entities and the parent company.

During fiscal 2004, the Company’s long-term financing strategy was driven, in part, by its continued focus on improved balance sheet strength (evaluated through enhanced capital and liquidity positions), a significant factor in the maintenance of strong credit ratings. As a result, for fiscal 2004, $38.2 billion of unsecured debt was issued (excluding certain equity and credit-linked products not considered to be a component of the Company’s cash capital). Financing transactions were structured to ensure staggered maturities, thereby mitigating refinancing risk, and a diversified investor base was targeted through sales to domestic as well as international institutional and retail clients. Unsecured debt issuance activity resulted in a net increase in the long-term debt component of the cash capital portfolio of approximately $24 billion.

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Credit Ratings.

The Company’s reliance on external sources to finance a significant portion of its day-to-day operations makes access to global sources of financing important. The cost and availability of unsecured financing generally are dependent on the Company’s short-term and long-term credit ratings. Factors that are significant to the determination of the Company’s credit ratings or otherwise affect the ability of the Company to raise short-term and long-term financing include its: level and volatility of earnings, relative positions in the markets in which it operates, geographic and product diversification, risk management policies, cash liquidity, capital structure, corporate lending credit risk, and legal and regulatory developments. A deterioration in any of the previously mentioned factors or combination of these factors may lead rating agencies to downgrade the credit ratings of the Company, thereby increasing the cost to the Company in obtaining unsecured funding. In addition, the Company’s debt ratings can have a significant impact on certain trading revenues, particularly in those businesses where longer term counterparty performance is critical, such as OTC derivative transactions, including credit derivatives and interest rate swaps.

In connection with certain OTC trading agreements and certain other agreements associated with the Institutional Securities business, the Company would be required to provide additional collateral to certain counterparties in the event of a downgrade by either Moody’s Investors Service or Standard & Poor’s. At November 30, 2004, the amount of additional collateral that would be required in the event of a one-notch downgrade of the Company’s senior debt credit rating was approximately $860 million. Of this amount, $367 million (approximately 43%) relates to bilateral arrangements between the Company and other parties where upon the downgrade of one party, the downgraded party must deliver incremental collateral to the other. These bilateral downgrade arrangements are a risk management tool used extensively by the Company as credit exposures are reduced if counterparties are downgraded.

As of January 31, 2005, the Company’s credit ratings were as follows:

	Commercial Paper	Senior Debt
Dominion Bond Rating Service Limited	R-1 (middle)	AA (low)
Fitch Ratings	F1+	AA-
Moody’s Investors Service	P-1	Aa3
Rating and Investment Information, Inc.	a-1+	AA
Standard & Poor’s(1)	A-1	A+

(1)	On September 29, 2004, Standard & Poor’s placed the Company’s senior debt ratings on Positive Outlook.

Off-Balance Sheet Arrangements.

The Company enters into various arrangements with unconsolidated entities, including variable interest entities, primarily in connection with its Institutional Securities and Discover businesses.

Institutional Securities Activities.    The Company utilizes special purpose entities (“SPE”) primarily in connection with securitization activities. The Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial assets. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the consolidated statements of income. Retained interests in securitized financial assets associated with the Company’s Institutional Securities business were approximately $3.9 billion at November 30, 2004, the majority of which were related to residential mortgage loan, U.S. agency collateralized mortgage obligation and commercial mortgage loan securitization transactions. For further information about the Company’s Institutional Securities securitization activities, see Notes 2 and 4 to the consolidated financial statements. In addition, see Note 19 to the consolidated financial statements for information about variable interest entities, the Company’s arrangements with these entities and its adoption of FIN 46, as revised.

The Company has entered into liquidity facilities with SPEs and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the SPEs in the event payments are required under such liquidity facilities (see Note 20 to the consolidated financial statements).

Discover Activities.    The asset securitization market is a significant source of funding for the Company’s Discover business. By utilizing this market, the Company further diversifies its funding sources, realizes cost-effective funding and reduces reliance on the Company’s other funding sources, including unsecured debt. The securitization transaction structures utilized for the Discover business are accounted for as sales; i.e., off-balance sheet transactions in accordance with U.S. GAAP (see Notes 2 and 5 to the consolidated financial statements). In connection with its credit card securitization program, the Company transfers credit card receivables, on a revolving basis, to the trusts, which issue asset-backed securities that are registered with the Securities and Exchange Commission (the “SEC”), are used to support the issuance of publicly listed notes or are privately placed. This structure includes certain features designed to protect the investors that could result in earlier-than-expected amortization of the transactions, potentially resulting in the need for the Company to obtain alternative funding arrangements. The primary feature relates to the availability and adequacy of cash flows in the securitized pool of receivables to meet contractual requirements (“economic early amortization”).

Economic early amortization risk reflects the possibility of negative net securitization cash flows (which would occur if the coupon, contractual servicing fee and net charge-offs exceeded the collections of finance charges and cardmember fees on securitized credit card receivables) and is driven primarily by the trusts’ credit card receivables performance (in particular, receivables yield, cardmember fees and credit losses incurred) as well as the contractual rate of return of the asset-backed securities. In the event of an economic early amortization, receivables that otherwise would have been subsequently purchased by the trusts from the Company would instead continue to be recognized on the Company’s consolidated statements of financial condition since the cash flows generated in the trusts would instead be used to repay investors in the asset-backed securities. These recognized receivables would require the Company to obtain alternative funding. Although the Company believes that the combination of factors that would result in an economic early amortization event is remote, the Company also believes its access to alternative funding sources would mitigate this potential liquidity risk.

A group of banks is committed to provide up to $1.3 billion under a credit facility that supports the short-term extendible asset-backed certificate program issued by the Discover Card Master Trust I. Such credit facility was renewed in the first quarter of fiscal 2005.

Guarantees.    FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect of Indebtedness of Others,” requires the Company to disclose information about its obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. FIN 45 also defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

The table below summarizes certain information regarding derivative contracts, financial guarantees to third parties, market value guarantees and liquidity facilities at November 30, 2004:

	Maximum Potential Payout/Notional					Carrying Amount	Collateral/ Recourse
	Years to Maturity
Type of Guarantee	Less than 1	1-3	3-5	Over 5	Total
	(dollars in millions)
Derivative contracts	$473,598	$281,033	$294,873	$254,354	$1,303,858	$16,970	$120
Standby letters of credit and other financial guarantees	337	196	95	27	655	7	161
Market value guarantees	51	17	286	536	890	46	57
Liquidity facilities	922	889	—	176	1,987	—	—

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See Note 20 to the consolidated financial statements for information on indemnities, exchange/clearinghouse member guarantees, general partner guarantees, securitized asset guarantees, merchant chargeback guarantees and other guarantees.

Contractual Obligations and Contingent Liabilities and Commitments.

In connection with its operating activities, the Company enters into certain contractual obligations, as well as commitments to fund certain fixed assets and other less liquid investments.

In the normal course of business, the Company enters into various contractual obligations that may require future cash payments. Contractual obligations at November 30, 2004, include long-term borrowings, operating leases and purchase obligations. The Company’s future cash payments associated with its contractual obligations as of November 30, 2004 are summarized below:

	Payments due in:
	Fiscal 2005	Fiscal 2006-2007	Fiscal 2008-2009	Thereafter	Total
	(dollars in millions)
Long-term borrowings(1)	$12,764	$33,283	$14,866	$34,373	$95,286
Operating leases(2)	500	870	698	2,209	4,277
Purchase obligations(3)	707	466	173	62	1,408

Total	$13,971	$34,619	$15,737	$36,644	$100,971

(1)	See Note 8 to the consolidated financial statements.
(2)	See Note 9 to the consolidated financial statements.
(3)	Purchase obligations for goods and services include payments for, among other things, consulting, outsourcing, advertising, sponsorship, business acquisitions, and computer and telecommunications maintenance agreements. Purchase obligations at November 30, 2004 reflect the minimum contractual obligation under legally enforceable contracts with contract terms that are both fixed and determinable. These amounts exclude obligations for goods and services that already have been incurred and are reflected on the Company’s consolidated balance sheet.

The Company’s commitments associated with outstanding letters of credit, principal investments and private equity activities, and lending and financing commitments as of November 30, 2004 are summarized below by period of expiration. Since commitments associated with letters of credit and lending and financing arrangements may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements:

	Fiscal 2005	Fiscal 2006-2007	Fiscal 2008-2009	Thereafter	Total
	(dollars in millions)
Letters of credit(2)	$8,433	$85	$—	$—	$8,518
Principal investment and private equity activities	89	10	79	7	185
Investment grade lending commitments(3)(5)	6,281	3,536	7,943	1,229	18,989
Non-investment grade lending commitments(3)(5)	240	550	336	283	1,409
Commitments for secured lending transactions(4)	7,273	673	136	176	8,258
Commitments to purchase mortgage loans(6)	5,957	—	—	—	5,957

Total(1)	$28,273	$4,854	$8,494	$1,695	$43,316

(1)	See Note 9 to the consolidated financial statements.
(2)	This amount represents the Company’s outstanding letters of credit, which are primarily used to satisfy various collateral requirements.
(3)	The Company’s investment grade and non-investment grade lending commitments are made in connection with its corporate lending activities. See “Less Liquid Assets—Lending Activities” herein.
(4)	This amount represents lending commitments extended by the Company to companies that are secured by assets of the borrower. Loans made under these arrangements typically are at variable rates and generally provide for over-collateralization based upon the creditworthiness of the borrower.
(5)	Credit ratings are determined by the Company’s Institutional Credit Department using methodologies generally consistent with those employed by external rating agencies. Credit ratings of BB+ or lower are considered non-investment grade.
(6)	This amount represents the Company’s forward purchase contracts involving mortgage loans.

The table above does not include commitments to extend credit for consumer loans of approximately $259 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness (see Note 5 to the consolidated financial statements). In addition, in the ordinary course of business, the Company guarantees the debt and/or certain trading obligations (including obligations associated with derivatives, foreign exchange contracts and the settlement of physical commodities) of certain subsidiaries. These guarantees generally are entity or product specific and are required by investors or trading counterparties. The activities of the subsidiaries covered by these guarantees (including any related debt or trading obligations) are included in the Company’s consolidated financial statements.

At November 30, 2004, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $75 billion and $60 billion, respectively.

Less Liquid Assets.

At November 30, 2004, certain assets of the Company, such as real property, equipment and leasehold improvements of $2.6 billion, aircraft assets of $3.9 billion (see “Discontinued Operations” herein), and goodwill and intangible assets of $2.2 billion, were illiquid. Certain equity investments made in connection with the Company’s private equity and other principal investment activities, certain high-yield debt securities, certain collateralized mortgage obligations and mortgage-related loan products, bridge financings, and certain senior secured loans and positions also are not highly liquid.

At November 30, 2004, the Company had aggregate principal investments associated with its private equity and other principal investment activities (including direct investments and partnership interests) with a carrying value of approximately $910 million, of which approximately $300 million represented the Company’s investments in its real estate funds.

High-Yield Instruments.    In connection with the Company’s fixed income securities activities, the Company underwrites, trades, invests and makes markets in non-investment grade instruments (“high-yield instruments”). For purposes of this discussion, high-yield instruments are defined as fixed income, emerging market, preferred equity securities and distressed debt rated BB+ or lower (or equivalent ratings by recognized credit rating agencies) as well as non-rated securities which, in the opinion of the Company, contain credit risks associated with non-investment grade instruments. For purposes of this discussion, positions associated with the Company’s credit derivatives business are not included because reporting gross market value exposures would not accurately reflect the risks associated with these positions due to the manner in which they are risk-managed. High-yield instruments generally involve greater risk than investment grade securities due to the lower credit ratings of the issuers, which typically have relatively high levels of indebtedness and, therefore, are more sensitive to adverse economic conditions. In addition, the market for high-yield instruments can be characterized as having periods of higher volatility and reduced liquidity. The Company monitors total inventory positions and risk concentrations for high-yield instruments in a manner consistent with the Company’s market risk management policies and control structure. The Company manages its aggregate and single-issuer net exposure through the use of derivatives and other financial instruments. The Company records high-yield instruments at fair value. Unrealized gains and losses are recognized currently in the consolidated statements of income.

The market value of the Company’s high-yield instruments owned and high-yield instruments sold, not yet purchased are shown below:

	At November 30, 2004	At November 30, 2003
	(dollars in billions)
High-yield instruments owned	$7.2	$3.7
High-yield instruments sold, not yet purchased	2.4	0.8

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Lending Activities.    In connection with certain of its Institutional business activities, the Company provides loans or lending commitments (including bridge financing) to selected clients. The borrowers may be rated investment grade or non-investment grade. These loans and commitments have varying terms, may be senior or subordinated, are generally contingent upon representations, warranties and contractual conditions applicable to the borrower, and may be syndicated or traded by the Company. For further information on these activities, see “Quantitative and Qualitative Disclosures about Market Risk—Credit Risk” in Part II, Item 7A.

Regulatory Developments.

In April 2004, the SEC approved the CSE Rule that establishes a voluntary framework for comprehensive, group-wide risk management procedures and consolidated supervision of certain financial services holding companies by the SEC. The framework is designed to minimize the duplicative regulatory requirements on U.S. securities firms resulting from the European Union (“EU”) Directive (2002/87/EC) concerning the supplementary supervision of financial conglomerates active in the EU. The CSE Rule also would allow MS&Co., one of the Company’s U.S. broker-dealers, to use an alternative method, based on mathematical models, to calculate net capital charges for market and derivatives-related credit risk. Under the CSE Rule, the SEC will regulate the holding company and any unregulated affiliate of a registered broker-dealer, including subjecting the holding company to capital requirements generally consistent with the standards of the Basel Committee on Banking Supervision (“Basel II”). In December 2004, the Company applied to the SEC for permission to operate under the CSE Rule and expects to be approved in fiscal 2005.

The Company continues to work with its regulators to understand and assess the impact of the CSE Rule and Basel II capital standards. The Company cannot fully predict the impact that these changes will have on its businesses; however, compliance with consolidated supervision and the imposition of revised capital standards are likely to impose additional costs and may affect capital raising and allocation decisions.

Regulatory Capital Requirements.

MS&Co. and Morgan Stanley DW Inc. (“MSDWI”) are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the SEC, the New York Stock Exchange and the Commodity Futures Trading Commission. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJL, a Tokyo-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Agency. MS&Co., MSDWI, MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements (see Note 13 to the consolidated financial statements).

Under regulatory capital requirements adopted by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At November 30, 2004, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company’s triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies.

Effects of Inflation and Changes in Foreign Exchange Rates.

The Company’s assets to a large extent are liquid in nature, and, therefore, not significantly affected by inflation, although inflation may result in increases in the Company’s expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets, upon the value of financial instruments and upon the markets for consumer credit services, it may adversely affect the Company’s financial position and profitability.

A significant portion of the Company’s business is conducted in currencies other than the U.S. dollar, and changes in foreign exchange rates relative to the U.S. dollar can therefore affect the value of non-U.S. dollar net assets, revenues and expenses. Potential exposures as a result of these fluctuations in currencies are closely monitored, and, where cost-justified, strategies are adopted that are designed to reduce the impact of these fluctuations on the Company’s financial performance. These strategies may include the financing of non-U.S. dollar assets with direct or swap-based borrowings in the same currency and the use of currency forward contracts or the spot market in various hedging transactions related to net assets, revenues, expenses or cash flows.

New Accounting Developments.

Variable Interest Entities.    In January 2003, the FASB issued FIN 46, which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities (“VIE”) are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. Under FIN 46, the primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN 46 also requires disclosures about VIEs (see Note 19 to the consolidated financial statements).

The Company is involved with various entities in the normal course of business that may be deemed to be VIEs and may hold interests therein, including debt securities, interest-only strip investments and derivative instruments that may be considered variable interests. Transactions associated with these entities include asset- and mortgage-backed securitizations and structured financings (including collateralized debt, bond or loan obligations and credit-linked notes). The Company engages in these transactions principally to facilitate client needs and as a means of selling financial assets. The Company consolidates entities in which it has a controlling financial interest in accordance with accounting principles generally accepted in the U.S. For those entities deemed to be qualifying special purpose entities (as defined in SFAS No. 140), which includes the credit card asset securitization master trusts (see Note 5 to the consolidated financial statements), the Company does not consolidate the entity.

On February 1, 2003, the Company adopted FIN 46 for VIEs created after January 31, 2003 and for VIEs in which the Company obtains an interest after January 31, 2003. In October 2003, the FASB deferred the effective date of FIN 46 for arrangements with VIEs existing prior to February 1, 2003 to fiscal periods ending after December 15, 2003. In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”) to address certain technical corrections and implementation issues that have arisen. As of February 29, 2004, the Company adopted FIN 46 or FIN 46R for all of its variable interests. For these variable interests, the Company consolidated those VIEs (including financial asset-backed securitization, mortgage-backed securitization, collateral debt obligation, credit-linked note, structured note, municipal bond trust, equity-linked note and exchangeable trust entities) in which the Company was the primary beneficiary. In limited instances, the Company deconsolidated VIEs for which it was not the primary beneficiary as a result of the adoption of FIN 46R. This is further discussed in Note 12 to the consolidated financial statements with respect to the statutory trusts that had issued preferred securities subject to mandatory redemption. As of May 31, 2004, the Company adopted FIN 46R for those variable interests that were previously accounted for under FIN 46. The effect of adopting FIN 46 and FIN 46R as of February 29, 2004 and May 31, 2004 did not have a material effect on the Company’s consolidated results of operations or consolidated financial position.

51

American Jobs Creation Act of 2004.    In December 2004, the FASB issued Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”. The American Jobs Creation Act of 2004 (the “Act”), signed into law on October 22, 2004, provides for a special one-time tax deduction, or dividend received deduction (“DRD”), of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. FSP 109-2 provides entities additional time to assess the effect of repatriating foreign earnings under the Act for purposes of applying SFAS No. 109, “Accounting for Income Taxes,” which typically requires the effect of a new tax law to be recorded in the period of enactment. The Company will elect, if applicable, to apply the DRD to qualifying dividends of foreign earnings repatriated in its fiscal year ending November 30, 2005.

The Company is awaiting further clarifying guidance from the U.S. Treasury Department on certain provisions of the Act. Once this guidance is received, the Company expects to complete its evaluation of the effects of the Act during fiscal 2005. Under the limitations on the amount of dividends qualifying for the DRD of the Act, the maximum repatriation of the Company’s foreign earnings that may qualify for the special one-time DRD is approximately $4.0 billion. Therefore, the range of possible amounts of qualifying dividends of foreign earnings is between zero and approximately $4.0 billion. Because the evaluation is ongoing, it is not yet practical to estimate a range of possible income tax effects of potential repatriations.

Stock-Based Compensation.    Effective December 1, 2002, the Company adopted SFAS No. 123, as amended by SFAS No. 148, using the prospective adoption method. The Company currently records compensation expense based upon the fair value of stock-based awards (both deferred stock and stock options) in accordance with SFAS No. 123. Prior to fiscal 2003, the Company accounted for its stock-based awards under the intrinsic value approach in accordance with APB 25 (see “Equity-Based Compensation Program” herein and Notes 2 and 14 to the consolidated financial statements).

In December 2004, the FASB issued SFAS No. 123 (revised) (“SFAS No. 123R”), “Share-Based Payment”. SFAS No. 123R eliminates the intrinsic value method under APB 25 as an alternative method of accounting for stock-based awards. SFAS No. 123R also revises the fair value-based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarifies SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. In addition, SFAS No. 123R amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company is required to adopt SFAS No. 123R for the interim period beginning September 1, 2005 using a modified version of prospective application or may elect to apply a modified version of retrospective application. The Company currently expects to early adopt SFAS No. 123R using the modified prospective method with an effective date of December 1, 2004. The Company’s past practice for recognizing compensation expense for equity-based awards included the recognition of a portion of the award in the year of grant. Based upon the terms of the Company’s equity-based compensation program, the Company will no longer be able to recognize a portion of the award in the grant year under SFAS No. 123R. This will have the effect of reducing compensation expense in fiscal 2005. As a result, fiscal 2005 compensation expense will include the amortization of fiscal 2003 and fiscal 2004 awards but will not include any amortization for fiscal 2005 awards. If SFAS No. 123R was not in effect, fiscal 2005’s compensation expense would have included three years of amortization (i.e., for awards granted in fiscal 2003, fiscal 2004 and fiscal 2005). In addition, the fiscal 2005 awards, which will begin to be amortized in fiscal 2006, will be amortized over a shorter period (2 and 3 years) as compared with awards granted in fiscal 2004 and fiscal 2003 (3 and 4 years).

Financial	Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Morgan Stanley:

We have audited the accompanying consolidated statements of financial condition of Morgan Stanley and subsidiaries (the “Company”) as of November 30, 2004 and 2003, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended November 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Morgan Stanley and subsidiaries as of November 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” in 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of November 30, 2004, based on the criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 7, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

New York, New York

February 7, 2005 (October 12, 2005 as to the effects of discontinued operations and segment classification discussed in Note 27)

53

MORGAN STANLEY

Consolidated Statements of Financial Condition

(dollars in millions, except share data)

	November 30, 2004	November 30, 2003
Assets
Cash and cash equivalents	$32,811	$29,692
Cash and securities deposited with clearing organizations or segregated under federal and other regulations (including securities at fair value of $27,219 in 2004 and $18,957 in 2003)	36,742	28,526
Financial instruments owned (approximately $91 billion and $73 billion were pledged to various parties at November 30, 2004 and November 30, 2003, respectively):
U.S. government and agency securities	26,201	24,133
Other sovereign government obligations	19,782	21,592
Corporate and other debt	80,336	80,594
Corporate equities	28,157	30,180
Derivative contracts	67,092	44,652
Physical commodities	1,224	671

Total financial instruments owned	222,792	201,822
Securities purchased under agreements to resell	123,041	78,205
Securities received as collateral	37,848	27,278
Securities borrowed	208,349	153,813

Receivables:
Consumer loans (net of allowances of $943 in 2004 and $1,002 in 2003)	20,226	19,382
Customers, net	57,841	37,321
Brokers, dealers and clearing organizations	12,707	5,563
Fees, interest and other	5,801	4,349
Office facilities, at cost (less accumulated depreciation of $2,780 in 2004 and $2,506 in 2003)	2,605	2,433
Aircraft under operating leases (less accumulated depreciation of $1,174 in 2004 and $984 in 2003)	3,926	4,407
Goodwill and intangible assets	2,199	1,523
Other assets	8,522	8,529

Total assets	$775,410	$602,843

MORGAN STANLEY

Consolidated Statements of Financial Condition—(Continued)

(dollars in millions, except share data)

	November 30, 2004	November 30, 2003
Liabilities and Shareholders’ Equity
Commercial paper and other short-term borrowings	$36,303	$28,386
Deposits	13,777	12,839
Financial instruments sold, not yet purchased:
U.S. government and agency securities	12,664	17,072
Other sovereign government obligations	14,787	17,505
Corporate and other debt	9,641	10,141
Corporate equities	27,332	25,615
Derivative contracts	55,820	36,242
Physical commodities	3,351	4,873

Total financial instruments sold, not yet purchased	123,595	111,448
Securities sold under agreements to repurchase	188,645	147,618
Obligation to return securities received as collateral	37,848	27,278
Securities loaned	97,146	64,375

Payables:
Customers	133,270	96,794
Brokers, dealers and clearing organizations	4,550	5,706
Interest and dividends	3,068	2,138
Other liabilities and accrued expenses	13,650	12,918
Long-term borrowings	95,286	65,600

	747,138	575,100

Capital Units	66	66

Preferred securities subject to mandatory redemption	—	2,810

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; Shares authorized: 3,500,000,000 in 2004 and 2003; Shares issued: 1,211,701,552 in 2004 and 1,211,699,552 in 2003; Shares outstanding: 1,087,087,116 in 2004 and 1,084,696,446 in 2003	12	12
Paid-in capital	3,696	4,028
Retained earnings	31,426	28,038
Employee stock trust	3,824	3,008
Accumulated other comprehensive income (loss)	(56)	(156)

Subtotal	38,902	34,930
Note receivable related to ESOP	—	(4)
Common stock held in treasury, at cost, $0.01 par value; 124,614,436 shares in 2004 and 127,003,106 shares in 2003	(6,614)	(6,766)
Common stock issued to employee trust	(2,474)	(2,420)
Unearned stock-based compensation	(1,608)	(873)

Total shareholders’ equity	28,206	24,867

Total liabilities and shareholders’ equity	$775,410	$602,843

See Notes to Consolidated Financial Statements.

55

MORGAN STANLEY

Consolidated Statements of Income

(dollars in millions, except share and per share data)

	Fiscal Year
	2004	2003	2002
Revenues:
Investment banking	$3,341	$2,440	$2,478
Principal transactions:
Trading	5,605	6,286	3,527
Investments	512	86	(31)
Commissions	3,264	2,887	3,191
Fees:
Asset management, distribution and administration	4,473	3,814	4,033
Merchant and cardmember	1,317	1,377	1,421
Servicing	1,921	1,922	2,032
Interest and dividends	18,584	15,738	15,876
Other	324	226	399

Total revenues	39,341	34,776	32,926
Interest expense	14,707	12,693	12,515
Provision for consumer loan losses	926	1,266	1,337

Net revenues	23,708	20,817	19,074

Non-interest expenses:
Compensation and benefits	9,853	8,522	7,910
Occupancy and equipment	846	791	822
Brokerage, clearing and exchange fees	932	838	779
Information processing and communications	1,309	1,287	1,374
Marketing and business development	1,123	962	1,102
Professional services	1,542	1,129	1,086
Other	1,285	1,128	907
Restructuring and other charges	—	—	235

Total non-interest expenses	16,890	14,657	14,215

Income from continuing operations before losses from unconsolidated investees, income taxes and dividends on preferred securities subject to mandatory redemption	6,818	6,160	4,859
Losses from unconsolidated investees	328	279	77
Provision for income taxes	1,856	1,707	1,625
Dividends on preferred securities subject to mandatory redemption	45	154	87

Income from continuing operations	4,589	4,020	3,070
Discontinued operations:
Loss from discontinued operations (including loss on disposal of $42 million in fiscal 2004)	(172)	(393)	(138)
Income tax benefit	69	160	56

Loss on discontinued operations	(103)	(233)	(82)

Net income	$4,486	$3,787	$2,988

Basic earnings per common share:
Income from continuing operations	$4.25	$3.74	$2.84
Loss from discontinued operations	(0.10)	(0.22)	(0.08)

Basic earnings per common share	$4.15	$3.52	$2.76

Diluted earnings per common share:
Income from continuing operations	$4.15	$3.66	$2.76
Loss from discontinued operations	(0.09)	(0.21)	(0.07)

Diluted earnings per common share	$4.06	$3.45	$2.69

Average common shares outstanding:
Basic	1,080,121,708	1,076,754,740	1,083,270,783

Diluted	1,105,185,480	1,099,117,972	1,109,637,953

See Notes to Consolidated Financial Statements.

MORGAN STANLEY

Consolidated Statements of Comprehensive Income

(dollars in millions)

	Fiscal Year
	2004	2003	2002
Net income	$4,486	$3,787	$2,988
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	76	78	30
Net change in cash flow hedges	26	26	—
Minimum pension liability adjustment	(2)	(9)	(19)

Comprehensive income	$4,586	$3,882	$2,999

See Notes to Consolidated Financial Statements.

57

MORGAN STANLEY

Consolidated Statements of Cash Flows

(dollars in millions)

	Fiscal Year
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,486	$3,787	$2,988
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Non-cash charges (credits) included in net income:
Aircraft-related charges	109	323	74
Gain on sale of building and sale of self-directed online brokerage accounts	—	—	(125)
Deferred income taxes	(261)	221	(17)
Compensation payable in common stock and options	663	309	400
Depreciation and amortization	805	637	787
Provision for consumer loan losses	925	1,267	1,336
Restructuring and other charges	—	—	235
Changes in assets and liabilities:
Cash and securities deposited with clearing organizations or segregated under federal and other regulations	(8,216)	9,885	7,915
Financial instruments owned, net of financial instruments sold, not yet purchased	(11,522)	(4,452)	(15,528)
Securities borrowed, net of securities loaned	(21,765)	(2,263)	(3,193)
Receivables and other assets	(26,876)	(16,151)	5,469
Payables and other liabilities	37,110	8,793	(5,354)

Net cash (used for) provided by operating activities	(24,542)	2,356	(5,013)

CASH FLOWS FROM INVESTING ACTIVITIES
Net (payments for) proceeds from:
Office facilities and aircraft under operating leases	(533)	(604)	(1,124)
Purchase of Barra, Inc., net of cash acquired	(758)	—	—
Net principal disbursed on consumer loans	(9,359)	(8,498)	(11,447)
Sale of self-directed online brokerage accounts	—	—	98
Sales of consumer loans	7,590	10,864	6,777

Net cash (used for) provided by investing activities	(3,060)	1,762	(5,696)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments for):
Short-term borrowings	7,917	(22,403)	17,947
Securities sold under agreements to repurchase, net of securities purchased under agreements to resell and certain derivatives financing activities	(1,914)	10,360	(8,524)
Deposits	938	(918)	1,481
Net proceeds from:
Issuance of common stock	322	222	179
Issuance of put options	—	—	6
Issuance of long-term borrowings	37,601	21,486	11,043
Issuance of preferred securities subject to mandatory redemption	—	2,000	—
Payments for:
Repayments of long-term borrowings	(11,915)	(12,641)	(6,472)
Redemption of preferred securities subject to mandatory redemption	—	(400)	—
Redemption of cumulative preferred stock	—	—	(345)
Repurchases of common stock	(1,132)	(350)	(990)
Cash dividends	(1,096)	(994)	(1,000)

Net cash provided by (used for) financing activities	30,721	(3,638)	13,325

Net increase in cash and cash equivalents	3,119	480	2,616
Cash and cash equivalents, at beginning of period	29,692	29,212	26,596

Cash and cash equivalents, at end of period	$32,811	$29,692	$29,212

See Notes to Consolidated Financial Statements.

MORGAN STANLEY

Consolidated Statements of Changes in Shareholders’ Equity

(dollars in millions)

	Preferred Stock	Common Stock	Paid-in Capital	Retained Earnings	Employee Stock Trust	Accumulated Other Comprehensive Income (Loss)	Note Receivable Related to ESOP	Common Stock Held in Treasury at Cost	Common Stock Issued to Employee Trust	Unearned Stock-Based Compensation	Total
BALANCE AT NOVEMBER 30, 2001	$345	$12	$3,745	$23,270	$3,086	$(262)	$(31)	$(6,935)	$(2,514)	$—	$20,716
Net income	—	—	—	2,988	—	—	—	—	—	—	2,988
Dividends	—	—	—	(1,008)	—	—	—	—	—	—	(1,008)
Redemption of Cumulative Preferred Stock	(345)	—	—	—	—	—	—	—	—	—	(345)
Issuance of common stock	—	—	(868)	—	—	—	—	1,047	—	—	179
Issuance of put options	—	—	6	—	—	—	—	—	—	—	6
Exercise of put options	—	—	(5)	—	—	—	—	5	—	—	—
Repurchases of common stock	—	—	—	—	—	—	—	(990)	—	—	(990)
Compensation payable in common stock	—	—	486	—	(83)	—	18	83	(104)	—	400
Tax benefits associated with stock-based awards	—	—	282	—	—	—	—	—	—	—	282
Employee tax withholdings and other	—	—	32	—	—	—	—	(386)	—	—	(354)
Minimum pension liability adjustment	—	—	—	—	—	(19)	—	—	—	—	(19)
Translation adjustments	—	—	—	—	—	30	—	—	—	—	30

BALANCE AT NOVEMBER 30, 2002	—	12	3,678	25,250	3,003	(251)	(13)	(7,176)	(2,618)	—	21,885
Net income	—	—	—	3,787	—	—	—	—	—	—	3,787
Dividends	—	—	—	(999)	—	—	—	—	—	—	(999)
Issuance of common stock	—	—	(977)	—	—	—	—	1,199	—	—	222
Repurchases of common stock	—	—	—	—	—	—	—	(350)	—	—	(350)
Compensation payable in common stock and options	—	—	923	—	5	—	16	40	198	(873)	309
Tax benefits associated with stock-based awards	—	—	333	—	—	—	—	—	—	—	333
Employee tax withholdings and other	—	—	71	—	—	—	(7)	(479)	—	—	(415)
Net change in cash flow hedges	—	—	—	—	—	26	—	—	—	—	26
Minimum pension liability adjustment	—	—	—	—	—	(9)	—	—	—	—	(9)
Translation adjustments	—	—	—	—	—	78	—	—	—	—	78

BALANCE AT NOVEMBER 30, 2003	—	12	4,028	28,038	3,008	(156)	(4)	(6,766)	(2,420)	(873)	24,867
Net income	—	—	—	4,486	—	—	—	—	—	—	4,486
Dividends	—	—	—	(1,098)	—	—	—	—	—	—	(1,098)
Issuance of common stock	—	—	(1,304)	—	—	—	—	1,626	—	—	322
Repurchases of common stock	—	—	—	—	—	—	—	(1,132)	—	—	(1,132)
Compensation payable in common stock and options	—	—	563	—	816	—	4	69	(54)	(735)	663
Tax benefits associated with stock-based awards	—	—	331	—	—	—	—	—	—	—	331
Employee tax withholdings and other	—	—	78	—	—	—	—	(411)	—	—	(333)
Net change in cash flow hedges	—	—	—	—	—	26	—	—	—	—	26
Minimum pension liability adjustment	—	—	—	—	—	(2)	—	—	—	—	(2)
Translation adjustments	—	—	—	—	—	76	—	—	—	—	76

BALANCE AT NOVEMBER 30, 2004	$—	$12	$3,696	$31,426	$3,824	$(56)	$—	$(6,614)	$(2,474)	$(1,608)	$28,206

See Notes to Consolidated Financial Statements.

59

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Introduction and Basis of Presentation.

The Company.    Morgan Stanley (the “Company”) is a global financial services firm that maintains leading market positions in each of its business segments—Institutional Securities, Retail Brokerage, Asset Management and Discover. The Company’s Institutional Securities business includes securities underwriting and distribution; financial advisory services, including advice on mergers and acquisitions, restructurings, real estate and project finance; sales, trading, financing and market-making activities in equity securities and related products and fixed income securities and related products, including foreign exchange and commodities; principal investing and real estate investment management; providing benchmark indices and risk management analytics; and research. The Company’s Retail Brokerage business provides comprehensive brokerage, investment and financial services designed to accommodate individual investment goals and risk profiles. The Company’s Asset Management business provides global asset management products and services for individual and institutional investors through three principal distribution channels: a proprietary channel consisting of the Company’s representatives; a non-proprietary channel consisting of third-party broker-dealers, banks, financial planners and other intermediaries; and the Company’s institutional channel. The Company’s Discover business offers Discover®-branded cards and other consumer finance products and services, and includes the operation of Discover Network, a network of merchant and cash access locations primarily in the U.S. Morgan Stanley-branded credit cards and personal loan products that are offered in the U.K. are also included in the Discover business segment. The Company provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals.

Basis of Financial Information.    The consolidated financial statements for the 12 months ended November 30, 2004 (“fiscal 2004”), November 30, 2003 (“fiscal 2003”) and November 30, 2002 (“fiscal 2002”) are prepared in accordance with accounting principles generally accepted in the U.S., which require the Company to make estimates and assumptions regarding the valuations of certain financial instruments, consumer loan loss levels, the outcome of litigation, and other matters that affect the consolidated financial statements and related disclosures. The Company believes that the estimates utilized in the preparation of the consolidated financial statements are prudent and reasonable. Actual results could differ materially from these estimates.

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and other entities in which the Company has a controlling financial interest. The Company’s policy is to consolidate all entities in which it owns more than 50% of the outstanding voting stock unless it does not control the entity. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” as revised, the Company also consolidates any variable interest entities for which it is the primary beneficiary (see Note 19). For investments in companies in which the Company has significant influence over operating and financial decisions (generally defined as owning a voting or economic interest of 20% to 50%), the Company applies the equity method of accounting. In those cases where the Company’s investment is less than 20% and significant influence does not exist, such investments are carried at cost.

The Company’s U.S. and international subsidiaries include Morgan Stanley & Co. Incorporated (“MS&Co.”), Morgan Stanley & Co. International Limited (“MSIL”), Morgan Stanley Japan Limited (“MSJL”), Morgan Stanley DW Inc. (“MSDWI”), Morgan Stanley Investment Advisors Inc. and NOVUS Credit Services Inc.

Certain reclassifications have been made to prior-year amounts to conform to the current year’s presentation. All material intercompany balances and transactions have been eliminated.

Discontinued Operations.    Results of the Company’s aircraft leasing business have been reported as discontinued operations for all periods presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Prior to being

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reclassified as discontinued operations, the results of the Company’s aircraft leasing business were included in the Institutional Securities business segment. See Note 27 for additional information on discontinued operations.

2.    Summary of Significant Accounting Policies.

Revenue Recognition.

Investment Banking.    Underwriting revenues and fees for mergers, acquisitions and advisory assignments are recorded when services for the transactions are determined to be completed, generally as set forth under the terms of the engagement. Transaction-related expenses, primarily consisting of legal, travel and other costs directly associated with the transaction, are deferred to match revenue recognition. Underwriting revenues are presented net of related expenses. Non-reimbursed expenses associated with advisory transactions are recorded within Non-interest expenses.

Commissions.    The Company generates commissions from executing and clearing client transactions on stock, options and futures markets. Commission revenues are recorded in the accounts on trade date.

Asset Management, Distribution and Administration Fees.    Asset management, distribution and administration fees are recognized over the relevant contract period, generally quarterly or annually. In certain management fee arrangements, the Company is entitled to receive performance fees when the return on assets under management exceeds certain benchmark returns or other performance targets. Performance fee revenue is accrued quarterly based on measuring account/fund performance to date vs. the performance benchmark stated in the investment management agreement.

Merchant and Cardmember Fees.    Merchant and cardmember fees include revenues from fees charged to merchants on credit card sales, as well as charges to cardmembers for late payment fees, overlimit fees, balance transfer fees, credit protection fees and cash advance fees, net of cardmember rewards. Merchant and cardmember fees are recognized as earned. Cardmember rewards include various reward programs, including the Cashback Bonus award program, pursuant to which the Company pays certain cardmembers a percentage of their purchase amounts based upon a cardmember’s level and type of purchases. The liability for cardmember rewards, included in Other liabilities and accrued expenses, is accrued at the time that qualified cardmember transactions occur and is calculated on an individual cardmember basis. In determining the liability for cardmember rewards, the Company considers estimated forfeitures based on historical account closure, charge-off and transaction activity. The Company records its Cashback Bonus award program as a reduction of Merchant and cardmember fees.

Consumer Loans.    Consumer loans, which consist primarily of general purpose credit card, mortgage and consumer installment loans, are reported at their principal amounts outstanding less applicable allowances. Interest on consumer loans is recorded to income as earned. Interest is accrued on credit card loans until the date of charge-off, which generally occurs at the end of the month during which an account becomes 180 days past due, except in the case of bankruptcies, deceased cardmembers and fraudulent transactions, where loans are charged off earlier. The interest portion of charged-off credit card loans is written off against interest revenue. Origination costs related to the issuance of credit cards are charged to earnings over periods not exceeding 12 months.

Financial Instruments Used for Trading and Investment.    Financial instruments owned and Financial instruments sold, not yet purchased, which include cash and derivative products, are recorded at fair value in the consolidated statements of financial condition, and gains and losses are reflected in principal trading revenues in the consolidated statements of income. Loans and lending commitments associated with the Company’s lending activities also are recorded at fair value. Fair value is the amount at which financial instruments could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased are generally based on observable market prices, observable market parameters or derived from such prices or parameters based on bid prices or parameters for Financial instruments owned and ask prices or parameters for Financial instruments sold, not yet purchased. In the case of financial instruments transacted on recognized exchanges the observable prices represent quotations for completed transactions from the exchange on which the financial instrument is principally traded. Bid prices represent the highest price a buyer is willing to pay for a financial instrument at a particular time. Ask prices represent the lowest price a seller is willing to accept for a financial instrument at a particular time.

A substantial percentage of the fair value of the Company’s Financial instruments owned and Financial instruments sold, not yet purchased is based on observable market prices, observable market parameters, or is derived from such prices or parameters. The availability of observable market prices and pricing parameters can vary from product to product. Where available, observable market prices and pricing parameters in a product (or a related product) may be used to derive a price without requiring significant judgment. In certain markets, observable market prices or market parameters are not available for all products, and fair value is determined using techniques appropriate for each particular product. These techniques involve some degree of judgment.

The price transparency of the particular product will determine the degree of judgment involved in determining the fair value of the Company’s financial instruments. Price transparency is affected by a wide variety of factors, including, for example, the type of product, whether it is a new product and not yet established in the marketplace, and the characteristics particular to the transaction. Products for which actively quoted prices or pricing parameters are available or for which fair value is derived from actively quoted prices or pricing parameters will generally have a higher degree of price transparency. By contrast, products that are thinly traded or not quoted will generally have reduced to no price transparency.

The fair value of over-the-counter (“OTC”) derivative contracts is derived primarily using pricing models, which may require multiple market input parameters. Where appropriate, valuation adjustments are made to account for credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable market data where available. In the absence of observable market prices or parameters in an active market, observable prices or parameters of other comparable current market transactions, or other observable data supporting a fair value based on a pricing model at the inception of a contract, fair value is based on the transaction price. The Company also uses pricing models to manage the risks introduced by OTC derivatives. Depending on the product and the terms of the transaction, the fair value of OTC derivative products can be modeled using a series of techniques, including closed form analytic formulae, such as the Black-Scholes option pricing model, simulation models or a combination thereof, applied consistently. In the case of more established derivative products, the pricing models used by the Company are widely accepted by the financial services industry. Pricing models take into account the contract terms, including the maturity, as well as market parameters such as interest rates, volatility and the creditworthiness of the counterparty.

Interest and dividend revenue and interest expense arising from financial instruments used in trading activities are reflected in the consolidated statements of income as interest and dividend revenue or interest expense. Purchases and sales of financial instruments and related expenses are recorded in the accounts on trade date. Unrealized gains and losses arising from the Company’s dealings in OTC financial instruments, including derivative contracts related to financial instruments and commodities, are presented in the accompanying consolidated statements of financial condition on a net-by-counterparty basis, when appropriate.

Equity securities purchased in connection with private equity and other principal investment activities initially are carried in the consolidated financial statements at their original costs, which approximate fair value. The carrying value of such equity securities is adjusted when changes in the underlying fair values are readily ascertainable, generally as evidenced by observable market prices or transactions that directly affect the value of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such equity securities. Downward adjustments relating to such equity securities are made in the event that the Company determines that the fair value is less than the carrying value. The Company’s partnership interests, including general partnership and limited partnership interests in real estate funds, are included within Other assets in the consolidated statements of financial condition and are recorded at fair value based upon changes in the fair value of the underlying partnership’s net assets.

Financial Instruments Used for Asset and Liability Management.    The Company enters into various derivative financial instruments for non-trading purposes. These instruments are included within Financial instruments owned—derivative contracts or Financial instruments sold, not yet purchased—derivative contracts within the consolidated statements of financial condition and include interest rate swaps, foreign currency swaps, equity swaps and foreign exchange forwards. The Company uses interest rate and currency swaps and equity derivatives to manage interest rate, currency and equity price risk arising from certain liabilities. The Company also utilizes interest rate swaps to match the repricing characteristics of consumer loans with those of the borrowings that fund these loans. Certain of these derivative financial instruments are designated and qualify as fair value hedges and cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended.

The Company’s designated fair value hedges consist primarily of hedges of fixed rate borrowings, including fixed rate borrowings that fund consumer loans. The Company’s designated cash flow hedges consist primarily of hedges of floating rate borrowings in connection with its aircraft financing business. In general, interest rate exposure in this business arises to the extent that the interest obligations associated with debt used to finance the Company’s aircraft portfolio do not correlate with the aircraft rental payments received by the Company. The Company’s objective is to manage the exposure created by its floating interest rate obligations given that future lease rates on new leases may not be repriced at levels that fully reflect changes in market interest rates. The Company utilizes interest rate swaps to minimize the risk created by its longer-term floating rate interest obligations and measures that risk by reference to the duration of those obligations and the expected sensitivity of future lease rates to future market interest rates.

For qualifying fair value hedges, the changes in the fair value of the derivative and the gain or loss on the hedged asset or liability relating to the risk being hedged are recorded currently in earnings. These amounts are recorded in interest expense and provide offset of one another. For qualifying cash flow hedges, the changes in the fair value of the derivatives are recorded in Accumulated other comprehensive income (loss) in Shareholders’ equity, net of tax effects, and amounts in Accumulated other comprehensive income (loss) are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The Company estimates that approximately $21 million of the unrealized loss recognized in Accumulated other comprehensive income (loss) as of November 30, 2004 will be reclassified into earnings within the next 12 months. Ineffectiveness relating to fair value and cash flow hedges, if any, is recorded within interest expense. The impact of hedge ineffectiveness on the consolidated statements of income was not material for all periods presented.

The Company also utilizes foreign exchange forward contracts to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency operations. The gain or loss from revaluing these contracts is deferred and reported within Accumulated other comprehensive income in Shareholders’ equity, net of tax effects, with the related unrealized amounts due from or to counterparties included in Financial instruments owned or Financial instruments sold, not yet purchased. The interest elements (forward points) on these foreign exchange forward contracts are recorded in earnings.

Securitization Activities.    The Company engages in securitization activities related to commercial and residential mortgage loans, corporate bonds and loans, U.S. agency collateralized mortgage obligations, municipal bonds, credit card loans and other types of financial assets (see Notes 4 and 5). The Company may

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

retain interests in the securitized financial assets as one or more tranches of the securitization, undivided seller’s interests, accrued interest receivable subordinate to investors’ interests (see Note 5), cash collateral accounts, servicing rights, and rights to any excess cash flows remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses. The exposure to credit losses from securitized loans is limited to the Company’s retained contingent risk, which represents the Company’s retained interest in securitized loans, including any credit enhancement provided. The gain or loss on the sale of financial assets depends in part on the previous carrying amount of the assets involved in the transfer, and each subsequent transfer in revolving structures, allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale. To obtain fair values, observable market prices are used if available. However, observable market prices are generally not available for retained interests, so the Company estimates fair value based on the present value of expected future cash flows using its best estimates of the key assumptions, including forecasted credit losses, payment rates, forward yield curves and discount rates commensurate with the risks involved. The present value of future net servicing revenues that the Company estimates it will receive over the term of the securitized loans is recognized in income as the loans are securitized. A corresponding asset also is recorded and then amortized as a charge to income over the term of the securitized loans, with actual net servicing revenues continuing to be recognized in income as they are earned.

Aircraft under Operating Leases.    Revenue from aircraft under operating leases is recognized on a straight-line basis over the lease term. Certain lease contracts may require the lessee to make separate payments for flight hours and passenger miles flown. In such instances, the Company recognizes these other revenues as they are earned in accordance with the terms of the applicable lease contract.

Aircraft Held for Sale.    On August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s aircraft leasing business (see Note 27). In connection with this action, the aircraft leasing business was classified as “held for sale” under the provisions of SFAS No. 144 in the third quarter of fiscal 2005. Results of the aircraft leasing business have been reported as discontinued operations in the Company’s consolidated financial statements. In accordance with SFAS No. 144, the Company is required to assess the fair value of the aircraft leasing business until its ultimate disposition. Changes in the estimated fair value may result in additional losses (or gains) in future periods as required by SFAS No. 144. A gain would be recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized (for a write-down to fair value less cost to sell).

Aircraft to be Held and Used.    Prior to the third quarter of fiscal 2005, aircraft under operating leases that were to be held and used were stated at cost less accumulated depreciation and impairment charges. Depreciation was calculated on a straight-line basis over the estimated useful life of the aircraft asset, which was generally 25 years from the date of manufacture. In accordance with SFAS No. 144, the Company’s aircraft that were to be held and used were reviewed for impairment whenever events or changes in circumstances indicated that the carrying value of the aircraft may not be recoverable (see Note 18).

Consolidated Statements of Cash Flows.    For purposes of these statements, cash and cash equivalents consist of cash and highly liquid investments not held for resale with maturities, when purchased, of three months or less.

During fiscal 2003, in accordance with SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” the Company modified its classification within the consolidated statement of cash flows of the activity associated with certain derivative financial instruments. The activity related to derivative financial instruments entered into or modified after June 30, 2003 and that have been determined to contain a financing element at inception where the Company is deemed the borrower is included within Cash flows from financing activities. Prior to July 1, 2003, the activity associated with such derivative financial instruments is included within Cash flows from operating activities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Consumer Loan Losses.    The allowance for consumer loan losses is a significant estimate that represents management’s estimate of probable losses inherent in the consumer loan portfolio. The allowance for consumer loan losses is primarily applicable to the owned homogeneous consumer credit card loan portfolio that is evaluated quarterly for adequacy and is established through a charge to the provision for consumer loan losses.

In calculating the allowance for consumer loan losses, the Company uses a systematic and consistently applied approach. The Company regularly performs a migration analysis (a technique used to estimate the likelihood that a consumer loan will progress through the various stages of delinquency and ultimately charge-off) of delinquent and current consumer credit card accounts in order to determine the appropriate level of the allowance for consumer loan losses. The migration analysis considers uncollectible principal, interest and fees reflected in consumer loans. In evaluating the adequacy of the allowance for consumer loan losses, management also considers factors that may impact future credit loss experience, including current economic conditions, recent trends in delinquencies and bankruptcy filings, account collection management, policy changes, account seasoning, loan volume and amounts, payment rates and forecasting uncertainties. A provision for consumer loan losses is charged against earnings to maintain the allowance for consumer loan losses at an appropriate level.

Office Facilities.    Office facilities are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of buildings, leasehold improvements, furniture, fixtures and equipment are provided principally by the straight-line method over the estimated useful life of the asset. Estimates of useful lives are as follows: buildings—39 years; furniture and fixtures—7 years; and computer and communications equipment—3 to 5 years. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or, where applicable, the remaining term of the lease, but generally not exceeding 15 years.

Income Taxes.    Income tax expense is provided for using the asset and liability method, under which deferred tax assets and liabilities are determined based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates.

Earnings per Share.    The Company computes earnings per share (“EPS”) in accordance with SFAS No. 128, “Earnings per Share.” “Basic EPS” is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. “Diluted EPS” reflects the assumed conversion of all dilutive securities (see Note 10).

Stock-Based Compensation.    Effective December 1, 2002, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123,” using the prospective adoption method. The Company currently records compensation expense based upon the fair value of stock-based awards (both deferred stock and stock options). In prior years, the Company accounted for its stock-based awards under the intrinsic value approach in accordance with Accounting Principles Board (“APB”) Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Under the approach in APB 25 and the terms of the Company’s plans in prior years, the Company recognized compensation expense for deferred stock awards in the year of grant; however, no compensation expense was generally recognized for stock option grants.

In December 2004, the FASB issued SFAS No. 123 (revised) (“SFAS No. 123R”), “Share-Based Payment”. SFAS No. 123R eliminates the intrinsic value method under APB 25 as an alternative method of accounting for stock-based awards. SFAS No. 123R also revises the fair value-based method of accounting for share-based payment liabilities, forfeitures and modifications of stock-based awards and clarifies SFAS No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. In addition, SFAS No. 123R amends SFAS No. 95, “Statement of Cash Flows,” to require that excess tax benefits be reported as a financing cash inflow rather than as a reduction of taxes paid, which is included within operating cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is required to adopt SFAS No. 123R for the interim period beginning September 1, 2005 using a modified version of prospective application or may elect to apply a modified version of retrospective application.

The Company currently expects to early adopt SFAS No. 123R using the modified prospective method with an effective date of December 1, 2004. The Company’s past practice for recognizing compensation expense for equity-based awards included the recognition of a portion of the award in the year of grant. Based upon the terms of the Company’s equity-based compensation program, the Company will no longer be able to recognize a portion of the award in the grant year under SFAS No. 123R. This will have the effect of reducing compensation expense in fiscal 2005. As a result, fiscal 2005 compensation expense will include the amortization of fiscal 2003 and fiscal 2004 awards but will not include any amortization for fiscal 2005 awards. If SFAS No. 123R was not in effect, fiscal 2005’s compensation expense would have included three years of amortization (i.e., for awards granted in fiscal 2003, fiscal 2004 and fiscal 2005). In addition, the fiscal 2005 awards, which will begin to be amortized in fiscal 2006, will be amortized over a shorter period (2 and 3 years) as compared with awards granted in fiscal 2004 and fiscal 2003 (3 and 4 years).

Translation of Foreign Currencies.    Assets and liabilities of operations having non-U.S. dollar functional currencies are translated at year-end rates of exchange, and income statement accounts are translated at weighted average rates of exchange for the year. In accordance with SFAS No. 52, “Foreign Currency Translation,” gains or losses resulting from translating foreign currency financial statements, net of hedge gains or losses and related tax effects, are reflected in Accumulated other comprehensive income (loss), a separate component of Shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in net income.

Goodwill and Intangible Assets.    SFAS No. 142, “Goodwill and Other Intangible Assets,” does not permit the amortization of goodwill and indefinite-lived assets. Instead, these assets must be reviewed annually (or more frequently under certain conditions) for impairment. Other intangible assets are amortized over their useful lives.

Investments in Unconsolidated Investees.    The Company invests in unconsolidated investees that own synthetic fuel production plants. The Company accounts for these investments under the equity method. The Company’s share of the operating losses generated by these investments is recorded within Losses from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Provision for income taxes.

Deferred Compensation Arrangements.    In accordance with Emerging Issues Task Force (“EITF”) Issue No. 97-14, “Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested,” assets of rabbi trusts are to be consolidated with those of the employer, and the value of the employer’s stock held in rabbi trusts should be classified in Shareholders’ equity and generally accounted for in a manner similar to treasury stock. The Company, therefore, has included its obligations under certain deferred compensation plans in Employee stock trust. Shares that the Company has issued to its rabbi trusts are recorded in Common stock issued to employee trust. Both Employee stock trust and Common stock issued to employee trust are components of Shareholders’ equity. The Company recognizes the original amount of deferred compensation (fair value of the deferred stock award at the date of grant—see Note 14) as the basis for recognition in Employee stock trust and Common stock issued to employee trust. Consistent with EITF Issue No. 97-14, changes in the fair value of amounts owed to employees are not recognized as the Company’s deferred compensation plans do not permit diversification and must be settled by the delivery of a fixed number of shares of the Company’s common stock. The amount recorded in Employee stock trust is only higher than the amount in Common stock issued to employee trust at fiscal year-end because the transfer of the shares to the rabbi trusts occurs subsequent to fiscal year-end.

Software Costs.    In accordance with American Institute of Certified Public Accountants Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” certain costs incurred in connection with internal-use software projects are capitalized and amortized over the expected useful life of the asset.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.    Goodwill and Intangible Assets.

During fiscal 2004 and fiscal 2003, the Company completed the annual goodwill impairment test (as of December 1 in each fiscal year) that is required by SFAS No. 142. The Company’s testing did not indicate any goodwill impairment.

Changes in the carrying amount of the Company’s goodwill for fiscal 2004 and fiscal 2003 were as follows:

	Institutional Securities	Retail Brokerage	Asset Management	Total
	(dollars in millions)
Balance as of November 30, 2002(1)	$2	$481	$966	$1,449
Translation adjustments	—	61	—	61
Other	4	—	—	4

Balance as of November 30, 2003(1)	6	542	966	1,514
Translation adjustments	—	41	—	41
Goodwill acquired during the year	313	—	—	313

Balance as of November 30, 2004	$319	$583	$966	$1,868

(1)	Certain reclassifications have been made to prior-period amounts to conform to the current year’s presentation.

Acquired intangible assets, which are included in the Institutional Securities business segment, were as follows:

	At November 30, 2004
	Gross Carrying Amount	Accumulated Amortization
	(dollars in millions)
Amortizable intangible assets:
Trademarks	$102	$2
Technology-related	222	16
Customer relationships	26	2
Other	1	—

Total amortizable intangible assets	$351	$20

Amortization expense associated with intangible assets is estimated to be approximately $40 million per year over the next five fiscal years.

For additional information on goodwill and intangible assets acquired in connection with the acquisition of Barra, Inc. (“Barra”), see Note 24.

4.    Securities Financing and Securitization Transactions.

Securities purchased under agreements to resell (“reverse repurchase agreements”) and Securities sold under agreements to repurchase (“repurchase agreements”), principally government and agency securities, are treated as financing transactions and are carried at the amounts at which the securities subsequently will be resold or reacquired as specified in the respective agreements; such amounts include accrued interest. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, when appropriate. The Company’s policy is to take possession of securities purchased under agreements to resell. Securities borrowed and Securities loaned also are treated as financing transactions and are carried at the amounts of cash collateral advanced and received in connection with the transactions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company pledges its financial instruments owned to collateralize repurchase agreements and other securities financings. Pledged securities that can be sold or repledged by the secured party are identified as Financial instruments owned (pledged to various parties) on the consolidated statements of financial condition. The carrying value and classification of securities owned by the Company that have been loaned or pledged to counterparties where those counterparties do not have the right to sell or repledge the collateral were as follows:

	At November 30, 2004	At November 30, 2003
	(dollars in millions)
Financial instruments owned:
U.S. government and agency securities	$6,283	$5,233
Other sovereign government obligations	249	164
Corporate and other debt	15,564	7,802
Corporate equities	2,754	3,477

Total	$24,850	$16,676

The Company enters into reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions to, among other things, finance the Company’s inventory positions, acquire securities to cover short positions and settle other securities obligations and to accommodate customers’ needs. The Company also engages in securities financing transactions for customers through margin lending. Under these agreements and transactions, the Company either receives or provides collateral, including U.S. government and agency securities, other sovereign government obligations, corporate and other debt, and corporate equities. The Company receives collateral in the form of securities in connection with reverse repurchase agreements, securities borrowed transactions and customer margin loans. In many cases, the Company is permitted to sell or repledge these securities held as collateral and use the securities to secure repurchase agreements, to enter into securities lending transactions or for delivery to counterparties to cover short positions. At November 30, 2004 and November 30, 2003, the fair value of securities received as collateral where the Company is permitted to sell or repledge the securities was $750 billion and $511 billion, respectively, and the fair value of the portion that has been sold or repledged was $679 billion and $462 billion, respectively.

The Company manages credit exposure arising from reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions by, in appropriate circumstances, entering into master netting agreements and collateral arrangements with counterparties that provide the Company, in the event of a customer default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations. The Company also monitors the fair value of the underlying securities as compared with the related receivable or payable, including accrued interest, and, as necessary, requests additional collateral to ensure such transactions are adequately collateralized. Where deemed appropriate, the Company’s agreements with third parties specify its rights to request additional collateral. Customer receivables generated from margin lending activity are collateralized by customer-owned securities held by the Company. For these transactions, adherence to the Company’s collateral policies significantly limits the Company’s credit exposure in the event of customer default. The Company may request additional margin collateral from customers, if appropriate, and if necessary may sell securities that have not been paid for or purchase securities sold but not delivered from customers.

In connection with its Institutional Securities business, the Company engages in securitization activities related to commercial and residential mortgage loans, U.S. agency collateralized mortgage obligations, corporate bonds and loans, municipal bonds and other types of financial assets. These assets are carried at fair value, and any changes in fair value are recognized in the consolidated statements of income. The Company may act as underwriter of the beneficial interests issued by securitization vehicles. Underwriting net revenues are recognized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in connection with these transactions. The Company may retain interests in the securitized financial assets as one or more tranches of the securitization. These retained interests are included in the consolidated statements of financial condition at fair value. Any changes in the fair value of such retained interests are recognized in the consolidated statements of income. Retained interests in securitized financial assets associated with the Institutional Securities business were approximately $3.9 billion at November 30, 2004, the majority of which were related to U.S. agency collateralized mortgage obligation, residential mortgage loan and commercial mortgage loan securitization transactions. Net gains at the time of securitization were not material in fiscal 2004. The assumptions that the Company used to determine the fair value of its retained interests at the time of securitization related to those transactions that occurred during fiscal 2004 were not materially different from the assumptions included in the table below. Additionally, as indicated in the table below, the Company’s exposure to credit losses related to these retained interests was not material to the Company’s results of operations.

The following table presents information on the Company’s U.S. agency collateralized mortgage obligation, residential mortgage loan and commercial mortgage loan securitization transactions. Key economic assumptions and the sensitivity of the current fair value of the retained interests to immediate 10% and 20% adverse changes in those assumptions at November 30, 2004 were as follows (dollars in millions):

	U.S. Agency Collateralized Mortgage Obligations		Residential Mortgage Loans		Commercial Mortgage Loans
Retained interests (carrying amount/fair value)	$1,721		$1,682		$349
Weighted average life (in months)	79		31		88
Credit losses (rate per annum)(1)	—		0.00-4.00%		0.23-7.82%
Impact on fair value of 10% adverse change	$—		$(61)		$—
Impact on fair value of 20% adverse change	$—		$(114)		$—
Weighted average discount rate (rate per annum)	5.54%		9.59%		5.94%
Impact on fair value of 10% adverse change	$(45)		$(20)		$(11)
Impact on fair value of 20% adverse change	$(87)		$(40)		$(20)
Prepayment speed assumption(2)(3)	149-480	PSA	307-2833	PSA	—
Impact on fair value of 10% adverse change	$(11)		$(12)		$—
Impact on fair value of 20% adverse change	$(21)		$(9)		$—

(1)	Commercial mortgage loans credit losses round to less than $1 million.
(2)	Amounts for residential mortgage loans exclude positive valuation effects from immediate 10% and 20% changes.
(3)	Commercial mortgage loans typically contain provisions that either prohibit or economically penalize the borrower from prepaying the loan for a specified period of time.

The table above does not include the offsetting benefit of any financial instruments that the Company may utilize to hedge risks inherent in its retained interests. In addition, the sensitivity analysis is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

In connection with its Institutional Securities business, during fiscal 2004, fiscal 2003 and fiscal 2002, the Company received proceeds from new securitization transactions of $72 billion, $70 billion and $43 billion, respectively, and cash flows from retained interests in securitization transactions of $6.1 billion, $4.3 billion and $0.9 billion, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Consumer Loans.

Consumer loans were as follows:

	At November 30, 2004	At November 30, 2003
	(dollars in millions)
General purpose credit card, mortgage and consumer installment	$21,169	$20,384
Less:
Allowance for consumer loan losses	943	1,002

Consumer loans, net	$20,226	$19,382

Activity in the allowance for consumer loan losses was as follows:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Balance at beginning of period	$1,002	$928	$847
Additions:
Provision for consumer loan losses	926	1,266	1,337
Deductions:
Charge-offs	1,120	1,304	1,355
Recoveries	(135)	(112)	(99)

Net charge-offs	985	1,192	1,256

Balance at end of period	$943	$1,002	$928

Information on net charge-offs of interest and cardmember fees was as follows:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Interest accrued on general purpose credit card loans subsequently charged off, net of recoveries (recorded as a reduction of Interest revenue)	$233	$269	$229

Cardmember fees accrued on general purpose credit card loans subsequently charged off, net of recoveries (recorded as a reduction to Merchant and cardmember fee revenue)	$145	$176	$165

At November 30, 2004, the Company had commitments to extend credit for consumer loans of approximately $259 billion. Such commitments arise primarily from agreements with customers for unused lines of credit on certain credit cards, provided there is no violation of conditions established in the related agreement. These commitments, substantially all of which the Company can terminate at any time and which do not necessarily represent future cash requirements, are periodically reviewed based on account usage and customer creditworthiness.

At November 30, 2004 and November 30, 2003, $4,312 million and $4,170 million, respectively, of the Company’s consumer loans had minimum contractual maturities of less than one year. Because of the uncertainty regarding consumer loan repayment patterns, which historically have been higher than contractually required minimum payments, this amount may not necessarily be indicative of the Company’s actual consumer loan repayments.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company received net proceeds from consumer loan sales of $7,590 million, $10,864 million and $6,777 million in fiscal 2004, fiscal 2003 and fiscal 2002, respectively.

The Company’s U.S. consumer loan portfolio, including securitized loans, is geographically diverse, with a distribution approximating that of the population of the U.S.

Credit Card Securitization Activities.    The Company’s retained interests in credit card asset securitizations include undivided seller’s interests, accrued interest receivable on securitized credit card receivables, cash collateral accounts, servicing rights and rights to any excess cash flows (“Residual Interests”) remaining after payments to investors in the securitization trusts of their contractual rate of return and reimbursement of credit losses. The undivided seller’s interests less an applicable allowance for loan losses is recorded in Consumer loans. The Company’s undivided seller’s interests rank pari passu with investors’ interests in the securitization trusts, and the remaining retained interests are subordinate to investors’ interests. Accrued interest receivable and cash collateral accounts are recorded in Other assets at amounts that approximate fair value. The Company receives annual servicing fees of 2% of the investor principal balance outstanding. The Company does not recognize servicing assets or servicing liabilities for servicing rights since the servicing contracts provide only adequate compensation (as defined in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”) to the Company for performing the servicing. Residual Interests are recorded in Other assets and classified as trading and reflected at fair value with changes in fair value recorded currently in earnings. At November 30, 2004, the Company had $10.7 billion of retained interests, including $7.7 billion of undivided seller’s interests, in credit card asset securitizations. The retained interests are subject to credit, payment and interest rate risks on the transferred credit card assets. The investors and the securitization trusts have no recourse to the Company’s other assets for failure of cardmembers to pay when due.

During fiscal 2004 and fiscal 2003, the Company completed credit card asset securitizations of $3.7 billion and $5.7 billion, respectively, and recognized net securitization losses of $8 million, which resulted from net gain amortization of prior securitizations, and net securitization gains of $30 million, respectively, as servicing fees in the consolidated statements of income. The uncollected balances of securitized general purpose credit card loans were $28.5 billion and $29.4 billion at November 30, 2004 and November 30, 2003, respectively.

Key economic assumptions used in measuring the Residual Interests at the date of securitization resulting from credit card asset securitizations completed during fiscal 2004 and fiscal 2003 were as follows:

	Fiscal 2004	Fiscal 2003
Weighted average life (in months)	5.9-6.1	5.6-7.1
Payment rate (rate per month)	17.79-18.35%	14.89-18.00%
Credit losses (rate per annum)	4.89-6.90%	3.86-6.90%
Discount rate (rate per annum)	12.00-14.00%	14.00%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Key economic assumptions and the sensitivity of the current fair value of the Residual Interests to immediate 10% and 20% adverse changes in those assumptions were as follows (dollars in millions):

At November 30, 2004
Residual Interests (carrying amount/fair value)	$249
Weighted average life (in months)	5.2
Weighted average payment rate (rate per month)	18.50%
Impact on fair value of 10% adverse change	$(16)
Impact on fair value of 20% adverse change	$(31)
Weighted average credit losses (rate per annum)	5.98%
Impact on fair value of 10% adverse change	$(60)
Impact on fair value of 20% adverse change	$(119)
Weighted average discount rate (rate per annum)	12.00%
Impact on fair value of 10% adverse change	$(2)
Impact on fair value of 20% adverse change	$(4)

The sensitivity analysis in the table above is hypothetical and should be used with caution. Changes in fair value based on a 10% or 20% variation in an assumption generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the Residual Interests is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower payments and increased credit losses), which might magnify or counteract the sensitivities. In addition, the sensitivity analysis does not consider any corrective action that the Company may take to mitigate the impact of any adverse changes in the key assumptions.

The table below summarizes certain cash flows received from the securitization master trusts (dollars in billions):

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Proceeds from new credit card asset securitizations	$3.7	$5.7	$3.6
Proceeds from collections reinvested in previous credit card asset securitizations	$61.6	$60.3	$53.3
Contractual servicing fees received	$0.6	$0.6	$0.6
Cash flows received from retained interests	$1.8	$1.7	$1.9

The table below presents quantitative information about delinquencies, net principal credit losses and components of managed general purpose credit card loans, including securitized loans (dollars in millions):

	At November 30, 2004		Fiscal 2004
	Loans Outstanding	Loans Delinquent	Average Loans	Net Principal Credit Losses
Managed general purpose credit card loans	$48,261	$2,196	$47,387	$2,845
Less: Securitized general purpose credit card loans	28,537

Owned general purpose credit card loans	$19,724

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Deposits.

Deposits were as follows:

	At November 30, 2004	At November 30, 2003
	(dollars in millions)
Demand, passbook and money market accounts	$1,117	$1,264
Consumer certificate accounts	1,021	1,192
$100,000 minimum certificate accounts	11,639	10,383

Total	$13,777	$12,839

The weighted average interest rates of interest-bearing deposits outstanding during fiscal 2004 and fiscal 2003 were 4.5% and 4.9%, respectively.

At November 30, 2004, interest-bearing deposits maturing over the next five years were as follows:

Fiscal Year	(dollars in millions)
2005	$7,939
2006	2,406
2007	1,210
2008	305
2009	194

7.    Short-Term Borrowings.

The table below summarizes certain information regarding short-term borrowings for the fiscal years 2004 and 2003 (dollars in millions):

	At November 30,
	2004	2003
Commercial paper:
Balance at year-end	$28,543	$20,608

Average amount outstanding	$22,781	$28,246

Weighted average interest rate on year-end balance	2.1%	1.2%

Other short-term borrowings(1):
Balance at year-end	$7,760	$7,778

Average amount outstanding	$7,625	$11,127

(1)	These borrowings included bank loans, Federal Funds and bank notes.

The Company, through one of its subsidiaries, maintains several funded committed credit facilities to support the collateralized commercial and residential mortgage whole loan business. Lenders to these facilities provided an aggregate of $10.7 billion in financing at November 30, 2004.

The Company maintains a senior revolving credit agreement with a group of banks to support general liquidity needs, including the issuance of commercial paper, which consists of two separate tranches: a U.S. dollar tranche with the Company as borrower and a Japanese yen tranche with MSJL as borrower and the Company as

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

guarantor. Under this combined facility (the “MS-MSJL Facility”), the banks are committed to provide up to $5.5 billion under the U.S. dollar tranche and 70 billion Japanese yen under the Japanese yen tranche. At November 30, 2004, the Company had a $12.0 billion surplus shareholders’ equity as compared with the MS-MSJL Facility’s covenant requirement.

The Company maintains a master collateral facility that enables MS&Co., one of the Company’s U.S. broker-dealer subsidiaries, to pledge certain collateral to secure loan arrangements, letters of credit and other financial accommodations (the “MS&Co. Facility”). As part of the MS&Co. Facility, MS&Co. also maintains a secured committed credit agreement with a group of banks that are parties to the master collateral facility under which such banks are committed to provide up to $1.8 billion. At November 30, 2004, MS&Co. had a $2.8 billion surplus consolidated stockholder’s equity and a $0.9 billion surplus Net Capital, each as defined in the MS&Co. Facility and as compared with the MS&Co. Facility’s covenant requirements.

The Company also maintains a revolving credit facility that enables MSIL, the Company’s London-based broker-dealer subsidiary, to obtain committed funding from a syndicate of banks (the “MSIL Facility”) by providing a broad range of collateral under repurchase agreements for a secured repo facility and a Company guarantee for an unsecured facility. The syndicate of banks is committed to provide up to an aggregate of $1.5 billion, available in six major currencies. At November 30, 2004, MSIL had a $1.7 billion surplus Shareholder’s Equity and a $2.0 billion surplus Financial Resources, each as defined in the MSIL Facility and as compared with the MSIL Facility’s covenant requirements.

The Company anticipates that it may utilize the MS-MSJL Facility, the MS&Co. Facility or the MSIL Facility (the “Credit Facilities”) for short-term funding from time to time. The Company does not believe that any of the covenant requirements in any of its Credit Facilities will impair its ability to obtain funding under the Credit Facilities, to pay its current level of dividends, or to secure loan arrangements, letters of credit or other financial accommodations. At November 30, 2004, no borrowings were outstanding under any of the Credit Facilities.

The Company and its subsidiaries also maintain a series of committed bilateral credit facilities to support general liquidity needs. These facilities are expected to be drawn from time to time to cover short-term funding needs.

On a yearly basis, the Company’s committed credit strategy is reviewed and approved by its senior management. This strategy takes the Company’s total liquidity sources into consideration when determining the appropriate size and mix of committed credit.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.    Long-Term Borrowings.

Maturities and Terms.    Long-term borrowings at fiscal year-end consisted of the following:

	U.S. Dollar			Non-U.S. Dollar(1)			At November 30,
	Fixed Rate	Floating Rate(2)	Index/ Equity Linked	Fixed Rate	Floating Rate(2)	Index/ Equity Linked	2004 Total(3)	2003 Total(3)
	(dollars in millions)
Due in fiscal 2004	$—	$—	$—	$—	$—	$—	$—	$10,574
Due in fiscal 2005	2,830	5,647	887	2,780	348	272	12,764	11,892
Due in fiscal 2006	3,978	14,080	577	3,160	115	204	22,114	9,910
Due in fiscal 2007	4,027	5,446	409	392	774	121	11,169	5,451
Due in fiscal 2008	1,586	749	229	1,214	2,315	301	6,394	4,185
Due in fiscal 2009	1,985	1,126	684	3,151	299	1,227	8,472	3,232
Thereafter	23,327	1,805	1,057	5,381	1,486	1,317	34,373	20,356

Total	$37,733	$28,853	$3,843	$16,078	$5,337	$3,442	$95,286	$65,600

Weighted average coupon at fiscal year-end	6.0%	2.2%	n/a	4.1%	2.4%	n/a	4.2%	4.6%

(1)	Weighted average coupon was calculated utilizing non-U.S. dollar interest rates.
(2)	U.S. dollar contractual floating rate borrowings bear interest based on a variety of money market indices, including London Interbank Offered Rates (“LIBOR”) and Federal Funds rates. Non-U.S. dollar contractual floating rate borrowings bear interest based on euro floating rates.
(3)	Amounts include an increase of approximately $1,267 million at November 30, 2004 and $1,442 million at November 30, 2003 to the carrying amount of certain of the Company’s long-term borrowings associated with fair value hedges under SFAS No. 133.

The Company’s long-term borrowings included the following components:

	At November 30,
	2004	2003
	(dollars in millions)
Senior debt	$88,275	$65,014
Subordinated debt	4,114	586
Junior subordinated debentures	2,897	—

Total	$95,286	$65,600

Senior debt securities often are denominated in various non-U.S. dollar currencies and may be structured to provide a return that is equity-linked, credit-linked or linked to some other index (e.g., the consumer price index). Senior debt also may be structured to be callable by the Company or extendible at the option of holders of the senior debt securities. Debt containing provisions which effectively allow the holders to put or extend the notes aggregated $15,138 million at November 30, 2004 and $4,527 million at November 30, 2003. Subordinated debt and junior subordinated debentures typically are issued to meet the capital requirements of the Company or its regulated subsidiaries, and primarily are U.S. dollar denominated.

Senior Debt—Structured Borrowings.    The Company’s index/equity-linked borrowings include various structured instruments whose payments and redemption values are linked to the performance of a specific index (e.g., Standard & Poor’s 500), a basket of stocks, a specific equity security, a credit exposure or basket of credit exposures. To minimize the exposure resulting from movements in the underlying equity, credit, or other position or index, the Company has entered into various swap contracts and purchased options that effectively convert the

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

borrowing costs into floating rates based upon LIBOR. These instruments are included in the preceding table at their redemption values based on the performance of the underlying indices, baskets of stocks or specific equity securities, credit or other position or index. The Company accounts for its structured borrowings as having an embedded derivative. The changes in the fair value of the embedded derivatives in the Company’s structured borrowings are included in principal transaction trading revenue. Prior to fiscal 2004, such amounts were included in interest expense. Prior period information has been reclassified to conform to the current year’s presentation. Principal transaction trading revenues included $54 million and $749 million that were previously recorded as decreases to interest expense in fiscal 2003 and fiscal 2002, respectively. These reclassifications are recorded within the Company’s Institutional Securities business segment and had no impact on net revenues. The swaps and purchased options are derivatives and are accounted for at fair value in accordance with SFAS No. 133 with changes in fair value also included in principal transaction trading revenue.

Subordinated Debt and Junior Subordinated Debentures.    Included in the Company’s long-term borrowings are subordinated notes (including the notes issued by MS&Co. discussed below) of $4,114 million having a contractual weighted average coupon of 4.87% at November 30, 2004 and $586 million having a weighted average coupon of 7.3% at November 30, 2003. Junior subordinated debentures issued by the Company were $2,897 million having a contractual weighted average coupon of 6.45% at November 30, 2004 (see Note 12). Maturities of the subordinated and junior subordinated notes range from fiscal 2005 to fiscal 2033. Maturities of certain junior subordinated debentures can be extended to 2052 at the Company’s option.

At November 30, 2004, MS&Co. had $82 million of 7.28% fixed rate subordinated Series E notes and $25 million of 7.82% fixed rate subordinated Series F notes. These notes had maturities from fiscal 2006 to fiscal 2016. The terms of such notes contain restrictive covenants that require, among other things, that MS&Co. maintain specified levels of Consolidated Tangible Net Worth and Net Capital, each as defined.

Asset and Liability Management.    In general, securities inventories not financed by secured funding sources and the majority of current assets are financed with a combination of short-term funding, floating rate long-term debt or fixed rate long-term debt swapped to a floating rate. Fixed assets are financed with fixed rate long-term debt. Both fixed rate and floating rate long-term debt (in addition to sources of funds accessed directly by the Company’s Discover business) are used to finance the Company’s consumer loan portfolio. The Company uses interest rate swaps to more closely match these borrowings to the duration, holding period and interest rate characteristics of the assets being funded and to manage interest rate risk. These swaps effectively convert certain of the Company’s fixed rate borrowings into floating rate obligations. In addition, for non-U.S. dollar currency borrowings that are not used to fund assets in the same currency, the Company has entered into currency swaps that effectively convert the borrowings into U.S. dollar obligations. The Company’s use of swaps for asset and liability management affected its effective average borrowing rate as follows:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Weighted average coupon of long-term borrowings at fiscal year-end(1)	4.2%	4.6%	4.9%

Effective average borrowing rate for long-term borrowings after swaps at fiscal year-end(1)	2.9%	2.4%	2.9%

(1)	Included in the weighted average and effective average calculations are non-U.S. dollar interest rates.

Cash paid for interest for the Company’s borrowings and deposits approximated the related interest expense in fiscal 2004, fiscal 2003 and fiscal 2002.

Subsequent to fiscal year-end and through February 4, 2005, the Company’s long-term borrowings (net of repayments) increased by approximately $8.6 billion.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Commitments and Contingencies.

Office Facilities.    The Company has non-cancelable operating leases covering office space and equipment. At November 30, 2004, future minimum rental commitments under such leases (net of subleases, principally on office rentals) were as follows:

Fiscal Year	(dollars in millions)
2005	$500
2006	462
2007	408
2008	374
2009	324
Thereafter	2,209

Occupancy lease agreements, in addition to base rentals, generally provide for rent and operating expense escalations resulting from increased assessments for real estate taxes and other charges. Total rent expense, net of sublease rental income, was $444 million, $437 million and $461 million in fiscal 2004, fiscal 2003 and fiscal 2002, respectively.

In December 2004, the Company reached an agreement to lease, beginning in January 2005, approximately 445,000 square feet at One New York Plaza in New York, New York under a lease expiring in 2014.

Letters of Credit.    At November 30, 2004 and November 30, 2003, the Company had approximately $8.5 billion and $7.7 billion, respectively, of letters of credit outstanding to satisfy various collateral requirements.

Aircraft.    At November 30, 2004, the Company had contracted to receive the following minimum rentals under non-cancelable operating leases in connection with its aircraft financing activities:

Fiscal Year	(dollars in millions)
2005	$350
2006	261
2007	181
2008	115
2009	101
Thereafter	584

As discussed in Note 27, on August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s aircraft leasing business.

Securities Activities.    In connection with certain of its Institutional Securities business activities, the Company provides loans or lending commitments (including bridge financing) to selected clients. The borrowers may be rated investment grade or non-investment grade. These loans and commitments have varying terms, may be senior or subordinated, are generally contingent upon representations, warranties and contractual conditions applicable to the borrower, and may be syndicated or traded by the Company.

The aggregate value of the investment grade and non-investment grade lending commitments are shown below:

	At November 30, 2004	At November 30, 2003
	(dollars in millions)
Investment grade lending commitments	$18,989	$14,244
Non-investment grade lending commitments	1,409	1,869

Total	$20,398	$16,113

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Financial instruments sold, not yet purchased represent obligations of the Company to deliver specified financial instruments at contracted prices, thereby creating commitments to purchase the financial instruments in the market at prevailing prices. Consequently, the Company’s ultimate obligation to satisfy the sale of financial instruments sold, not yet purchased may exceed the amounts recognized in the consolidated statements of financial condition.

The Company has commitments to fund other less liquid investments, including at November 30, 2004, $185 million in connection with principal investment and private equity activities. Additionally, the Company has provided and will continue to provide financing, including margin lending and other extensions of credit to clients that may subject the Company to increased credit and liquidity risks.

At November 30, 2004, the Company had commitments to enter into reverse repurchase and repurchase agreements of approximately $75 billion and $60 billion, respectively.

Insurance Recovery.    On September 11, 2001, the U.S experienced terrorist attacks targeted against New York City and Washington, D.C. The attacks in New York resulted in the destruction of the World Trade Center complex, where approximately 3,700 of the Company’s employees were located, and the temporary closing of the debt and equity financial markets in the U.S. Through the implementation of its business recovery plans, the Company relocated its displaced employees to other facilities.

The Company has recognized costs related to the terrorist attacks pertaining to write-offs of leasehold improvements and destroyed technology and telecommunications equipment in the World Trade Center complex, employee relocation and certain other employee-related expenditures, and other business recovery costs. The costs were offset by estimated insurance recoveries.

The Company continues to be in negotiations with its insurance carriers related to the events of September 11, 2001. At the conclusion of these negotiations, the Company currently believes that the amounts it will recover under its insurance policies will be in excess of costs recognized for accounting purposes related to the terrorist attacks. As of November 30, 2004, the Company had not recorded a gain for the anticipated excess recovery.

Legal.    In the normal course of business, the Company has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the issuers that would otherwise be the primary defendants in such cases are bankrupt or in financial distress. The Company is also involved, from time to time, in other reviews, investigations and proceedings by governmental and self-regulatory agencies (both formal and informal) regarding the Company’s business, including, among other matters, accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief. The number of these investigations and proceedings has increased in recent years with regard to many firms in the financial services industry, including the Company.

The Company contests liability and/or the amount of damages in each pending matter. In view of the inherent difficulty of predicting the outcome of such matters, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss related to such matters, how such matters will be resolved, when they will ultimately be resolved, or what the eventual settlement, fine, penalty or other relief might be. Subject to the foregoing, the Company believes, based on current knowledge and after consultation with counsel, that the outcome of each such pending matter will not have a material adverse effect on the consolidated financial

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

condition of the Company, although the outcome could be material to the Company’s or a business segment’s operating results for a particular future period, depending on, among other things, the level of the Company’s or a business segment’s income for such period.

Legal reserves have been established in accordance with SFAS No. 5, “Accounting for Contingencies.” Once established, reserves are adjusted when there is more information available or when an event occurs requiring a change. The most significant matters include the following:

IPO Allocation Matters.    In connection with the Company’s role as either lead or co-lead underwriter in several initial public offerings (“IPO”), the Company has been exposed to both regulatory and civil proceedings. On January 25, 2005, the Company announced a settlement with the Securities and Exchange Commission (the “SEC”) regarding allegations that it violated Rule 101 of Regulation M by attempting to induce certain customers that received shares in IPOs to place purchase orders for additional shares in the aftermarket. Under the terms of the settlement, the Company agreed, without admitting or denying the allegations, to the entry of a judgment enjoining it from violating Rule 101 of Regulation M and the payment of a $40 million civil penalty. The settlement terms are subject to court approval.

In addition to the regulatory matter with the SEC, numerous class actions have been filed against certain issuers of IPO securities, certain individual officers of those issuers, the Company and other underwriters of those IPOs on behalf of purchasers of stock in the IPOs or the aftermarket. These complaints allege that the Company engaged in “laddering”, defined as inducing customers to bid up stock in exchange for “hot” IPO allocations, and also allege that underwriters received excess compensation from IPO allocations and that continuous “buy” recommendations by the defendants’ research analysts improperly increased or sustained the prices at which the securities traded after the IPOs.

Parmalat Matter.    From 2001 through 2003, the Company entered into interest rate and currency derivative transactions with Parmalat, an Italian publicly-listed company. In 2002 and 2003, the Company also was involved in two public and one private bond offerings for Parmalat outside the U.S.

In fiscal 2004, the Company and several other financial institutions were requested to provide documents and other information to Italian and U.K. authorities conducting criminal and regulatory investigations relating to Parmalat, which was declared insolvent on December 27, 2003. The Company and several other financial institutions, together with employees of those institutions involved in Parmalat-related matters, are under investigation in Italy. The Company is cooperating with these various investigations. During the year, the Company also voluntarily provided the SEC information concerning its dealings with Parmalat. On January 27, 2005, the administrator of Parmalat filed an insolvency clawback claim against the Company in the civil court of Parma, Italy seeking repayment of approximately €136 million. The basis of this claim is that the Company allegedly knew that Parmalat was insolvent at the time the monies were paid by Parmalat.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.    Earnings per Share.

Earnings per share were calculated as follows (in millions, except for per share data):

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Basic EPS:
Income from continuing operations	$4,589	$4,020	$3,070
Loss on discontinued operations	(103)	(233)	(82)

Net income applicable to common shareholders	$4,486	$3,787	$2,988

Weighted average common shares outstanding	1,080	1,077	1,083

Basic earnings per common share:
Income from continuing operations	$4.25	$3.74	$2.84
Loss from discontinued operations	(0.10)	(0.22)	(0.08)

Basic EPS	$4.15	$3.52	$2.76

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Diluted EPS:
Net income applicable to common shareholders	$4,486	$3,787	$2,988

Weighted average common shares outstanding	1,080	1,077	1,083
Effect of dilutive securities:
Stock options	25	21	26
Convertible debt	—	1	1

Weighted average common shares outstanding and common stock equivalents	1,105	1,099	1,110

Diluted earnings per common share:
Income from continuing operations	$4.15	$3.66	$2.76
Loss from discontinued operations	(0.09)	(0.21)	(0.07)

Diluted EPS	$4.06	$3.45	$2.69

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following securities were considered antidilutive and therefore were excluded from the computation of diluted EPS:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(shares in millions)
Number of antidilutive securities (including stock options and restricted stock units) outstanding at end of period	95	60	65

11.    Sales and Trading Activities.

The Company’s institutional sales and trading activities are conducted through the integrated management of its client-driven and proprietary transactions along with the hedging and financing of these positions. While sales and trading activities are generated by client order flow, the Company also takes proprietary positions based on expectations of future market movements and conditions.

The Company’s trading portfolios are managed with a view toward the risk and profitability of the portfolios. The following discussions of risk management, market risk, credit risk, concentration risk and customer activities relate to the Company’s sales and trading activities.

Risk Management.    The cornerstone of the Company’s risk management philosophy is protection of the Company’s franchise and reputation. Guardianship is based on three key principles: accountability, transparency and independent oversight. Given the importance of effective risk management to the Company’s reputation, senior management requires thorough and frequent communication and appropriate escalation of risk matters.

Risk management at the Company requires independent Company-level oversight, accountability of the Company’s business segments, constant communication, judgment, and knowledge of specialized products and markets. The Company’s senior management takes an active role in the identification, assessment and management of various risks at both the Company and business segment level. In recognition of the increasingly varied and complex nature of the global financial services business, the Company’s risk management philosophy, with its attendant policies, procedures and methodologies, is evolutionary in nature and subject to ongoing review and modification.

The nature of the Company’s risks, coupled with this risk management philosophy, informs the Company’s risk governance structure. The Company’s risk governance structure includes the Firm Risk Committee and the Capital Committee, the Chief Administrative and Risk Officer, the Internal Audit Department, independent control groups and various risk control managers, committees and groups located within the business segments.

The Firm Risk Committee, composed of the Company’s most senior officers, oversees the Company’s risk management structure. The Firm Risk Committee’s responsibilities include comprehensive oversight of the Company’s risk management principles, procedures and limits, and monitoring of material financial, operational and franchise risks. The Firm Risk Committee is overseen by the Audit Committee of the Board of Directors (the “Audit Committee”). The Capital Committee oversees alignment of the Company’s resource allocation with strategic priorities. The Capital Committee’s responsibilities include: approving acquisitions and divestitures and making recommendations to the Board of Directors (when appropriate); directing capital to the business segments; approving technical capital recommendations; approving capital exceptions; and approving methodologies for capital allocation for the Company and the business segments.

The Chief Administrative and Risk Officer, a member of the Firm Risk Committee, oversees compliance with Company risk limits; approves certain excessions of Company risk limits; reviews material market, credit, and liquidity and funding risks; and reviews results of risk management processes with the Audit Committee.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Internal Audit Department provides independent risk and control assessment and reports to the Audit Committee and administratively to the Chief Legal Officer. The Internal Audit Department periodically examines the Company’s operational and control environment and conducts audits designed to cover all major risk categories.

The Market Risk, Credit, Financial Control, Treasury and Law Departments (collectively, the “Company Control Groups”), which are all independent of the Company’s business units, assist senior management and the Firm Risk Committee in monitoring and controlling the Company’s risk through a number of control processes. The Company is committed to employing qualified personnel with appropriate expertise in each of its various administrative and business areas to implement effectively the Company’s risk management and monitoring systems and processes.

Each business segment has a Risk Committee that is responsible for ensuring that the business segment, as applicable: adheres to established limits for market, credit and other risks; implements risk measurement, monitoring, and management policies and procedures that are consistent with the risk framework established by the Firm Risk Committee; and reviews, on a periodic basis, its aggregate risk exposures, risk exception experience, and the efficacy of its risk identification, measurement, monitoring, and management policies and procedures, and related controls.

Each of the Company’s business segments also has designated risk managers, committees and groups, including operations and information technology groups (collectively, “Segment Control Groups” and, together with the Company Control Groups, the “Control Groups”) to manage and monitor specific risks and report to the business segment Risk Committee. The Control Groups work together to review the risk monitoring and risk management policies and procedures relating to, among other things, the segment’s market and credit risk profile, sales practices, reputation, legal enforceability, and operational and technological risks. Participation by the senior officers of the Control Groups helps ensure that risk policies and procedures, exceptions to risk limits, new products and business ventures, and transactions with risk elements undergo a thorough review that is overseen by the business segment Risk Committees and ultimately by the Firm Risk Committee.

Market Risk.    Market risk refers to the risk that a change in the level of one or more market prices, rates, indices, implied volatilities (the price volatility of the underlying instrument imputed from option prices), correlations or other market factors, such as liquidity, will result in losses for a position or portfolio.

The Company manages the market risk associated with its trading activities on a Company-wide basis, on a worldwide trading division level and on an individual product basis. Aggregate market risk limits have been approved for the Company and for its major trading divisions worldwide (equity and fixed income, which includes interest rate products, credit products, foreign exchange and commodities). Additional market risk limits are assigned to trading desks and, as appropriate, products and regions. Trading division risk managers, desk risk managers, traders and the Market Risk Department monitor market risk measures against limits in accordance with policies set by senior management.

The Market Risk Department independently reviews the Company’s trading portfolios on a regular basis from a market risk perspective utilizing Value-at-Risk and other quantitative and qualitative risk measures and analyses. The Company’s trading businesses and the Market Risk Department also use, as appropriate, measures such as sensitivity to changes in interest rates, prices, implied volatilities and time decay to monitor and report market risk exposures. Stress testing, which measures the impact on the value of existing portfolios of specified changes in market factors for certain products, is performed periodically and is reviewed by trading division risk managers, desk risk managers and the Market Risk Department. The Market Risk Department also conducts scenario analyses, which estimate the Company’s revenue sensitivity to a set of specific, predefined market and geopolitical events.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Credit Risk.    Credit risk refers to the risk of loss arising from borrower or counterparty default when a borrower, counterparty or obligor is unable to meet its financial obligations. The Company incurs significant “single name” credit risk exposure through the Institutional Securities business. This type of risk requires significant credit analysis of specific counterparties, both initially and on an ongoing basis.

The Institutional Credit Department (“Institutional Credit”) manages credit risk exposure for the Institutional Securities business. Institutional Credit is responsible for ensuring transparency of material credit risks, ensuring compliance with established limits, approving material extensions of credit, and escalating risk concentrations to appropriate senior management.

Concentration Risk.    The Company is subject to concentration risk by holding large positions in certain types of securities or commitments to purchase securities of a single issuer, including sovereign governments and other entities, issuers located in a particular country or geographic area, public and private issuers involving developing countries, or issuers engaged in a particular industry. Financial instruments owned by the Company include U.S. government and agency securities and securities issued by other sovereign governments (principally Japan, United Kingdom, Italy and Germany), which, in the aggregate, represented approximately 6% of the Company’s total assets at November 30, 2004. In addition, substantially all of the collateral held by the Company for resale agreements or bonds borrowed, which together represented approximately 25% of the Company’s total assets at November 30, 2004, consist of securities issued by the U.S. government, federal agencies or other sovereign government obligations. Positions taken and commitments made by the Company, including positions taken and underwriting and financing commitments made in connection with its private equity, principal investment and lending activities, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of risk management, market risk and credit risk.

Customer Activities.    The Company’s customer activities involve the execution, settlement and financing of various securities and commodities transactions on behalf of customers. Customer securities activities are transacted on either a cash or margin basis. Customer commodities activities, which include the execution of customer transactions in commodity futures transactions (including options on futures), are transacted on a margin basis.

The Company’s customer activities may expose it to off-balance sheet credit risk. The Company may have to purchase or sell financial instruments at prevailing market prices in the event of the failure of a customer to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer losses. The Company seeks to control the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with various regulations and Company policies.

Derivative Contracts.    The amounts in the following table represent unrealized gains and losses on exchange traded and OTC options and other contracts (including interest rate, foreign exchange, and other forward contracts and swaps) for derivatives for trading and investment and for asset and liability management, net of offsetting positions in situations where netting is appropriate. The asset amounts are not reported net of collateral, which the Company obtains with respect to certain of these transactions to reduce its exposure to credit losses.

Credit risk with respect to derivative instruments arises from the failure of a counterparty to perform according to the terms of the contract. The Company’s exposure to credit risk at any point in time is represented by the fair value of the contracts reported as assets. The Company monitors the creditworthiness of counterparties to these transactions on an ongoing basis and requests additional collateral when deemed necessary. The Company believes the ultimate settlement of the transactions outstanding at November 30, 2004 will not have a material effect on the Company’s financial condition.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s derivatives (both listed and OTC) at November 30, 2004 and November 30, 2003 are summarized in the table below, showing the fair value of the related assets and liabilities by product:

	At November 30, 2004		At November 30, 2003
	Assets	Liabilities	Assets	Liabilities
	(dollars in millions)
Interest rate and currency swaps and options, credit derivatives and other fixed income securities contracts	$38,172	$28,100	$27,280	$18,950
Foreign exchange forward contracts and options	9,521	9,249	5,964	5,561
Equity securities contracts (including equity swaps, warrants and options)	6,587	7,549	4,503	5,781
Commodity forwards, options and swaps	12,812	10,922	6,905	5,950

Total	$67,092	$55,820	$44,652	$36,242

12.    Capital Units, Capital Securities and Junior Subordinated Deferrable Interest Debentures.

The Company has Capital Units outstanding that were issued by the Company and Morgan Stanley Finance plc (“MSF”), a U.K. subsidiary. A Capital Unit consists of (a) a Subordinated Debenture of MSF guaranteed by the Company and maturing in 2017 and (b) a related Purchase Contract issued by the Company, which may be accelerated by the Company, requiring the holder to purchase one Depositary Share representing shares of the Company’s Cumulative Preferred Stock. The aggregate amount of Capital Units outstanding was $66 million at both November 30, 2004 and November 30, 2003.

Prior to February 29, 2004, Preferred Securities Subject to Mandatory Redemption (also referred to as “Capital Securities” herein) represented preferred minority interests in certain of the Company’s subsidiaries. Accordingly, dividends paid on Preferred Securities Subject to Mandatory Redemption were presented as a deduction to after-tax income (similar to minority interests in the income of subsidiaries) in the consolidated statements of income.

In December 2003, the FASB issued certain revisions to FIN 46 to clarify and expand on the accounting guidance for variable interest entities. In accordance with this revised guidance, the Company deconsolidated all of its statutory trusts that had issued Capital Securities as of February 29, 2004. As a result, the junior subordinated deferrable interest debentures issued by the Company to the statutory trusts are included within Long-term borrowings, and the common securities issued by the statutory trusts and owned by the Company are recorded in Other assets. In addition, the Capital Securities issued by the statutory trusts are no longer included in the consolidated statement of financial condition. Subsequent to February 29, 2004, dividends on the junior subordinated deferrable interest debentures have been recorded within interest expense. The impact of the deconsolidation of the statutory trusts did not have a material effect on the Company’s consolidated financial position or results of operations.

13.    Shareholders’ Equity.

Common Stock.    Changes in shares of common stock outstanding for fiscal 2004 and fiscal 2003 were as follows (share data in millions):

	Fiscal 2004	Fiscal 2003
Shares outstanding at beginning of period	1,085	1,081
Net impact of stock option exercises and other share issuances	25	13
Treasury stock purchases	(23)	(9)

Shares outstanding at end of period	1,087	1,085

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Treasury Shares.    During fiscal 2004 and fiscal 2003, the Company purchased $1,132 million and $350 million of its common stock, respectively, through open market purchases at an average cost of $50.31 and $39.12 per share, respectively. The Board of Directors has authorized the Company to purchase, subject to market conditions and certain other factors, shares of common stock for capital management purposes. There were no repurchases made under the capital management authorization during fiscal 2004. The unused portion of this authorization at January 31, 2005 was approximately $600 million. The Company also has an ongoing repurchase authorization in connection with awards granted under its equity-based compensation plans.

Rabbi Trusts.    The Company has established rabbi trusts (the “Trusts”) to provide common stock voting rights to employees who hold outstanding restricted stock units. The number of shares of common stock outstanding in the Trusts was 78 million at November 30, 2004 and 65 million at November 30, 2003. The assets of the Trusts are consolidated with those of the Company, and the value of the Company’s stock held in the Trusts is classified in Shareholders’ equity and generally accounted for in a manner similar to treasury stock.

Regulatory Requirements.    MS&Co. and MSDWI are registered broker-dealers and registered futures commission merchants and, accordingly, are subject to the minimum net capital requirements of the SEC, the NYSE and the Commodity Futures Trading Commission. MS&Co. and MSDWI have consistently operated in excess of these requirements. MS&Co.’s net capital totaled $3,295 million at November 30, 2004, which exceeded the amount required by $2,481 million. MSDWI’s net capital totaled $1,130 million at November 30, 2004, which exceeded the amount required by $1,038 million. MSIL, a London-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Authority, and MSJL, a Tokyo-based broker-dealer subsidiary, is subject to the capital requirements of the Financial Services Agency. MSIL and MSJL have consistently operated in excess of their respective regulatory capital requirements.

Under regulatory capital requirements adopted by the Federal Deposit Insurance Corporation (the “FDIC”) and other bank regulatory agencies, FDIC-insured financial institutions must maintain (a) 3% to 5% of Tier 1 capital, as defined, to average assets (“leverage ratio”), (b) 4% of Tier 1 capital, as defined, to risk-weighted assets (“Tier 1 risk-weighted capital ratio”) and (c) 8% of total capital, as defined, to risk-weighted assets (“total risk-weighted capital ratio”). At November 30, 2004, the leverage ratio, Tier 1 risk-weighted capital ratio and total risk-weighted capital ratio of each of the Company’s FDIC-insured financial institutions exceeded these regulatory minimums.

Certain other U.S. and non-U.S. subsidiaries are subject to various securities, commodities and banking regulations, and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. These subsidiaries have consistently operated in excess of their local capital adequacy requirements. Morgan Stanley Derivative Products Inc., the Company’s triple-A rated derivative products subsidiary, maintains certain operating restrictions that have been reviewed by various rating agencies.

The regulatory capital requirements referred to above, and certain covenants contained in various agreements governing indebtedness of the Company, may restrict the Company’s ability to withdraw capital from its subsidiaries. At November 30, 2004, approximately $9.8 billion of net assets of consolidated subsidiaries may be restricted as to the payment of cash dividends and advances to the Company.

Regulatory Developments.    In April 2004, the SEC approved the Consolidated Supervised Entities Rule (the “CSE Rule”) that establishes a voluntary framework for comprehensive, group-wide risk management procedures and consolidated supervision of certain financial services holding companies by the SEC. The framework is designed to minimize the duplicative regulatory requirements on U.S. securities firms resulting from the European Union (“EU”) Directive (2002/87/EC) concerning the supplementary supervision of financial conglomerates active in the EU. The CSE Rule also would allow MS&Co., one of the Company’s U.S. broker-dealers, to use an alternative method, based on mathematical models, to calculate net capital charges for market

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and derivatives-related credit risk. Under the CSE Rule, the SEC will regulate the holding company and any unregulated affiliate of a registered broker-dealer, including subjecting the holding company to capital requirements generally consistent with the standards of the Basel Committee on Banking Supervision (“Basel II”). In December 2004, the Company applied to the SEC for permission to operate under the CSE Rule and expects to be approved in fiscal 2005.

The Company continues to work with its regulators to understand and assess the impact of the CSE Rule and Basel II capital standards. The Company cannot fully predict the impact that these changes will have on its businesses; however, compliance with consolidated supervision and the imposition of revised capital standards are likely to impose additional costs and may affect capital raising and allocation decisions.

Cumulative Translation Adjustments.    Cumulative translation adjustments include gains or losses resulting from translating foreign currency financial statements from their respective functional currencies to U.S. dollars, net of hedge gains or losses and related tax effects. The Company uses foreign currency contracts and designates certain non-U.S. dollar currency debt as hedges to manage the currency exposure relating to its net monetary investments in non-U.S. dollar functional currency subsidiaries. Increases or decreases in the value of the Company’s net foreign investments generally are tax deferred for U.S. purposes, but the related hedge gains and losses are taxable currently. The Company attempts to protect its net book value from the effects of fluctuations in currency exchange rates on its net monetary investments in non-U.S. dollar subsidiaries by selling the appropriate non-U.S. dollar currency in the forward market. However, under some circumstances, the Company may elect not to hedge its net monetary investments in certain foreign operations due to market conditions, including the availability of various currency contracts at acceptable costs. Information relating to the hedging of the Company’s net monetary investments in non-U.S. dollar functional currency subsidiaries and their effects on cumulative translation adjustments is summarized below:

	At November 30,
	2004	2003
	(dollars in millions)
Net monetary investments in non-U.S. dollar functional currency subsidiaries	$4,812	$3,603

Cumulative translation adjustments resulting from net investments in subsidiaries with a non-U.S. dollar functional currency	$747	$282
Cumulative translation adjustments resulting from realized or unrealized (losses) gains on hedges, net of tax	(713)	(324)

Total cumulative translation adjustments	$34	$(42)

14.    Employee Compensation Plans.

Effective December 1, 2002, the Company adopted SFAS No. 123, as amended by SFAS No. 148, using the prospective adoption method (see Note 2).

The Company now records compensation expense based upon the fair value of stock-based awards (both deferred stock and stock options) granted in fiscal 2004 and fiscal 2003 over service periods of three and four years, including the year of grant. As a result of amortizing the cost of equity-based awards over their respective service periods (including the year of grant), fiscal 2004’s compensation and benefits expense included the amortization of equity-based awards granted in both fiscal 2004 and fiscal 2003. Fiscal 2003’s compensation and benefits expense included only the amortization of equity-based awards granted in fiscal 2003. Prior to fiscal 2003, under the approach in APB 25 and the terms of the Company’s plans in prior years, the Company recognized compensation expense for deferred stock awards in the year of grant; however, no compensation expense was generally recognized for stock option grants.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In fiscal 2004, eligible employees could elect to receive stock options as a portion of their annual year-end equity-based award as compared with prior years where one-half of the award was automatically granted in options. In fiscal 2005, the Company will not award stock options in connection with its annual year-end equity-based awards.

The components of the Company’s stock-based compensation expense (net of cancellations) are presented below:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Deferred stock	$487	$109	$382
Stock options	163	176	—
Employee Stock Purchase Plan	9	8	—
Employee Stock Ownership Plan	4	16	18

Total	$663	$309	$400

The Company is authorized to issue shares of its common stock in connection with awards under its equity-based compensation and benefit plans. At November 30, 2004, approximately 170 million shares were available for future grant under these plans.

Deferred Stock Awards.    The Company has made deferred stock awards pursuant to several equity-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of restricted common stock or in the right to receive unrestricted shares of common stock in the future (“restricted stock units”). Awards under these plans are generally subject to vesting over time and to restrictions on sale, transfer or assignment until the end of a specified period, generally five years from date of grant. All or a portion of an award may be canceled if employment is terminated before the end of the relevant vesting period. All or a portion of a vested award also may be canceled in certain limited situations, including termination for cause during the relevant restriction period.

The following table sets forth activity relating to the Company’s restricted stock units (share data in millions):

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Restricted stock units at beginning of year	65	80	96
Granted	29	11	10
Conversions to common stock	(14)	(24)	(24)
Canceled	(2)	(2)	(2)

Restricted stock units at end of year	78	65	80

Stock Option Awards.    The Company has made stock option awards pursuant to several equity-based compensation plans. The plans provide for the deferral of a portion of certain key employees’ discretionary compensation with awards made in the form of stock options generally having an exercise price not less than the fair value of the Company’s common stock on the date of grant. Such options generally become exercisable over a one- to five-year period and expire 10 years from the date of grant, subject to accelerated expiration upon termination of employment. Option awards have vesting, restriction and cancellation provisions that are similar to those in deferred stock awards.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the effect on net income and earnings per share if the fair value based method had been applied to all option awards in each period:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Net income, as reported	$4,486	$3,787	$2,988
Add: Employee stock-based compensation expense included in reported net income, net of related tax effects	106	117	—
Deduct: Employee stock-based compensation expense determined under the fair value based method for all awards, net of related tax effects	(106)	(117)	(250)

Pro forma net income	$4,486	$3,787	$2,738

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Earnings per share:
Basic—as reported	$4.15	$3.52	$2.76

Basic—pro forma	$4.15	$3.52	$2.53

Diluted—as reported	$4.06	$3.45	$2.69

Diluted—pro forma	$4.06	$3.45	$2.45

In fiscal 2002 and prior years, no compensation expense was recorded for stock options because the Company utilized the intrinsic value method and granted options with an exercise price equal to the current stock price. With its adoption of SFAS No. 123 in fiscal 2003, the Company began to recognize compensation based on the fair value of the options at the date of grant using the Black-Scholes model. The weighted average fair values of options granted during fiscal 2004 and fiscal 2003 were $16.67 and $19.75, respectively, and for fiscal 2002 pro forma purposes was $19.42, utilizing the following weighted average assumptions:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
Risk-free interest rate	3.5%	3.6%	3.8%
Expected option life in years	5.3	5.8	6.2
Expected stock price volatility	34.6%	39.4%	50.7%
Expected dividend yield	1.9%	1.7%	1.9%

The following table sets forth activity relating to the Company’s stock option awards (share data in millions):

	Fiscal 2004		Fiscal 2003		Fiscal 2002
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Options outstanding at beginning of period	175.5	$43.66	163.7	$40.11	151.4	$38.88
Granted	4.2	51.83	31.0	54.69	22.8	43.66
Exercised	(21.0)	16.71	(12.9)	17.61	(7.6)	19.40
Canceled	(6.5)	55.55	(6.3)	59.24	(2.9)	57.94

Options outstanding at end of period	152.2	$47.09	175.5	$43.66	163.7	$40.11

Options exercisable at end of period	95.9	$44.57	96.2	$37.13	91.2	$30.02

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information relating to the Company’s stock options outstanding at November 30, 2004 (share data in millions):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price
$ 4.00 – $ 19.99	12.8	$9.27	0.2	12.8	$9.27
$20.00 – $ 29.99	15.2	26.95	2.7	15.2	26.95
$30.00 – $ 39.99	14.0	35.64	4.0	14.0	35.64
$40.00 – $ 49.99	22.6	42.95	7.1	4.3	44.25
$50.00 – $ 59.99	54.2	55.42	8.1	20.4	56.45
$60.00 – $ 69.99	30.8	63.14	5.5	26.7	63.23
$70.00 – $107.99	2.6	84.95	4.2	2.5	85.01

Total	152.2			95.9

Employee Stock Purchase Plan.    The Employee Stock Purchase Plan (the “ESPP”) allows employees to purchase shares of the Company’s common stock at a 15% discount from market value. Since adopting SFAS No. 123, the Company has expensed the 15% discount associated with the ESPP.

Morgan Stanley 401(k) and Profit Sharing Plans.    Eligible U.S. employees receive 401(k) matching contributions which are invested in the Company’s common stock. The Company also provides discretionary profit sharing to certain employees. The pre-tax expense associated with the 401(k) match and profit sharing for fiscal 2004, fiscal 2003 and fiscal 2002 was $118 million, $96 million and $104 million, respectively.

15.    Employee Benefit Plans.

The Company sponsors various pension plans for the majority of its worldwide employees. The Company provides certain other postretirement benefits, primarily health care and life insurance, to eligible employees. The Company also provides certain benefits to former employees or inactive employees prior to retirement. The following summarizes these plans:

Pension and Other Postretirement Plans.    Substantially all of the U.S. employees of the Company and its U.S. affiliates are covered by a non-contributory pension plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Qualified Plan”). Unfunded supplementary plans (the “Supplemental Plans”) cover certain executives. In addition to the Qualified Plan and the Supplemental Plans, certain of the Company’s non-U.S. subsidiaries also have pension plans covering substantially all of their employees. These pension plans generally provide pension benefits that are based on each employee’s years of credited service and on compensation levels specified in the plans. For the Qualified Plan and the non-U.S. plans, the Company’s policy is to fund at least the amounts sufficient to meet minimum funding requirements under applicable employee benefit and tax regulations. Liabilities for benefits payable under the Supplemental Plans are accrued by the Company and are funded when paid to the beneficiaries.

The Company also has unfunded postretirement benefit plans that provide medical and life insurance for eligible retirees and dependents.

The Company uses a measurement date of September 30 for its pension and postretirement plans.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present information for the Company’s pension and postretirement plans on an aggregate basis:

Net Periodic Benefit Expense.

Net periodic benefit expense included the following components:

	Pension			Postretirement
	Fiscal 2004	Fiscal 2003	Fiscal 2002	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Service cost, benefits earned during the period	$114	$109	$82	$9	$8	$5
Interest cost on projected benefit obligation	120	116	112	10	9	8
Expected return on plan assets	(129)	(118)	(111)	—	—	—
Net amortization	26	19	9	—	—	(1)
Net settlements and curtailments	—	2	24	—	—	—
Special termination benefits	—	6	5	—	—	3

Net periodic benefit expense	$131	$134	$121	$19	$17	$15

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Benefit Obligations and Funded Status.

The following table provides a reconciliation of the changes in the benefit obligation and fair value of plan assets for fiscal 2004 and fiscal 2003 as well as a summary of the funded status at November 30, 2004 and November 30, 2003:

	Pension		Postretirement
	Fiscal 2004	Fiscal 2003	Fiscal 2004	Fiscal 2003
	(dollars in millions)
Reconciliation of benefit obligation:
Benefit obligation at beginning of year	$2,010	$1,859	$171	$147
Service cost	114	109	9	8
Interest cost	120	116	10	9
Plan amendments	1	(186)	—	—
Actuarial loss	108	225	2	14
Benefits paid and settlements	(154)	(123)	(9)	(7)
Curtailments	—	(15)	—	—
Special termination benefits	—	6	—	—
Other, including foreign currency exchange rate changes	56	19	—	—

Benefit obligation at end of year	$2,255	$2,010	$183	$171

Reconciliation of fair value of plan assets:
Fair value of plan assets at beginning of year	$1,701	$1,351	$—	$—
Actual return on plan assets	183	227	—	—
Employer contributions	120	239	9	7
Benefits paid and settlements	(154)	(125)	(9)	(7)
Other, including foreign currency exchange rate changes	18	9	—	—

Fair value of plan assets at end of year	$1,868	$1,701	$—	$—

Funded status:
Funded status	$(387)	$(309)	$(183)	$(171)
Amount contributed to plan after measurement date	2	3	—	—
Unrecognized prior-service cost	(141)	(153)	(9)	(11)
Unrecognized loss	827	804	50	49

Net amount recognized	$301	$345	$(142)	$(133)

Amounts recognized in the consolidated statements of financial condition consist of:
Prepaid benefit cost	$530	$524	$—	$—
Accrued benefit liability	(270)	(217)	(142)	(133)
Intangible asset	—	2	—	—
Accumulated other comprehensive income	41	36	—	—

Net amount recognized	$301	$345	$(142)	$(133)

The accumulated benefit obligation for all defined benefit pension plans was $2,089 million and $1,855 million at November 30, 2004 and November 30, 2003, respectively.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table contains information for pension plans with an accumulated benefit obligation in excess of plan assets as of fiscal year-end:

	November 30, 2004	November 30, 2003
	(dollars in millions)
Projected benefit obligation	$435	$321
Accumulated benefit obligation	372	273
Fair value of plan assets	114	65

In accordance with SFAS No. 87, “Employers’ Accounting for Pensions,” the Company recorded an additional minimum pension liability of $41 million at November 30, 2004 and $38 million at November 30, 2003 for defined benefit pension plans whose accumulated benefits exceeded plan assets. A corresponding amount was recognized as an intangible asset, to the extent of unrecognized prior-service cost. The remaining balance of $41 million ($30 million, net of income taxes) in fiscal 2004 and $36 million ($28 million, net of income taxes) in fiscal 2003 was recorded as a reduction of Accumulated other comprehensive income (loss), a component of Shareholders’ equity.

Assumptions.

The following table presents the weighted average assumptions used to determine benefit obligations for the Qualified Plan at fiscal year-end:

	Pension		Postretirement
	Fiscal 2004	Fiscal 2003	Fiscal 2004	Fiscal 2003
Discount rate	6.05%	6.20%	6.05%	6.20%
Rate of future compensation increases	4.70	5.00	n/a	n/a

The following table presents the weighted average assumptions used to determine net periodic benefit costs for the Qualified Plan for fiscal 2004, fiscal 2003 and fiscal 2002:

	Pension			Postretirement
	Fiscal 2004	Fiscal 2003	Fiscal 2002	Fiscal 2004	Fiscal 2003	Fiscal 2002
Discount rate	6.20%	6.75%	7.55%	6.20%	6.75%	7.55%
Expected long-term rate of return on plan assets	7.25	7.50	8.50	n/a	n/a	n/a
Rate of future compensation increases	5.00	5.00	5.00	n/a	n/a	n/a

The Company uses the expected long-term rate of return on plan assets to compute the expected return on assets. For its Qualified Plan, which comprised approximately 94% of the total assets of the Company’s pension plans at November 30, 2004, the Company annually reviews the expected long-term return based on changes in the target investment mix and economic environment from the previous year. It then compares its initial estimate (and adjusts, if necessary) with a portfolio return calculator model (the “Portfolio Model”) that produces a range of expected returns for the portfolio. Return assumptions are forward-looking gross returns that are not developed solely by an examination of historical returns. The Portfolio Model begins with the current U.S. Treasury yield curve, recognizing that expected returns on bonds are heavily influenced by the current level of yields. Corporate bond spreads and equity risk premiums, based on current market conditions, are then added to develop the return expectations for each asset class. Expenses that are expected to be paid from the investment return are reflected in the Portfolio Model as a percentage of plan assets. This includes investment and transaction fees that typically are paid from plan assets, added to the cost basis or subtracted from sale proceeds, as well as administrative expenses paid from the Qualified Plan.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents assumed health care cost trend rates:

	November 30, 2004	November 30, 2003
Health care cost trend rate assumed for next year:
Medical	10.30-10.80%	11.00-11.50%
Prescription	14.80%	16.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2012	2012

Assumed health care cost trend rates can have a significant effect on the amounts reported for the Company’s postretirement benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
	(dollars in millions)
Effect on total of service and interest cost	$3	$(2)
Effect on postretirement benefit obligation	23	(18)

Plan Assets.

The weighted average asset allocations for the Company’s Qualified Plan at November 30, 2004 and November 30, 2003 and the targeted asset allocation for fiscal 2005 by asset class were as follows:

	November 30, 2004	November 30, 2003	Fiscal 2005 Targeted
Equity securities	51%	58%	50%
Fixed income securities	43	28	50
Other—primarily cash	6	14	—

Total	100%	100%	100%

Pension Plan Asset Allocation.    The Company’s asset allocation targets for its Qualified Plan assets are based on its assessment of business and financial conditions, demographic and actuarial data, funding characteristics and related risk factors. Other relevant factors as well as equity and fixed income market sensitivity analysis also were considered in determining this asset mix. The overall allocation is expected to help protect the plan’s funded status while generating sufficiently stable real returns (i.e., net of inflation) to help cover current and future pension benefit payments.

The equity portion of the asset allocation utilizes a combination of active and passive investment strategies as well as different investment styles, while a portion of the fixed income asset allocation utilizes longer duration fixed income securities to help reduce plan exposure to interest rate variation and to correlate assets with obligations. The longer duration fixed income allocation also is expected to further stabilize plan contributions over the long run. Additionally, potential allocations to other asset classes are intended to provide attractive diversification benefits, absolute return enhancement and/or other potential benefits to the pension plans.

The asset mix of the Company’s Qualified Plan is reviewed quarterly by the Morgan Stanley Retirement Plan Investment Committee. When asset class exposure reaches a minimum or maximum level, the plan asset allocation mix is rebalanced back to target allocation levels.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Qualified Plan’s return objectives provide long-term measures for monitoring the investment performance against growth in the pension liabilities. Total Qualified Plan portfolio performance is assessed by comparing actual returns with relevant benchmarks, such as the S&P 500 Index, the Russell 1000 Index and the Lehman Brothers Aggregate Index.

The Company’s Qualified Plan may invest in derivative instruments only to the extent that they comply with all of the pension plan’s policy guidelines and are consistent with the pension plan’s risk and return objectives. In addition, any investment in derivatives must meet the following conditions:

•	Derivatives may be used to manage risk of the portfolio or if they are deemed to be more attractive than a similar direct investment in the underlying cash market.

•	Derivatives may not be used in a speculative manner or to leverage the portfolio or for short-term trading.

•	Derivatives may be used only in the management of the pension plans’ portfolio when their possible effects can be: quantified; shown to enhance the risk-return profile of the portfolio; and reported in a meaningful and understandable manner.

Cash Flows.

The Company expects to contribute approximately $130 million to its pension and postretirement benefit plans (U.S. and non-U.S.) in fiscal 2005 based upon their current funded status and expected asset return assumptions for fiscal 2005, as applicable.

Expected benefit payments associated with the Company’s pension and postretirement benefit plans for the next five fiscal years and in aggregate for the five fiscal years thereafter are as follows:

	Pension	Postretirement
	(dollars in millions)
Fiscal 2005	$91	$9
Fiscal 2006	95	9
Fiscal 2007	102	10
Fiscal 2008	109	10
Fiscal 2009	113	10
Fiscal 2010-2014	686	59

Defined Contribution Pension Plans.

The Company maintains separate defined contribution pension plans that cover substantially all employees of certain non-U.S. subsidiaries. Under such plans, benefits are determined by the purchasing power of the accumulated value of contributions paid. In fiscal 2004, fiscal 2003 and fiscal 2002, the Company’s expense related to these plans was $58 million, $56 million and $62 million, respectively.

Postemployment Benefits.    Postemployment benefits include, but are not limited to, salary continuation, severance benefits, disability-related benefits, and continuation of health care and life insurance coverage provided to former employees or inactive employees after employment but before retirement. These benefits were not material to the consolidated financial statements in fiscal 2004, fiscal 2003 and fiscal 2002.

New Medicare Legislation.    The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (“the Act”), which was enacted in December 2003, will likely reduce the Company’s accumulated postretirement benefit obligation. The Medicare prescription drug plan will take effect in 2006 and is not expected to have a material effect on the Company’s consolidated financial statements.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.    Income Taxes.

The provision for income taxes from continuing operations consisted of:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
	(dollars in millions)
Current:
U.S. federal	$1,191	$897	$1,223
U.S. state and local	217	122	150
Non-U.S.	709	467	269

	2,117	1,486	1,642

Deferred:
U.S. federal	(152)	150	(39)
U.S. state and local	(22)	48	2
Non-U.S.	(87)	23	20

	(261)	221	(17)

Provision for income taxes from continuing operations	$1,856	$1,707	$1,625

Income tax benefit from discontinued operations	$69	$160	$56

The following table reconciles the provision for income taxes (including both continuing and discontinued operations) to the U.S. federal statutory income tax rate:

	Fiscal 2004	Fiscal 2003	Fiscal 2002
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
U.S. state and local income taxes, net of U.S. federal income tax benefits	1.9	1.7	2.0
Lower tax rates applicable to non-U.S. earnings	(1.2)	(2.4)	(0.9)
Domestic tax credits	(5.6)	(4.9)	(2.4)
Other	(1.6)	(0.4)	0.7

Effective income tax rate	28.5%	29.0%	34.4%

As of November 30, 2004, the Company had approximately $5.8 billion of earnings attributable to foreign subsidiaries for which no provisions have been recorded for income tax that could occur upon repatriation. Except to the extent such earnings can be repatriated tax efficiently, they are permanently invested abroad. It is not practicable to determine the amount of income taxes payable in the event all such foreign earnings are repatriated.

In December 2004, the FASB issued Staff Position (“FSP”) No. 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004.” The American Jobs Creation Act of 2004 (the “Act”), signed into law on October 22, 2004, provides for a special one-time tax deduction, or dividend received deduction (“DRD”), of 85% of qualifying foreign earnings that are repatriated in either a company’s last tax year that began before the enactment date or the first tax year that begins during the one-year period beginning on the enactment date. FSP 109-2 provides entities additional time to assess the effect of repatriating foreign earnings under the Act for purposes of applying SFAS No. 109, “Accounting for Income Taxes,” which typically requires the effect of a new tax law to be recorded in the period of enactment. The Company will elect, if applicable, to apply the DRD to qualifying dividends of foreign earnings repatriated in its fiscal year ending November 30, 2005.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is awaiting further clarifying guidance from the U.S. Treasury Department on certain provisions of the Act. Once this guidance is received, the Company expects to complete its evaluation of the effects of the Act during fiscal 2005. Under the limitations on the amount of dividends qualifying for the DRD of the Act, the maximum repatriation of the Company’s foreign earnings that may qualify for the special one-time DRD is approximately $4.0 billion. Therefore, the range of possible amounts of qualifying dividends of foreign earnings is between zero and approximately $4.0 billion. Because the evaluation is ongoing, it is not yet practical to estimate a range of possible income tax effects of potential repatriations.

Deferred income taxes reflect the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when such differences are expected to reverse. Significant components of the Company’s deferred tax assets and liabilities at November 30, 2004 and November 30, 2003 were as follows:

	November 30, 2004	November 30, 2003
	(dollars in millions)
Deferred tax assets:
Employee compensation and benefit plans	$2,075	$1,891
Loan loss allowance	341	370
Other valuation and liability allowances	806	1,147
Deferred expenses	21	27
Other	1,014	736

Total deferred tax assets	4,257	4,171

Deferred tax liabilities:
Prepaid commissions	118	147
Other	1,504	1,251

Total deferred tax liabilities	1,622	1,398

Net deferred tax assets	$2,635	$2,773

Cash paid for income taxes was $818 million, $746 million and $1,252 million in fiscal 2004, fiscal 2003 and fiscal 2002, respectively.

The Company recorded income tax benefits of $331 million, $333 million and $282 million related to employee stock compensation transactions in fiscal 2004, fiscal 2003 and fiscal 2002, respectively. Such benefits were credited to Paid-in capital.

Income Tax Examinations.    The Company is under continuous examination by the Internal Revenue Service (the “IRS”) and other tax authorities in certain countries, such as Japan and the United Kingdom, and states in which the Company has significant business operations, such as New York. The tax years under examination vary by jurisdiction; for example, the current IRS examination covers 1994-1998. Assuming current progress, the Company expects this IRS examination to be completed in fiscal 2005. The Company regularly assesses the likelihood of additional assessments in each of the taxing jurisdictions resulting from these and subsequent years’ examinations. Tax reserves have been established, which the Company believes to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted only when there is more information available or when an event occurs necessitating a change to the reserves. The resolution of tax matters will not have a material effect on the consolidated financial condition of the Company, although a resolution could have a material impact on the Company’s consolidated statement of income for a particular future period and on the Company’s effective tax rate.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.    Segment and Geographic Information.

The Company structures its segments primarily based upon the nature of the financial products and services provided to customers and the Company’s management organization. The Company provides a wide range of financial products and services to its customers in each of its business segments: Institutional Securities, Retail Brokerage, Asset Management and Discover. For further discussion of the Company’s business segments, see Note 1. Certain reclassifications have been made to prior-period amounts to conform to the current year’s presentation.

Revenues and expenses directly associated with each respective segment are included in determining their operating results. Other revenues and expenses that are not directly attributable to a particular segment are allocated based upon the Company’s allocation methodologies, generally based on each segment’s respective revenues or other relevant measures.

As a result of treating certain intersegment transactions as transactions with external parties, the Company includes an “Intersegment Eliminations” category to reconcile the segment results to the Company’s consolidated results. Income before taxes in Intersegment Eliminations represents the effect of timing differences associated with the revenue and expense recognition of commissions paid by Asset Management to Retail Brokerage associated with sales of certain products and the related compensation costs paid to Retail Brokerage’s representatives.

Selected financial information for the Company’s segments is presented below:

Fiscal 2004	Institutional Securities	Retail Brokerage	Asset Management	Discover	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$10,702	$4,362	$2,736	$2,322	$(291)	$19,831
Net interest	2,411	253	2	1,211	—	3,877

Net revenues	$13,113	$4,615	$2,738	$3,533	$(291)	$23,708

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	$4,281	$371	$827	$1,221	$118	$6,818
Losses from unconsolidated investees	328	—	—	—	—	328
Dividends on preferred securities subject to mandatory redemption	45	—	—	—	—	45

Income before taxes and discontinued operations(1)	$3,908	$371	$827	$1,221	$118	$6,445

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2003(2)	Institutional Securities	Retail Brokerage	Asset Management	Discover	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$9,727	$4,021	$2,282	$2,047	$(305)	$17,772
Net interest	1,574	221	(6)	1,256	—	3,045

Net revenues	$11,301	$4,242	$2,276	$3,303	$(305)	$20,817

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	$4,066	$464	$482	$1,027	$121	$6,160
Losses from unconsolidated investees	279	—	—	—	—	279
Dividends on preferred securities subject to mandatory redemption	154	—	—	—	—	154

Income before taxes and discontinued operations(1)	$3,633	$464	$482	$1,027	$121	$5,727

Fiscal 2002(2)	Institutional Securities	Retail Brokerage	Asset Management	Discover	Intersegment Eliminations	Total
	(dollars in millions)
Net revenues excluding net interest	$7,392	$4,016	$2,493	$2,139	$(327)	$15,713
Net interest	1,764	252	13	1,332	—	3,361

Net revenues	$9,156	$4,268	$2,506	$3,471	$(327)	$19,074

Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	$2,812	$120	$656	$1,142	$129	$4,859
Losses from unconsolidated investees	77	—	—	—	—	77
Dividends on preferred securities subject to mandatory redemption	87	—	—	—	—	87

Income before taxes and discontinued operations(1)	$2,648	$120	$656	$1,142	$129	$4,695

Total Assets(3)	Institutional Securities	Retail Brokerage	Asset Management	Discover	Intersegment Eliminations	Total
	(dollars in millions)
At November 30, 2004	$729,929	$17,839	$3,759	$24,096	$(213)	$775,410

At November 30, 2003(2)	$558,807	$16,665	$3,748	$23,954	$(331)	$602,843

At November 30, 2002(2)	$486,338	$12,954	$3,762	$26,896	$(451)	$529,499

(1)	See Note 27 for a discussion of subsequent events.
(2)	Certain reclassifications have been made to prior-period amounts to conform to the current year’s presentation.
(3)	Corporate assets have been fully allocated to the Company’s business segments.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company operates in both U.S. and non-U.S. markets. The Company’s non-U.S. business activities are principally conducted through European and Asian locations. The following table presents selected income statement information and the total assets of the Company’s operations by geographic area. The principal methodologies used in preparing the geographic area data are as follows: commission revenues are recorded based on the location of the sales force; trading revenues are principally recorded based on location of the trader; investment banking revenues are based on location of the client; and asset management and portfolio service fees are recorded based on the location of the portfolio manager:

Fiscal 2004(1)	U.S.	Europe	Asia	Other	Eliminations	Total
	(dollars in millions)
Net revenues	$17,365	$5,219	$1,950	$520	$(1,346)	$23,708
Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	4,324	1,387	639	468	—	6,818
Total assets at November 30, 2004	1,001,547	463,300	40,074	26,402	(755,913)	775,410

Fiscal 2003(1)(2)	U.S.	Europe	Asia	Other	Eliminations	Total
	(dollars in millions)
Net revenues	$15,746	$4,127	$1,731	$86	$(873)	$20,817
Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	4,614	918	591	37	—	6,160
Total assets at November 30, 2003	773,609	305,256	48,666	22,917	(547,605)	602,843

Fiscal 2002(1)(2)	U.S.	Europe	Asia	Other	Eliminations	Total
	(dollars in millions)
Net revenues	$14,510	$3,349	$1,432	$297	$(514)	$19,074
Income from continuing operations before losses from unconsolidated investees, income taxes, dividends on preferred securities subject to mandatory redemption and discontinued operations	3,336	848	405	270	—	4,859
Total assets at November 30, 2002	640,132	246,979	31,795	20,329	(409,736)	529,499

(1)	See Note 27 for a discussion of subsequent events.
(2)	Certain reclassifications have been made to prior-period amounts to conform to the current year’s presentation.

18.    Aircraft under Operating Leases.

As discussed in Note 27, on August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s aircraft leasing business. In connection with this action, the aircraft leasing business was classified as “held for sale” under the provisions of SFAS No. 144 in the third quarter of fiscal 2005. The results of the aircraft leasing business have been reported as discontinued operations

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in the Company’s consolidated financial statements for all periods presented. The aircraft-related charges recorded by the Company during fiscal 2004 and 2003 that are included within discontinued operations are described below.

Sales of Aircraft.

During fiscal 2004, the Company entered into agreements for the sale of certain aircraft. The Company recorded a $42 million loss related to the write-down of these aircraft to fair value less selling costs in the third quarter of fiscal 2004. After recording the write-down, the carrying value of these aircraft at November 30, 2004 was $114 million. As of February 3, 2005, all of these aircraft were sold.

Fiscal 2004 Activity.

In accordance with SFAS No. 144, the Company’s aircraft are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an aircraft may not be recoverable. During the second quarter of fiscal 2004, the Company evaluated various financing strategies for its aircraft financing business. As part of that evaluation and to determine the potential debt ratings associated with the financing strategies, the Company commissioned appraisals of the aircraft portfolio from three independent aircraft appraisal firms. The appraisals indicated a decrease in the aircraft portfolio average market value of 12% from the appraisals obtained at the date of the prior impairment charge (May 31, 2003). In accordance with SFAS No. 144, the Company considered the decline in appraisal values a significant decrease in the market price of its aircraft portfolio and thus a trigger event to test for impairment in the carrying value of its aircraft.

In accordance with SFAS No. 144, the Company tested each of its aircraft for impairment by comparing each aircraft’s projected undiscounted cash flows with its respective carrying value. For those aircraft for which impairment was indicated (because the projected undiscounted cash flows were less than the carrying value), the Company adjusted the carrying value of each aircraft to its fair value if lower than the carrying value. To determine each aircraft’s fair value, the Company used the market value appraisals provided by independent appraisers (BK Associates, Inc., Morten Beyer & Agnew, Inc. and Airclaims Limited). As a result of this review, the Company recorded a non-cash pre-tax asset impairment charge of $109 million in the second quarter of fiscal 2004 based on the average of the market value appraisals provided by the three independent appraisers. The impairment charge was primarily concentrated in two particular types of aircraft, the MD-83 and A300-600R, which contributed approximately $85 million of the $109 million charge. The decrease in the projected undiscounted cash flows and the significant decline in the appraisal values for these aircraft reflects, among other things, a very small operator base and therefore limited opportunities to lease such aircraft. The impairment charge for aircraft to be held and used is included within Other expenses, while the impairment charge for aircraft that were classified as held for sale are included in loss from discontinued operations in the consolidated statement of income.

Fiscal 2003 Activity.

Prior to fiscal 2003, the Company had used “base value” estimates provided by independent appraisers to estimate the fair value of its impaired aircraft. Accordingly, during the first quarter of fiscal 2003, the Company recorded a non-cash pre-tax charge of $36 million to adjust the carrying value of previously impaired aircraft to “market value.”

In accordance with SFAS No. 144, the Company reviewed the carrying value of its aircraft portfolio for impairment during the second quarter of fiscal 2003 given the difficult conditions that existed in the commercial aircraft industry at the time, including the adverse impact of the military conflict in Iraq, the outbreak of Severe Acute Respiratory Syndrome and the bankruptcy of several airlines.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In the second quarter of fiscal 2003, the Company tested each of its aircraft for impairment by comparing each aircraft’s projected undiscounted cash flows with its respective carrying value. For each aircraft for which impairment was indicated, the Company adjusted the carrying value of each aircraft to its fair value if lower than carrying value. To determine each aircraft’s fair value, the Company used market value estimates provided by independent appraisers (BK Associates, Inc., Morten Beyer & Agnew, Inc. and Airclaims Limited). As a result of this review, the Company recorded a non-cash pre-tax asset impairment charge of $287 million based on the average market value provided by independent appraisers in the second quarter of fiscal 2003.

The Company had followed a valuation methodology designed to align the changes in projected undiscounted cash flows for impaired aircraft with the change in carrying value of such aircraft. Under this methodology, the Company calculated the $36 million impairment charge in the first quarter of fiscal 2003 using the highest portfolio valuation provided by the appraisers and calculated the $287 million impairment charge recorded in the second quarter of fiscal 2003 based on the average of the three appraisal values. The Company determined that future impairment charges would be based upon the average market appraisal values from independent appraisers. If the average market appraisal values had been used to measure impairment in each of the prior quarters in which impairment was recognized, pre-tax income from discontinued operations would have differed as follows:

Change in Pre-tax Income From Discontinued Operations Increase /(Decrease)
(dollars in millions)
Quarter ended:
November 30, 2001	$(70.9)
February 28, 2002	1.0
May 31, 2002	1.5
August 31, 2002	(71.9)
November 30, 2002	2.7
February 28, 2003	38.3
May 31, 2003	97.0

Aggregate difference	$(2.3)

19.    Variable Interest Entities.

In January 2003, the FASB issued FIN 46, which clarified the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties (“variable interest entities”). Variable interest entities (“VIE”) are required to be consolidated by their primary beneficiaries if they do not effectively disperse risks among parties involved. Under FIN 46, the primary beneficiary of a VIE is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests. FIN 46 also requires disclosures about VIEs.

The Company is involved with various entities in the normal course of business that may be deemed to be VIEs and may hold interests therein, including debt securities, interest-only strip investments and derivative instruments that may be considered variable interests. Transactions associated with these entities include asset- and mortgage-backed securitizations and structured financings (including collateralized debt, bond or loan obligations and credit-linked notes). The Company engages in these transactions principally to facilitate client needs and as a means of selling financial assets. The Company consolidates entities in which it has a controlling

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial interest in accordance with accounting principles generally accepted in the U.S. For those entities deemed to be qualifying special purpose entities (as defined in SFAS No. 140), which includes the credit card asset securitization master trusts (see Note 5), the Company does not consolidate the entity.

On February 1, 2003, the Company adopted FIN 46 for VIEs created after January 31, 2003 and for VIEs in which the Company obtains an interest after January 31, 2003. In October 2003, the FASB deferred the effective date of FIN 46 for arrangements with VIEs existing prior to February 1, 2003 to fiscal periods ending after December 15, 2003. In December 2003, the FASB issued a revision of FIN 46 (“FIN 46R”) to address certain technical corrections and implementation issues that have arisen. As of February 29, 2004, the Company adopted FIN 46 or FIN 46R for all of its variable interests. For these variable interests, the Company consolidated those VIEs (including financial asset-backed securitization, mortgage-backed securitization, collateral debt obligation, credit-linked note, structured note, municipal bond trust, equity-linked note and exchangeable trust entities) in which the Company was the primary beneficiary. In limited instances, the Company deconsolidated VIEs for which it was not the primary beneficiary as a result of the adoption of FIN 46R. This is further discussed in Note 12 with respect to statutory trusts that had issued Capital Securities. As of May 31, 2004, the Company adopted FIN 46R for those variable interests that were previously accounted for under FIN 46. The effect of adopting FIN 46 and FIN 46R as of February 29, 2004 and May 31, 2004 did not have a material effect on the Company’s consolidated results of operations or consolidated financial position.

The Company purchases and sells interests in entities that may be deemed to be VIEs in the ordinary course of its business. As a result of these activities, it is possible that such entities may be consolidated and deconsolidated at various points in time. Therefore, the Company’s variable interests included below may not be held by the Company at the end of future quarterly reporting periods.

Institutional Securities.    At November 30, 2004, in connection with its Institutional Securities business, the aggregate size of VIEs, including financial asset-backed securitization, collateralized debt obligation, credit-linked note, structured note, municipal bond trust, loan issuing, equity-linked note and exchangeable trust entities, for which the Company was the primary beneficiary of the entities was approximately $3.2 billion, which is the carrying amount of the consolidated assets recorded as Financial instruments owned that are collateral for the entities’ obligations. The nature and purpose of these entities that the Company consolidated were to issue a series of notes to investors that provide the investors a return based on the holdings of the entities. These transactions were executed to facilitate client investment objectives. The structured note, equity-linked note, certain credit-linked note, certain financial asset-backed securitization and municipal bond transactions also were executed as a means of selling financial assets. The Company holds either the entire class or a majority of the class of subordinated notes or entered into a derivative instrument with the VIE, which bears the majority of the expected losses or receives a majority of the expected residual returns of the entities. The Company consolidates these entities, in accordance with its consolidation accounting policy, and as a result eliminates all intercompany transactions, including derivatives and other intercompany transactions such as fees received to underwrite the notes or to structure the transactions. The Company accounts for the assets held by the entities as Financial instruments owned and the liabilities of the entities as financings. For those liabilities that include an embedded derivative, the Company has bifurcated such derivative in accordance with SFAS No. 133, as amended. The beneficial interests of these consolidated entities are payable solely from the cash flows of the assets held by the VIE.

At November 30, 2004, also in connection with its Institutional Securities business, the aggregate size of the entities for which the Company holds significant variable interests, which consist of subordinated and other classes of beneficial interests, derivative instruments, limited partnership investments and secondary guarantees, was approximately $17.7 billion. The Company’s variable interests associated with these entities, primarily credit-linked note, structured note, loan and bond issuing, collateralized debt obligation, financial asset-backed

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

securitization and tax credit limited liability entities, including investments in affordable housing tax credit funds and underlying synthetic fuel production plants, were approximately $6.4 billion consisting primarily of senior beneficial interests, which represent the Company’s maximum exposure to loss at November 30, 2004. The Company may hedge the risks inherent in its variable interest holdings, thereby reducing its exposure to loss. The Company’s maximum exposure to loss does not include the offsetting benefit of any financial instruments that the Company utilizes to hedge these risks.

Asset Management.    At November 30, 2004, in connection with its Asset Management business, where the Company is the asset manager for collateralized bond and loan obligation entities, the Company was neither the primary beneficiary of nor held any significant variable interests in such VIEs due to the modification of the treatment of fees paid to a decision maker under FIN 46R. FIN 46 included a requirement that expected residual returns include the total amount of fees on a gross basis paid to decision makers instead of including only the variability in such fees as is the guidance in FIN 46R.

20.    Guarantees.

FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” requires the Company to disclose information about its obligations under certain guarantee arrangements. FIN 45 defines guarantees as contracts and indemnification agreements that contingently require a guarantor to make payments to the guaranteed party based on changes in an underlying (such as an interest or foreign exchange rate, security or commodity price, an index or the occurrence or non-occurrence of a specified event) related to an asset, liability or equity security of a guaranteed party. FIN 45 also defines guarantees as contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity’s failure to perform under an agreement as well as indirect guarantees of the indebtedness of others.

Derivative Contracts.    Under FIN 45, certain derivative contracts meet the accounting definition of a guarantee, including certain written options, contingent forward contracts and credit default swaps. Although the Company’s derivative arrangements do not specifically identify whether the derivative counterparty retains the underlying asset, liability or equity security, the Company has disclosed information regarding all derivative contracts that could meet the FIN 45 definition of a guarantee. The maximum potential payout for certain derivative contracts, such as written interest rate caps and written foreign currency options, cannot be estimated as increases in interest or foreign exchange rates in the future could possibly be unlimited. Therefore, in order to provide information regarding the maximum potential amount of future payments that the Company could be required to make under certain derivative contracts, the notional amount of the contracts has been disclosed.

The Company records all derivative contracts at fair value. For this reason, the Company does not monitor its risk exposure to such derivative contracts based on derivative notional amounts; rather the Company manages its risk exposure on a fair value basis. Aggregate market risk limits have been established, and market risk measures are routinely monitored against these limits. The Company also manages its exposure to these derivative contracts through a variety of risk mitigation strategies, including, but not limited to, entering into offsetting economic hedge positions. The Company believes that the notional amounts of the derivative contracts generally overstate its exposure. For further discussion of the Company’s derivative risk management activities, see Note 11.

Financial Guarantees to Third Parties.    In connection with its corporate lending business and other corporate activities, the Company provides standby letters of credit and other financial guarantees to counterparties. Such arrangements represent obligations to make payments to third parties if the counterparty fails to fulfill its obligation under a borrowing arrangement or other contractual obligation.

MORGAN STANLEY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Market Value Guarantees.    Market value guarantees are issued to guarantee return of principal invested to fund investors associated with certain European equity funds and to guarantee timely payment of a specified return to investors in certain affordable housing tax credit funds. The guarantees associated with certain European equity funds are designed to provide for any shortfall between the market value of the underlying fund assets and invested principal and a stipulated return amount. The guarantees provided to investors in certain affordable housing tax credit funds are designed to return an investor’s contribution to a fund and the investor’s share of tax losses and tax credits expected to be generated by a fund.

Liquidity Guarantees.    The Company has entered into liquidity facilities with special purpose entities (“SPE”) and other counterparties, whereby the Company is required to make certain payments if losses or defaults occur. The Company often may have recourse to the underlying assets held by the SPEs in the event payments are required under such liquidity facilities.

The table below summarizes certain information regarding these guarantees at November 30, 2004:

	Maximum Potential Payout/Notional
	Years to Maturity				Total	Carrying Amount	Collateral/ Recourse
Type of Guarantee	Less than 1	1-3	3-5	Over 5
	(dollars in millions)
Derivative contracts	$473,598	$281,033	$294,873	$254,354	$1,303,858	$16,970	$120
Standby letters of credit and other financial guarantees	337	196	95	27	655	7	161
Market value guarantees	51	17	286	536	890	46	57
Liquidity facilities	922	889	—	176	1,987	—	—

Indemnities.    In the normal course of its business, the Company provides standard indemnities to counterparties for taxes, including U.S. and foreign withholding taxes, on interest and other payments made on derivatives, securities and stock lending transactions, certain annuity products and other financial arrangements. These indemnity payments could be required based on a change in the tax laws or change in interpretation of applicable tax rulings. Certain contracts contain provisions that enable the Company to terminate the agreement upon the occurrence of such events. The maximum potential amount of future payments that the Company could be required to make under these indemnifications cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these indemnifications and believes that the occurrence of any events that would trigger payments under these contracts is remote.

Exchange/Clearinghouse Member Guarantees.    The Company is a member of various U.S. and non-U.S. exchanges and clearinghouses that trade and clear securities and/or futures contracts. Associated with its membership, the Company may be required to pay a proportionate share of the financial obligations of another member who may default on its obligations to the exchange or the clearinghouse. While the rules governing different exchange or clearinghouse memberships vary, in general the Company’s guarantee obligations would arise only if the exchange or clearinghouse had previously exhausted its resources. In addition, any such guarantee obligation would be apportioned among the other non-defaulting members of the exchange or clearinghouse. Any potential contingent liability under these membership agreements cannot be estimated. The Company has not recorded any contingent liability in the consolidated financial statements for these agreements and believes that any potential requirement to make payments under these agreements is remote.

General Partner Guarantees.    As a general partner in certain private equity and real estate partnerships, the Company receives distributions from the partnerships according to the provisions of the partnership agreements. The Company may, from time to time, be required to return all or a portion of such distributions to the limited

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

partners in the event the limited partners do not achieve a certain return as specified in various partnership agreements, subject to certain limitations. The maximum potential amount of future payments that the Company could be required to make under these provisions at November 30, 2004 and November 30, 2003 was $265 million and $125 million, respectively. As of November 30, 2004 and November 30, 2003, the Company’s liability for distributions that the Company has determined it is probable it will be required to refund based on the applicable refund criteria specified in the various partnership agreements was $68 million and $65 million, respectively.

Securitized Asset Guarantees.    As part of the Company’s Institutional Securities and Discover securitization activities, the Company provides representations and warranties that certain securitized assets conform to specified guidelines. The Company may be required to repurchase such assets or indemnify the purchaser against losses if the assets do not meet certain conforming guidelines. Due diligence is performed by the Company to ensure that asset guideline qualifications are met, and to the extent the Company has acquired such assets to be securitized from other parties, the Company seeks to obtain its own representations and warranties regarding the assets. The maximum potential amount of future payments the Company could be required to make would be equal to the current outstanding balances of all assets subject to such securitization activities. Also, in connection with originations of residential mortgage loans under the Company’s FlexSource® program, the Company may permit borrowers to pledge marketable securities as collateral instead of requiring cash down payments for the purchase of the underlying residential property. Upon sale of the residential mortgage loans, the Company may provide a surety bond that reimburses the purchasers for shortfalls in the borrowers’ securities accounts up to certain limits if the collateral maintained in the securities accounts (along with the associated real estate collateral) is insufficient to cover losses that purchasers experience as a result of defaults by borrowers on the underlying residential mortgage loans. The Company requires the borrowers to meet daily collateral calls to ensure the marketable securities pledged in lieu of a cash down payment are sufficient. At November 30, 2004 and November 30, 2003, the maximum potential amount of future payments the Company may be required to make under its surety bond was $198 million and $174 million, respectively. The Company has not recorded any contingent liability in the consolidated financial statements for these representations and warranties and reimbursement agreements and believes that the probability of any payments under these arrangements is remote.

Merchant Chargeback Guarantees.    In connection with its Discover business, the Company owns and operates merchant processing services in the U.S. related to its general purpose credit cards. As a merchant processor in the U.S. and an issuer of credit cards in the U.K., the Company is contingently liable for processed credit card sales transactions in the event of a dispute between the cardmember and a merchant. If a dispute is resolved in the cardmember’s favor, the Company will credit or refund the amount to the cardmember and charge back the transaction to the merchant. If the Company is unable to collect the amount from the merchant, the Company will bear the loss for the amount credited or refunded to the cardmember. In most instances, a payment requirement by the Company is unlikely to arise because most products or services are delivered when purchased, and credits are issued by merchants on returned items in a timely fashion. However, where the product or service is not provided until some later date following the purchase, the likelihood of payment by the Company increases. The maximum potential amount of future payments related to this contingent liability is estimated to be the total cardmember sales transaction volume to date that could qualify as a valid disputed transaction under the Company’s merchant processing network and cardmember agreements; however, the Company believes that this amount is not representative of the Company’s actual potential loss exposure based on the Company’s historical experience. This amount cannot be quantified as the Company cannot determine whether the current or cumulative transaction volumes may include or result in disputed transactions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below summarizes certain information regarding merchant chargeback guarantees during fiscal 2004 and fiscal 2003:

	Fiscal Year
	2004	2003
Losses related to merchant chargebacks (dollars in millions)	$6	$12
Aggregate credit card transaction volume (dollars in billions)	99.6	97.9

The amount of the liability related to the Company’s credit cardmember merchant guarantee was not material at November 30, 2004. The Company mitigates this risk by withholding settlement from merchants or obtaining escrow deposits from certain merchants that are considered higher risk due to various factors such as time delays in the delivery of products or services. The table below provides information regarding the settlement withholdings and escrow deposits:

	At November 30,
	2004	2003
	(dollars in millions)
Settlement withholdings and escrow deposits	$53	$40

Other.    The Company may, from time to time, in its role as investment banking advisor be required to provide guarantees in connection with certain European merger and acquisition transactions. If required by the regulating authorities, the Company provides a guarantee that the acquirer in the merger and acquisition transaction has or will have sufficient funds to complete the transaction and would then be required to make the acquisition payments in the event the acquirer’s funds are insufficient at the completion date of the transaction. These arrangements generally cover the time frame from the transaction offer date to its closing date and therefore are generally short term in nature. The maximum potential amount of future payments that the Company could be required to make cannot be estimated. The likelihood of any payment by the Company under these arrangements is remote given the level of the Company’s due diligence associated with its role as investment banking advisor.

21.    Fair Value of Financial Instruments.

The majority of the Company’s assets and liabilities are recorded at fair value or at amounts that approximate fair value. Such assets and liabilities include: cash and cash equivalents, cash and securities deposited with clearing organizations or segregated under federal and other regulations, customer and broker receivables and payables, certain other assets (including the cash collateral accounts associated with the Company’s credit card asset securitizations), commercial paper, and other short-term borrowings and payables.

The fair value of certain of the Company’s other assets and liabilities is presented below.

Financial Instruments Owned and Financial Instruments Sold, not yet Purchased.    The Company’s financial instruments used for trading and investment and for asset and liability management are recorded at fair value as discussed in Note 2.

Consumer Loans.    The fair value of consumer loans is determined by discounting cash flows using current market rates of loans having similar characteristics. The cash flow calculation methodologies, which vary by product, include adjustments for credit risk and prepayment rates commensurate with recent and projected trends. The estimated fair value of the Company’s consumer loans approximated carrying value at November 30, 2004 and November 30, 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Secured Financing Activities.    Financial instruments associated with secured financing activities, including Securities purchased under agreements to resell, Securities borrowed, Securities sold under agreements to repurchase and Securities loaned, are recorded at their original contract amount plus accrued interest. As the majority of such financing activities are short term in nature, the carrying value of these instruments approximates fair value.

Deposits.    The estimated fair value of the Company’s deposits, using current rates for deposits with similar maturities, approximated carrying value at November 30, 2004 and November 30, 2003.

Long-Term Borrowings.    The Company’s long-term borrowings are recorded at historical amounts unless designated as a hedged item in a fair value hedge under SFAS No. 133. The fair value of the Company’s long-term borrowings was estimated using either quoted market prices or discounted cash flow analyses based on the Company’s current borrowing rates for similar types of borrowing arrangements. At November 30, 2004 and November 30, 2003, the carrying value of the Company’s long-term borrowings was approximately $1.2 billion and approximately $0.8 billion, respectively, less than fair value.

22.    Restructuring and Other Charges.

In the fourth quarter of fiscal 2002, the Company recognized restructuring and other charges of $235 million (pre-tax). The charge reflected several actions that were intended to resize and refocus certain business areas in order to address the difficult conditions then existing in the global financial markets. Such conditions, including significantly lower levels of investment banking activity and decreased retail investor participation in the equity markets, had an adverse impact on the Company’s results of operations, particularly in its Institutional Securities and Retail Brokerage businesses.

The fiscal 2002 charge consisted of space-related costs of $162 million and severance-related costs of $73 million. The space-related costs were attributable to the closure or subletting of excess office space, primarily in the U.S. and the U.K., as well as the Company’s decision to consolidate its Retail Brokerage branch locations. The majority of the space-related costs consisted of rental charges and the write-off of furniture, fixtures and other fixed assets at the affected office locations. The severance-related costs were attributable to workforce reductions. The Company reduced the number of its employees by approximately 2,200 during the fourth quarter of fiscal 2002, primarily in the Institutional Securities and Retail Brokerage businesses. The majority of the severance-related costs consisted of severance payments provided to the affected individuals.

At November 30, 2004, the remaining liability associated with these charges was approximately $75 million, which was included in Other liabilities and accrued expenses in the consolidated statement of financial condition. The liability will continue to be reduced as the leases on the office locations referred to above expire.

23.    Investments in Unconsolidated Investees.

The Company invests in unconsolidated investees that own synthetic fuel production plants. The Company accounts for these investments under the equity method of accounting. The Company’s share of the operating losses generated by these investments is recorded within Losses from unconsolidated investees, and the tax credits and the tax benefits associated with these operating losses are recorded within the Company’s Provision for income taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In fiscal 2004, fiscal 2003 and fiscal 2002, the losses from unconsolidated investees were more than offset by the respective tax credits and tax benefits on the losses. The table below provides information regarding the losses from unconsolidated investees, tax credits and tax benefits on the losses:

	Fiscal Year
	2004	2003	2002
	(dollars in millions)
Losses from unconsolidated investees	$328	$279	$77
Tax credits	351	308	109
Tax benefits on losses	132	112	31

IRS field auditors are contesting the placed-in-service date of several synthetic fuel facilities owned by one of the Company’s unconsolidated investees (the “LLC”). To qualify for the tax credits under Section 29 of the Internal Revenue Code, the production facility must have been placed in service before July 1, 1998. The LLC is vigorously contesting the IRS proposed position. If the IRS ultimately prevails, it could have an adverse effect on the Company’s tax liability or results of operations. The Company has recognized cumulative tax credits of approximately $110 million associated with the LLC’s synthetic fuel facilities.

24.    Business Acquisitions and Asset Sales.

On June 3, 2004, the Company completed the acquisition of Barra, a global leader in delivering risk management systems and services to managers of portfolio and firm-wide investment risk. The Company believes that the combination of Morgan Stanley Capital International Inc., a majority-owned subsidiary of the Company, and Barra created a leading global provider of benchmark indices and risk management analytics. Since the date of acquisition, the results of Barra have been included within the Institutional Securities business segment. The acquisition price was $41.00 per share in cash, or an aggregate consideration of approximately $800 million. The Company recorded goodwill and other intangible assets totaling $663 million in connection with the acquisition.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

At June 3, 2004
(dollars in millions)
Cash and cash equivalents	$46
Receivables and prepaid expenses	54
Financial instruments owned	169
Office facilities	6
Other assets	10
Amortizable intangible assets	350
Goodwill	313

Total assets acquired	948
Total liabilities assumed	145

Net assets acquired	$803

The $350 million of acquired amortizable intangible assets include technology-related assets of $222 million (seven-year weighted average useful life), trademarks of $102 million (21-year weighted average useful life) and customer relationships of $26 million (11-year weighted average useful life).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In fiscal 2003, the Company acquired selected components of the U.S. real estate equity advisory businesses of Lend Lease Corporation, an Australia-based company. The financial statement impact related to this acquisition, which is included in the Institutional Securities segment, was not significant.

In fiscal 2002, the Company sold its self-directed online brokerage accounts to Bank of Montreal’s Harrisdirect. The Company recorded gross proceeds of approximately $100 million (included within Other revenues) and related costs of approximately $50 million (included within Non-interest expenses) in the Retail Brokerage segment.

In fiscal 2002, the Company recorded a pre-tax gain of $73 million related to the sale of a 1 million square-foot office tower in New York City. The pre-tax gain is included within the Institutional Securities ($53 million), Retail Brokerage ($7 million) and Asset Management ($13 million) segments. The allocation was based upon occupancy levels originally planned for the building.

The pro forma impact of each of the above business acquisitions was not material to the consolidated financial statements.

On January 12, 2005, the Company completed the acquisition of PULSE EFT Association, Inc. (“PULSE”), an Automated Teller Machine/debit network currently serving banks, credit unions and savings institutions in the U.S. The Company believes that the combination of the PULSE® and Discover Network will create a leading electronic payments company offering a full range of products and services for financial institutions, consumers and merchants. As of the date of acquisition, the results of PULSE will be included within the Discover business segment.

25.    Asset Management and Account Fees.

Prior to the fourth quarter of fiscal 2004, the Company was improperly recognizing certain management fees, account fees and related compensation expense paid at the beginning of the relevant contract periods, which is when such fees were billed. In the fourth quarter of fiscal 2004, the Company changed its method of accounting for such fees to properly recognize such fees and related expenses over the relevant contract period, generally quarterly or annually. As a result of the change, the Company’s results in the fourth quarter of fiscal 2004 included an adjustment to reflect the cumulative impact of the deferral of certain management fees, account fees and related compensation expense paid to representatives. The impact of this change reduced net revenues by $107 million, non-interest expenses by $27 million and income before taxes by $80 million, at both the Company and the Retail Brokerage segment in the fourth quarter of fiscal 2004. Such adjustment reduced net income by approximately $50 million and basic and diluted earnings per share by $0.05.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

26.    Quarterly Results (unaudited).

	2004 Fiscal Quarter(1)				2003 Fiscal Quarter(1)
	First	Second	Third	Fourth	First	Second	Third	Fourth
	(dollars in millions, except per share data)
Total revenues	$9,434	$9,758	$9,788	$10,361	$8,596	$8,211	$8,886	$9,083
Interest expense	2,934	2,910	4,150	4,713	2,800	2,860	3,329	3,704
Provision for consumer loan losses	262	200	240	224	335	309	310	312

Net revenues	6,238	6,648	5,398	5,424	5,461	5,042	5,247	5,067

Total non-interest expenses	4,310	4,721	4,125	3,734	3,813	3,645	3,701	3,498

Income from continuing operations before losses from unconsolidated investees, income taxes and dividends on preferred securities subject to mandatory redemption	1,928	1,927	1,273	1,690	1,648	1,397	1,546	1,569
Losses from unconsolidated investees	93	81	77	77	34	36	105	104
Provision for income taxes	557	548	339	412	540	423	349	395
Dividends on preferred securities subject to mandatory redemption	45	—	—	—	22	40	47	45

Income from continuing operations	1,233	1,298	857	1,201	1,052	898	1,045	1,025
Discontinued operations(4):
Loss from discontinued operations	(12)	(125)	(33)	(2)	(37)	(320)	(17)	(19)
Income tax benefit	5	50	13	1	15	130	7	8

Loss on discontinued operations.	(7)	(75)	(20)	(1)	(22)	(190)	(10)	(11)

Net income	$1,226	$1,223	$837	$1,200	$1,030	$708	$1,035	$1,014

Basic earnings per share(2):
Income from continuing operations	$1.15	$1.20	$0.80	$1.11	$0.98	$0.84	$0.97	$0.95
Loss from discontinued operations	(0.01)	(0.07)	(0.02)	—	(0.02)	(0.18)	(0.01)	(0.01)

Basic EPS	$1.14	$1.13	$0.78	$1.11	$0.96	$0.66	$0.96	$0.94

Diluted earnings per share(2):
Income from continuing operations	$1.12	$1.17	$0.78	$1.09	$0.96	$0.82	$0.95	$0.93
Loss from discontinued operations	(0.01)	(0.07)	(0.02)	—	(0.02)	(0.17)	(0.01)	(0.01)

Diluted EPS	$1.11	$1.10	$0.76	$1.09	$0.94	$0.65	$0.94	$0.92

Dividends to common shareholders	$0.25	$0.25	$0.25	$0.25	$0.23	$0.23	$0.23	$0.23
Book value	$23.75	$24.59	$25.00	$25.95	$20.73	$21.04	$21.79	$22.93
Stock price range(3)	$55.02-61.60	$50.61-62.22	$46.80-54.64	$47.30-53.78	$34.70-45.32	$33.57-47.79	$42.75-49.67	$48.00-57.83

(1)	Certain reclassifications have been made to previously reported quarterly amounts to conform to the current year’s presentation.
(2)	Summation of the quarters’ earnings per common share may not equal the annual amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(3)	Amounts represent the range of closing prices per share on the New York Stock Exchange for the periods indicated. The number of shareholders of record at November 30, 2004 approximated 125,000. The number of beneficial owners of common stock is believed to exceed this number.
(4)	See Note 27 for a discussion of subsequent events.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

27.    Subsequent Events.

Discontinued Operations.

On August 17, 2005, the Company announced that its Board of Directors had approved management’s recommendation to sell the Company’s aircraft leasing business. In connection with this action, the aircraft leasing business was classified as “held for sale” under the provisions of SFAS No. 144 in the third quarter of fiscal 2005. The results of the aircraft leasing business have been reported as discontinued operations in the Company’s consolidated financial statements for all periods presented. The Company recognized a charge of approximately $1.7 billion ($1.0 billion after tax) in the quarter ended August 31, 2005 to reflect the writedown of the aircraft leasing business to its estimated fair value.

The table below provides information regarding the pre-tax loss on discontinued operations and the aircraft impairment charges that are included in these amounts (dollars in millions):

	Fiscal Year
	2004	2003	2002
Pre-tax loss on discontinued operations	$172	$393	$138
Aircraft impairment charges	109	287	74

The pre-tax loss on discontinued operations for fiscal 2003 also included a $36 million charge to adjust the carrying value of previously impaired aircraft to market value (see Note 18).

Business Segments.

Beginning in the third quarter of fiscal 2005, the Company renamed three of its business segments. The Individual Investor Group was renamed “Retail Brokerage,” Investment Management was renamed “Asset Management” and Credit Services was renamed “Discover.” In addition, beginning in the third quarter of fiscal 2005, the principal components of the residential mortgage loan business previously included in the Discover business segment are managed by and included within the results of the Institutional Securities business segment. The consolidated financial statements have been revised to reflect these changes for all periods presented.